                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        MIDLAND FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Elena Barham
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
          5,563,923
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $9.00 is the agreed upon price per share as set forth in the Agreement
          ----------------------------------------------------------------------
          and Plan of Merger
          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          $50,075,307
          ----------------------------------------------------------------------

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials:

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:   $10,015
                                    -------------------

     (2)  Form, Schedule or Registration Statement No.:
          Schedule 14A (Preliminary)
          ---------------------------

     (3)  Filing Party:  Registrant
                         ---------------------------

     (4)  Date Filed:  November 27, 1996
                       ---------------------------

                          MIDLAND FINANCIAL GROUP, INC.
                               825 Crossover Lane
                            Memphis, Tennessee 38117
February 7, 1997

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Midland Financial Group, Inc. ("Midland"), which will be held on Friday, March 7, 1997, at the Company's offices at 825 Crossover Lane, Suite 112, Memphis, Tennessee 38117 at 9:00 a.m., Central time (the "Special Meeting").

     At this meeting, you will be asked to consider and vote upon a proposed merger (the "Merger") involving Midland and The Progressive Corporation ("Progressive"), pursuant to which TPC Acquisition Corporation, a wholly-owned subsidiary of Progressive ("Merger Sub"), will be merged with and into Midland. Upon consummation of the Merger, Midland will be the surviving company as a wholly-owned subsidiary of Progressive, and each share of common stock, par value $1.00 per share, of Midland ("Common Stock"), will be converted into the right to receive from Progressive $9.00 in cash.

     Midland's Common Stock is traded on the Nasdaq National Market under the symbol "MDLD." On February 4, 1997, the high and low sales prices of such Common Stock were $8.37 and $8.84, respectively.

     The Merger is more fully described in the accompanying Proxy Statement and a copy of the Agreement and Plan of Merger dated as of November 6, 1996 (the "Merger Agreement") is set forth as Appendix A to the accompanying Proxy Statement.

     THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF MIDLAND AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     All shareholders are invited to attend the Special Meeting in person. Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of Common Stock.

     The accompanying Proxy Statement provides detailed information concerning the Merger and certain additional information. You are urged to read and carefully consider this information. Also enclosed are copies of Midland's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.

     Because of the significance of the proposed transaction to Midland, your participation in the meeting, in person or by proxy, is especially important.

     In order that your shares may be represented at the Special Meeting, you are urged promptly to complete, sign, date and return the accompanying proxy card in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting in person, you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                   Sincerely,





                                   Joseph W. McLeary
                                   Chairman and Chief Executive Officer

                          MIDLAND FINANCIAL GROUP, INC.

                          ----------------------------

                                    NOTICE OF

                         SPECIAL MEETING OF SHAREHOLDERS


                           To Be Held on March 7, 1997

                          ----------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Midland Financial Group, Inc. ("Midland") will be held on Friday, March 7, 1997 at the Company's offices at 825 Crossover Lane, Suite 112, Memphis, Tennessee 38117 at 9:00 a.m., Central time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 6, 1996 (the "Merger Agreement") among Midland, The Progressive Corporation ("Progressive") and TPC Acquisition Corporation ("Merger Sub") and the transactions contemplated thereby, a copy of which is set forth as Appendix A to the attached Proxy Statement. The Merger Agreement provides for, among other things, the proposed merger of Merger Sub, a Tennessee corporation, that is a wholly-owned subsidiary of Progressive, with and into Midland (the "Merger") with Midland to be the surviving corporation in the Merger; and

     2. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on January 13, 1997, are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

     Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Midland common stock.

     THE BOARD OF DIRECTORS OF MIDLAND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

                                       BY ORDER OF THE BOARD
                                       OF DIRECTORS



                                       ELENA BARHAM
                                       Secretary
Memphis, Tennessee
February 7, 1997

                                 PROXY STATEMENT

                          MIDLAND FINANCIAL GROUP, INC.
               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH 7, 1997

     This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Midland Financial Group, Inc. ("Midland"), to be used at the Special Meeting of Shareholders of Midland to be held on March 7, 1997 at 9:00 a.m., Central time (the "Special Meeting"). This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about February 7, 1997.

     At the Special Meeting, shareholders will consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of November 6, 1996 (the "Merger Agreement"), among The Progressive Corporation ("Progressive"), Midland and TPC Acquisition Corporation, a wholly-owned subsidiary of Progressive ("Merger Sub"). The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into Midland. Upon the effectiveness of the Merger, Midland will be the surviving corporation as a wholly-owned subsidiary of Progressive (the "Surviving Corporation").

     Pursuant to the terms of the Merger Agreement, upon the effectiveness of the Merger (the "Effective Time"), each share of common stock, $1.00 par value per share, of Midland (the "Common Stock") outstanding prior to the Effective Time will be converted into a right to receive from Progressive $9.00 in cash (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Appendix "A" and is incorporated herein by reference.

     THE BOARD OF DIRECTORS OF MIDLAND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

     Only shareholders of record at the close of business on January 13, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 5,550,198 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business thereat. An "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Merger Agreement. Broker "non-votes" will not be considered present for quorum purposes and will have the same effect as a vote "against" the proposal to approve the Merger Agreement. A "broker non-vote" refers to shares represented at the Special Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on such matter.

     If the accompanying proxy card is executed and returned, it will be voted at the Special Meeting in accordance with the specifications made thereon, or if no specifications are made, will be voted for approval of the Merger Agreement and for approval of the other business presented at the Special Meeting; however, a proxy may be revoked at any time before it is voted by submission of a written revocation to Midland, by the return of a new proxy to Midland or by the shareholder's personal vote at the Special Meeting. A written revocation or new proxy may be sent to Midland at 825 Crossover Lane, Memphis, Tennessee 38117
Attention: Secretary, and must be received prior to the Special Meeting. No special form of revocation is required. The presence of a shareholder at the Special Meeting does not automatically revoke his proxy.


     SHAREHOLDERS ARE REQUESTED TO PROMPTLY SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE, EVEN IF THEY PLAN TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     The Merger will be a taxable transaction to shareholders of Midland for federal income tax purposes.
                               ------------------

                                     SUMMARY

The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and in the attached Appendices. Shareholders are urged to read carefully this Proxy Statement and the attached Appendices in their entirety.

THE SPECIAL MEETING AND REQUIRED VOTE

     The Special Meeting of Midland shareholders will be held on Friday, March 7, 1997, at the Company's offices at 825 Crossover Lane, Suite 112, Memphis, Tennessee 38117 at 9:00 a.m., Central time. Only holders of record of Common Stock at the close of business on January 13, 1997 (the "Record Date"), will be entitled to vote at the Special Meeting. On the Record Date, there were issued and outstanding 5,550,198 shares of Common Stock held by 91 holders of record. Each such share is entitled to one vote on each matter which is brought before the shareholders at the Special Meeting.

     At the Special Meeting, the shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of Merger Sub with and into Midland, with Midland being the Surviving Corporation. Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock.

     As of the Record Date, directors and executive officers of Midland owned beneficially an aggregate of 1,050,390 shares of Common Stock, or approximately 18.9% of the shares of Common Stock outstanding and entitled to vote on such date.

     As of the Record Date, Progressive, through a wholly owned subsidiary, owned beneficially an aggregate of 460,500 shares of Common Stock, or approximately 8.3% of the shares of Common Stock outstanding on such date. Progressive may purchase additional shares of Common Stock after the date hereof, although Progressive will not be eligible to vote such shares at the Special Meeting since any additional shares purchased will not have been owned by Progressive on the Record Date.

     The directors and executive officers of Midland and representatives of Progressive have indicated they will vote all of the shares of Common Stock they own as of the Record Date, representing approximately 27.2% of the outstanding shares of Common Stock, for the approval of the Merger Agreement.

THE MERGER

Parties to the Merger

     Midland. Midland, through Midland Risk Insurance Company and Specialty Risk Insurance Company, its wholly-owned property and casualty insurance subsidiaries, specializes in the underwriting, marketing and servicing of non-standard personal automobile insurance. Through its Auto 13 program, Midland also provides automobile insurance for individuals who file for bankruptcy protection.

     Midland underwrites and markets its products through a branch office network with three major company-owned regional offices and through three independently owned general agencies, which use approximately 8,500 independent agents. Midland conducts its business in 20 states, primarily in the southern and western United States.

     Midland's principal executive offices are located at 825 Crossover Lane, Memphis, Tennessee 38117 and its telephone number is (901) 680-9100. For more information about Midland, reference is made to Midland's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended, which are being mailed to shareholders together with this Proxy Statement.

         Progressive. Progressive is an insurance holding company which, through its subsidiaries, provides personal automobile insurance and other specialty property-casualty insurance and related services throughout the United States and in Canada.

     Progressive's core business writes insurance for private passenger automobiles, recreational vehicles and small fleets of commercial vehicles. These products are marketed through a network of more than 30,000 independent insurance agents, intermediaries such as employers, other insurance companies and national insurance brokerages, and direct to customers through employed sales people, owned insurance agencies and by direct mail, television and radio advertising.

     In addition, Progressive's diversified businesses provide financial institution customers with physical damage insurance and related tracking services to protect their interests in loan collateral as well as officers and directors liability and employee dishonesty insurance, and manage involuntary Commercial Auto Insurance Procedures which have been established in various states for commercial risks.

     Progressive's principal executive offices are located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 and its telephone number is (216) 446-2851.

     Merger Sub. Merger Sub is a wholly-owned subsidiary of Progressive which was formed for the sole purpose of effecting the Merger. Merger Sub's principal executive offices are located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 and its telephone number is (216) 446-2851.

Merger Consideration

     The Merger Agreement provides that each share of Common Stock issued and outstanding prior to the Effective Time will be converted in the Merger into a right to receive from Progressive $9.00 in cash. Upon consummation of the Merger, holders of Common Stock will cease to hold shares in Midland and will not acquire any common shares of Progressive ("Progressive Common Shares") as a result of the Merger.

Rationale for the Merger

     On February 26, 1996, Midland entered into an Agreement and Plan of Merger (the "Danielson Merger Agreement") with Danielson Holding Corporation ("Danielson") under which Mission Sub E, Inc., a wholly-owned subsidiary of Danielson, would merge into Midland (the "Danielson Transaction"). Under the terms of the Danielson Merger Agreement, Midland shareholders were to receive, as merger consideration, a combination of cash, preferred stock of Danielson, and common stock of Danielson, with each shareholder to elect as to the form of merger consideration to be received. The nominal value of the merger consideration for the Danielson Transaction was $14.50 for each share of Midland common stock, based on valuation provisions agreed upon in the Danielson Merger Agreement. The Danielson Transaction was subject to a number of conditions, including a successful common stock offering by Danielson to raise not less than $55.5 million to pay the cash portion of the merger consideration. Two Danielson executives and Charles H. Gray, III, Midland's President and Chief Operating Officer, were killed on July 17, 1996 when TWA Flight No. 800 crashed. Following the deaths of the Danielson executives and Mr. Gray, the Danielson Transaction was terminated on July 24, 1996 by mutual agreement of Midland and Danielson.

     On August 9, 1996, the Board of Directors of Midland (the "Board" or the "Midland Board") reviewed Midland's operational issues and general situation including management succession issues, issues regarding certain product lines, its banking relationship and the future operations of Midland. The Board reviewed the need to fill the vacancy caused by the death of Mr. Gray and to determine how to provide for management succession in the future. The Board reviewed the operational and underwriting changes which Midland had made to address the causes of the 1995 net losses of $10.1 million and the extent to which Midland had properly reserved for losses in product lines. The Board observed that pursuant to its amended loan agreement with its lender, a principal payment of $10 million would be due in March 1997, and the Board considered the prospects of obtaining regulatory approval for the declaration of dividends by Midland's subsidiaries necessary to fund such payment. Additionally, the Board reviewed the February 1996 downgrading by A.M. Best of Midland Risk Insurance Company and Specialty Risk Insurance Company, subsidiaries of Midland, from B+ (Very Good) to B (Adequate). At the time of the downgrading, A.M. Best placed the ratings under review, pending the outcome of the Danielson Transaction and had indicated that it viewed the Danielson Transaction favorably and that it expected to upgrade the ratings to B+ (Very Good) if the transaction were consummated. After the Danielson Transaction was terminated, A.M. Best had indicated it would continue to monitor Midland, review any management changes and review the third quarter results when they were available. The Board also discussed the potential actions which could be initiated by the state regulatory authorities following a potential downgrading by A.M. Best and Midland's potential inability to make the principal payment on its debt due in March 1997.

     In light of the foregoing, the Board decided to explore possible strategic alternatives including a minority investment and a merger or a sale of Midland. After two months of soliciting expressions of interest from and discussions with a number of companies, Midland reached an agreement in principle with an investor who would make a loan to Midland and receive warrants to purchase Common Stock. Subsequently on October 31, 1996, Midland management was advised by its staff actuary of adverse development in its loss and loss adjustment expense reserves and management determined that Midland would incur a loss in its third quarter in a material amount, which was later identified as $3 to $4 million. The Midland Board then concluded that the proposed investment was inadequate to address Midland's circumstances in order to return Midland to profitability. After considering all the alternatives the Board believed were available, including continuing to operate Midland on a stand-alone basis, the Board viewed the Merger as the transaction which would provide Midland shareholders with the best value reasonably available. See "The
Merger - Background of the Merger."

Recommendation of the Board of Directors

     The Board believes that the Merger is fair to, and in the best interests of, Midland and its shareholders. The Board has approved the Merger Agreement and recommends that the shareholders of Midland vote FOR approval of the Merger Agreement. For a discussion of the factors considered by the Board in reaching its decision, see "The Merger - Reasons for the Merger; Recommendation of the Board."

Opinion of Midland's Financial Advisor

     The Robinson-Humphrey Company, Inc. ("R-H"), has acted as one of the financial advisors to Midland in connection with the Merger. On November 5, 1996, the date on which the Board approved the Merger, R-H delivered an oral opinion to the Board to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the holders of the Common Stock. R-H has confirmed such opinion by delivery of a written opinion to that effect dated the date of this Proxy Statement. The full text of the written opinion of R-H dated the date of this Proxy Statement which sets forth the assumptions made, matters considered and limitations on the review undertaken by R-H, is attached as Appendix B to this Proxy Statement and should be read carefully in its entirety. See "The Merger - Opinion of Midland's Financial Advisor."

Regulatory Approvals Required

     The Merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), by the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ"). On December 9, 1996, Midland and Progressive were notified that early termination of the requisite waiting period under the HSR Act was granted effective as of such date. The Merger is also subject to, among other approvals, the prior approval of insurance regulatory authorities in the States of Tennessee and California. The Tennessee Department of Commerce and Insurance (the "Tennessee Department") and the California Department of Insurance (the "California Department") have both approved the application. See "The Merger - Regulatory Approvals."

Conditions to the Merger

     In addition to obtaining requisite shareholder and regulatory approvals, the obligations of Progressive and Midland to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, among other things, the obtaining of required third party consents, the receipt of customary legal opinions, the truth and correctness of representations and warranties set forth in the Merger Agreement and the absence of certain material adverse changes with respect to Midland. See "The Merger Agreement Conditions to the Merger."

Certain Covenants

     The Merger Agreement contains various covenants of Progressive and Midland with respect to certain matters in the period prior to the Effective Time. Midland has agreed to conduct its business and operations prior to the Effective Time in the ordinary course consistent with past practices, except as contemplated by the Merger Agreement, but not take certain actions without the prior written consent of Progressive. Midland has also agreed to hold a meeting of its shareholders at which the Board will recommend approval and adoption by the Midland shareholders of the Merger Agreement and the Merger. Additionally, Midland has agreed that, except as required to comply with the fiduciary duties of the Board, it will not solicit other transactions similar to the Merger. Both Progressive and Midland have agreed, among other things, to take all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and cooperate to make certain filings and obtain certain consents with respect to the Merger. See "The Merger Agreement - Covenants; Additional Covenants."

Termination, Break-up Fees and Expenses

     The Merger Agreement may be terminated by either Midland or Progressive if the Merger has not been consummated by April 30, 1997, unless extended by the agreement of the Midland Board and the Board of Directors of Progressive ("Final Termination Date"), or at any time by mutual consent. In addition, the Merger Agreement may be terminated prior to such date (a) by either party if (i) the other party materially breaches a representation, warranty or covenant contained in the Merger Agreement and fails to cure such breach in a timely manner or (ii) the requisite vote of the shareholders is not obtained at the Special Meeting or
(b) by Progressive, if the recommendation of the Midland Board is withdrawn or modified in any manner which is adverse to Progressive, or (c) by Midland, if the Midland Board has withdrawn its recommendation to the Midland shareholders after having determined such action is necessary in order for the Board to act in a manner consistent with its fiduciary obligations under existing laws (See "The Merger Agreement - No Solicitation; Transaction Moratorium").

     In the event the Merger Agreement is terminated (a) by Progressive because Midland has failed to perform any material covenant or obligation before or on the Final Termination Date, (b) by Progressive if the Midland Board withdraws its recommendation to the shareholders, (c) by either party if the requisite shareholder vote is not obtained, (d) by Progressive if Midland is in material breach of a representation, warranty or covenant which breach is not timely cured, or (e) by either party if Midland terminates the Merger Agreement because of a proposal for an Acquisition Transaction (as defined in the Merger Agreement), then Midland is required to reimburse Progressive for its expenses in an amount up to $1 million. Midland has agreed to pay Progressive an additional $1.75 million if the Merger Agreement is terminated upon the occurrence of any of the events described in this paragraph and within 12 months of such termination (i) it is publicly announced that Midland will enter into an Acquisition Transaction (as defined in the Merger Agreement), (ii) Midland consummates an Acquisition Transaction, or (iii) Midland enters into an agreement with respect to an Acquisition Transaction. Additionally, if Midland terminates the Merger Agreement because Progressive has not performed any material covenant or obligation, then Progressive is required to reimburse Midland for its expenses in an amount up to $1 million. See "The
Merger - Agreement Termination; Break-up Fees and Expenses."

Certain Federal Income Tax Consequences

     The Merger will be a taxable transaction to shareholders of Midland for federal income tax purposes. All Midland shareholders should read carefully the discussion under "Certain Federal Income Tax Consequences" and are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local or any other applicable tax laws.

Interests of Certain Persons in the Merger

     Midland's management and certain members of the Board may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Midland generally and which may create potential conflicts of interest. These interests include, among others, receipt of financial advisory fees and provisions in the Merger Agreement with respect to continued employment, employee stock options, other employee benefits, indemnification and insurance and severance benefits.

     Each of Elena Barham, Senior Vice President and Chief Financial Officer, and James E. Farmer, Vice President-Underwriting, has executed a new employment agreement with Midland which will become effective at the Effective Time. Each of these agreements provides for a three-year term with total compensation for the three years of $600,000 and nonforfeitable options to purchase 3,500 Progressive Common Shares. See "The Merger - Interests of Certain Persons in the Merger - Employment Agreements."

     Midland has entered into severance compensation agreements with Joseph W. McLeary, Chairman and Chief Executive Officer, and Philip R. Zanone, Vice Chairman and Chief Investment Officer, which are effective only upon consummation of the Merger pursuant to which, among other things, each will be paid an aggregate amount of $500,000 through the year ending December 31, 1998. See "The Merger - Interests of Certain Persons in the Merger - Severance Agreements."

     Croft & Bender will receive a fee of $250,000 in connection with its services to Midland as a financial advisor. Theodore J. Bender, III, a director of Midland, is a principal in such firm. See "The Merger - Interests of Certain Persons in the Merger - Financial Advisor Fee."

No Dissenters' Rights

     Under Tennessee law, the holders of the Common Stock are not entitled to dissenters' rights in connection with the Merger. See "The Merger - No Dissenters' Rights."

MARKET PRICE OF COMMON STOCK

     The high and low sale prices per share of Common Stock as of November 5, 1996, the last business day preceding public announcement of the execution of the Merger Agreement, were $7.00 and $6.75, respectively. On February 4, 1997, the high and low sales prices of the Common Stock were $8.37 and $8.84, respectively.

SELECTED FINANCIAL DATA

     Set forth below is certain interim unaudited consolidated selected financial information for Midland as of and for the nine months ended September 30, 1996. This information should be read in conjunction with the historical consolidated financial statements of Midland which are either incorporated herein by reference or delivered herewith. The interim financial data, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                                                    Nine Months Ended September 30,
                                                    -------------------------------
                                                           1996              1995
                                                 ----------------------  -------------
                                                 (Dollars in thousands)
STATEMENT OF INCOME DATA:
Gross premiums written                                   $146,668          $164,420
Net premiums written                                       90,494           138,408
Premiums earned                                           107,948           132,848
Total income (loss)                                       124,127           148,882
Net income (loss)                                          (2,487)             (320)
Net income (loss) available to stockholders                (2,487)             (320)

Cash dividends per share                                      -0-               .15
Weighted average shares outstanding                         5,547             5,458
SELECTED GAAP RATIOS:
Loss ratio                                                  90.1%             81.6%
Expense ratio                                               23.4%             26.0%
                                                           -----             -----
Combined ratio                                             113.5%            107.0%
                                                           =====             =====

                                                    September 30, 1996    December 31, 1995
                                                    ------------------    -----------------
BALANCE SHEET DATA:
Total investments, cash and equivalents                  $152,666              $174,803
Total assets                                              285,244               283,531
Notes payable and other debt                               23,000                27,000
Stockholders' equity                                       46,922                48,845
Book value per share                                         8.46                  9.06



RECENT DEVELOPMENTS

     The Company has amended its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996 to reflect the effect of the inadvertent omission of certain loss data from the actuarial analysis performed as of March 31 and June 30, 1996, aggregating approximately $3.3 million of incurred commercial automobile liability losses and loss adjustment expenses. The Company had recorded an increase of $6 million to its reserves in its initial report of financial results for the quarter ended September 30, 1996. The Company has now restated its quarterly unaudited consolidated financial statements (i) for the quarter ended September 30, 1996 to reflect a reduction of incurred losses and loss adjustment expenses of $3.3 million and (ii) for the quarter ended March 31, 1996 and the six months ended June 30, 1996, to reflect an increase of an aggregate of $3.3 million of incurred losses and loss adjustment expenses. Results for the nine months ended September 30, 1996, are unchanged.

     At September 30, 1996, the Company was in default of certain financial covenants under its bank credit facility. The lender has requested to be paid in full at March 31, 1997. Due to the current dividend restrictions on the Company's insurance subsidiaries, the Company will be unable to meet its 1997 debt service requirements without receiving special regulatory approval to dividend capital out of its subsidiaries to the Company. Management anticipates that the Progressive transaction will be consummated and the debt paid prior to March 31, 1997. See "The Merger - Reasons for the Merger; Recommendation of the Board."

                                  INTRODUCTION

MEETING OF SHAREHOLDERS

     This Proxy Statement is being furnished to the holders of Common Stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting to be held at 9:00 a.m., Central time, on Friday, March 7, 1997, at the Company's offices at 825 Crossover Lane, Suite 112, Memphis, Tennessee 38117, and at any adjournments thereof. The Board has fixed the close of business on January 13, 1997, as the Record Date for determining the shareholders of Midland entitled to notice of and to vote at the Special Meeting. This Proxy Statement and the enclosed proxy are first being sent to holders of Common Stock on or about February 7, 1997.

PURPOSE OF MEETING

     At the Special Meeting, Midland's shareholders will consider and vote upon
(i) the approval and adoption of the Merger Agreement and (ii) such other business as may properly come before the Special Meeting or any adjournments thereof.

VOTING REQUIREMENTS AT MEETING

     At the Special Meeting, approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The presence at the Special Meeting, in person or by proxy, of the holders of 2,775,100 of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business by such holders at the Special Meeting. On the Record Date, there were 5,550,198 outstanding shares of Common Stock, each holder of which is entitled to one vote per share with respect to each matter to be voted on at the Special Meeting. Midland has no class or series of stock outstanding other than Common Stock entitled to vote at the Special Meeting or otherwise entitled to vote with respect to the Merger Agreement.

     An "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Merger Agreement. Broker "non-votes" will not be considered present for quorum purposes and will have the same effect as a vote "against" the proposal to approve the Merger Agreement. A "broker non-vote" refers to shares represented at the Special Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on such matter.

     As of the Record Date, directors and executive officers of Midland owned beneficially an aggregate of 1,050,390 shares of Common Stock, or approximately 18.7% of the shares of Common Stock outstanding and entitled to vote on such date.

     As of the Record Date, Progressive owned beneficially an aggregate of 460,500 shares of Common Stock, or approximately 8.3% of the shares of Common Stock outstanding on such date. Progressive may purchase additional shares of Common Stock after the Record Date, although Progressive will not be eligible to vote such shares at the Special Meeting since the additional shares will not have been owned by Progressive on the Record Date.

     The directors and executive officers of Midland and representatives of Progressive have indicated they will vote all of the shares of Common Stock they own as of the Record Date, representing approximately 27.2% of the outstanding shares of Common Stock, for the approval of the Merger Agreement.

PROXIES

     All proxies that are properly executed by holders of Common Stock and received by Midland prior to the Special Meeting will be voted in accordance with instructions noted thereon. Any proxy that does not specify to the contrary will be voted in favor of approval and adoption of the Merger Agreement. Any holder of Common Stock who submits a proxy will have the right to revoke it, at any time before it is voted, by filing with the Secretary of Midland written notice of revocation or a duly executed later-dated proxy, or by attending the Special Meeting and voting such Common Stock in person.

     It is important that proxies be returned promptly. Shareholders who do not expect to attend the Special Meeting in person are urged to mark, sign and date the accompanying proxy card and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

                                   THE MERGER

GENERAL

     This section of the Proxy Statement describes certain aspects of the Merger, the Merger Agreement and other related matters. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety.

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, including but not limited to the receipt of all necessary third party, regulatory and shareholder approvals, Merger Sub will be merged with and into Midland. Midland will survive the Merger as a wholly-owned subsidiary of Progressive. As a result of the Merger, each share of Common Stock outstanding prior to the Effective Time will be converted into the right to receive from Progressive $9.00 in cash. Upon consummation of the Merger, holders of Common Stock will cease to hold shares in Midland and will not acquire any Progressive Common Shares as a result of the Merger.

BACKGROUND OF THE MERGER

     On February 26, 1996, Midland entered into the Danielson Merger Agreement with Danielson. Under the terms of the Danielson Merger Agreement, Midland shareholders were to receive, as merger consideration, a combination of cash, preferred stock of Danielson, and common stock of Danielson, with each shareholder to elect as to the form of merger consideration to be received. The nominal value of the merger consideration for the Danielson Transaction was $14.50 for each share of Midland common stock, based on valuation provisions agreed upon in the Danielson Merger Agreement. The Danielson Transaction was subject to a number of conditions, including a successful common stock offering by Danielson to raise not less than $55.5 million to pay the cash portion of the merger consideration. Two Danielson executives and Charles H. Gray, III, Midland's President and Chief Operating Officer, were killed on July 17, 1996 when TWA Flight No. 800 crashed. Following the deaths of the Danielson executives and Mr. Gray, the Danielson Transaction was terminated on July 24, 1996 by mutual agreement of Midland and Danielson.

     On August 9, 1996, a special meeting of the Board was held to review Midland's operational issues and general situation including management succession issues, issues regarding certain product lines, its banking relationship and the future operations of Midland. The Board discussed the need to fill the vacancy in management caused by the death of Mr. Gray in July 1996 and to determine how to provide for management succession in the future. The Board reviewed Midland's net loss of $10.1 million for the year ended December 31, 1995, which it believed was primarily attributable to pricing inadequacies relating to full coverage programs in Arizona and California and inefficient claims handling in those states. The Board discussed the operational and underwriting changes which Midland had made to address the causes of the 1995 losses and the extent to which losses in product lines were properly reserved. The Board observed that pursuant to its amended loan agreement with its lender, a principal payment of $10 million is due in March 1997, and the Board considered the prospects of obtaining regulatory approval for the declaration of dividends by Midland's subsidiaries necessary to fund such payment.

     Additionally, the Board reviewed the February 1996 downgrading by A.M. Best of Midland Risk Insurance Company and Specialty Risk Insurance Company, subsidiaries of Midland, from B+ (Very Good) to B (Adequate). At the time of the downgrading, A.M. Best placed the ratings under review, pending the outcome of the Danielson Transaction. A.M. Best had indicated that it viewed the Danielson Transaction favorably and that it expected to upgrade the ratings to B+ (Very
Good) if the transaction were consummated. Conversely, A.M. Best had indicated that the ratings would be under significant downward pressure if the Danielson Transaction were not completed. A.M. Best ratings, which range from A++ (Superior) to F (In Liquidation), reflect such rating agency's independent opinion of a company's financial strength and ability to meet its obligations to policyholders. Such ratings are based on a comparative analysis of the financial condition and operating performance of insurance companies as determined by their publicly available reports. After the Danielson Transaction was terminated, A.M. Best had indicated it would continue to monitor Midland, review any management changes and review the third quarter results when they were available. The Board believed a further downgrading by A.M. Best would negatively impact Midland's relationship with its agency force and result in a significant loss of some of Midland's most profitable business. The Board also discussed the potential actions which could be initiated by state regulatory authorities following a potential downgrading by A.M. Best and about its potential inability to make the principal payment on its debt due in March 1997.

     In light of the foregoing, the Board decided to explore possible strategic alternatives including a minority investment and a merger or a sale of Midland and authorized the engagement of Theodore J. Bender, III, a member of the Board and a principal in Croft & Bender, LLC ("Croft & Bender"), as a financial advisor to Midland, to work with Midland's other financial advisor, R-H. Mr. Bender formerly had been employed by R-H and, as a Managing Director of R-H, had supervised R-H's financial advisory services for Midland, including services for the Danielson Transaction. In order to provide continuity and to take advantage of Mr. Bender's previous experience as a financial advisor to Midland, the Board determined to engage Croft & Bender. Although the Board did not consider the engagement of Croft & Bender as a potential conflict of interest, Mr. Bender indicated that he would abstain from voting on any resulting proposal considered by the Board.

     At the time of its decision to explore possible transactions, the Board specifically determined that no decision had been made as to any preferred form of transaction or that Midland would agree to enter into any transaction. The Board authorized Croft & Bender to identify and contact companies which might be interested in investing in Midland or acquiring Midland by sale or merger. The Board did not impose any restrictions or provide any criteria for identifying potential candidates. Subsequent to this meeting, approximately 19 companies were contacted by Croft & Bender and/or Midland senior management to determine if they had an interest in a transaction with Midland and, if so, whether the form of a potential transaction would be a merger with, acquisition of or a minority investment in Midland. Croft & Bender identified companies which were either engaged in the non-standard automobile insurance business or known to Croft & Bender to have an interest in acquiring or investing in a company engaged in the non-standard automobile insurance business and companies with acquisition or investment strategies which indicated they might have a potential interest in an investment in or acquisition of Midland. R-H was not involved in the initial contacts with these companies because Mr. Bender had previously been the primary contact representing Midland's financial advisor while he was at R-H, and the Board wanted one person to make the contacts so as not to duplicate the efforts of its financial advisors. R-H responded to the extent any financial analysis or other additional information were necessary. Of the approximately 19 companies initially contacted, ten companies indicated a preliminary interest and, following execution of a confidentiality agreement, were provided information concerning Midland.

     On September 17, 1996, at a special meeting of the Board, Mr. Bender reviewed the status of discussions with the ten potentially interested companies including the preliminary structure for each possible transaction. Mr. Bender reported that an initial meeting had been held with three of the companies, two meetings had been held with five of the companies and three meetings had been held with one of the companies. No meeting had been held with one of the companies. He also reported that three of the companies had indicated a potential interest in making an investment in Midland, three were potential buyers of Midland, three were uncertain as to whether they would be interested in buying Midland or investing in Midland and one was uncertain whether it would propose a transaction in the form of a merger with or a purchase of Midland.

     At this meeting, R-H made a presentation which included (a) an overview of Midland's financial results for the three year period 1993 to 1995 and for the six months ended June 30, 1996; (b) a summary of management's forecast for the period 1996-1998 and the basis for the key assumptions to such forecasts; (c) a review of the pro forma financial statements giving effect to various potential minority investments in Midland; (d) an analysis of Midland's stock price and trading volume over the prior 12 month period; (e) an analysis of current stock market information for selected publicly traded insurance companies which R-H deemed comparable; and (f) a summary of merger and acquisition transactions in the non-standard automobile insurance industry.

     After Mr. Bender's and R-H's presentations, the Board decided to pursue discussions with all interested parties and to focus on discussions with four of the companies which had indicated the strongest interest and whose preliminary indications of transaction terms were the most attractive to Midland. Subsequent to the Board meeting, R-H identified four additional prospects and management and Mr. Bender decided to contact each of them to determine if any of them were interested. Ten companies conducted on-site due diligence of Midland.

     After completion of due diligence by each of the companies, four companies elected to continue discussions. One company ("Company A") was interested in a potential merger of Company A and Midland. Messrs. McLeary, Zanone and Bender met with representatives of Company A at the offices of Company A on August 20, 1996, to discuss a potential merger of Midland and Company A. Also present at the meeting were the financial advisors of Company A. At this first meeting, discussion centered on the terms and conditions of a potential merger. Subsequent meetings were held at the offices of Midland in Memphis, Tennessee, on September 9 and 25, 1996, at which time discussions continued regarding the terms and conditions of a potential merger.

     Company B was interested in making a minority investment in the form of a loan or making a loan and arranging a bank loan in an aggregate amount sufficient to enable Midland to pay in full its existing bank debt and receiving warrants to purchase Common Stock as additional consideration for making the loan. Messrs. McLeary, Zanone and Bender met with representatives of Company B at the offices of Company B on August 28, 1996, at which time the discussion consisted primarily of providing introductory information about Midland to Company B. There were no other meetings. However, thereafter and until October 15, 1996, Mr. McLeary spoke with representatives of Company B by telephone about various aspects of the proposed financing. American Financial Group, Inc. ("AFG"), was also interested in making a minority investment in the form of a loan transaction involving the issuance of warrants as additional compensation. Messrs. McLeary and Zanone met with representatives of AFG in Cincinnati, Ohio, on September 5 and October 16, 1996, to discuss the terms and conditions of AFG's proposed investment in Midland.

     The fourth company, Progressive, was interested in purchasing all of the stock of Midland for a combination of cash and Progressive Common Shares. On August 27, 1996, preliminary discussions regarding the terms of a potential proposal from Progressive were held at Midland's offices in Memphis, Tennessee and were attended by Messrs. McLeary, Zanone, Farmer and Ms. Barham of Midland and Chuck Chokel, Chief Financial Officer, and Edward Combs, General Manager-Midcontinent Region, of Progressive.

     A special meeting of the Midland Board was scheduled for October 24, 1996 to review the proposals from these four companies and to determine if any of the proposals were acceptable. On October 21, 1996, Company B advised Midland that it did not intend to pursue further discussions. Prior to the October 24, 1996, Midland Board meeting, Company A, AFG and Progressive submitted drafts of transaction documents which were distributed to the members of the Midland Board. Financial and general information as to Company A, AFG and Progressive were also provided to the Board prior to the meeting.

     On October 24, 1996, the Board met to consider the three proposed transactions. Mr. Bender and representatives of R-H presented the financial terms of each of the three transactions and, together with management, reviewed management's forecast for Midland. Company A proposed a merger pursuant to which Midland and Company A would merge and holders of Company A stock would receive shares of Midland Common Stock at a conversion ratio of 1.3 shares of Midland Common Stock for each share of Company A stock, which proposal valued Company A stock at an approximately 30% premium to the then current market price of Company A stock. In addition, Company A proposed to escrow $10-12 million of Common Stock held by Midland shareholders to be sold in the event additional loss reserves were needed.

     Progressive's initial proposal was a purchase of 100% of the Common Stock of Midland at $10.50 per share. The consideration was to consist of 80% of Progressive Common Shares and 20% cash. The offer was contingent upon Progressive's execution of a satisfactory agreement with National Specialty Lines ("NSL"), Midland's general agent located in Miami, Florida, and agreements with management of Midland satisfactory to Progressive.

     Under the AFG proposal (the "AFG Transaction"), AFG agreed to lend Midland $20 million for a term of five years at a fixed interest rate of 9% per annum, subject to Midland's right to extend the maturity date for two years, with an increase in the interest rate to 11% per annum. AFG was to receive warrants with a term of seven years to purchase 2,105,000 shares of Common Stock for $9.50 per share.

     After discussion of each of the three proposals, management reviewed the financial performance, condition, business operations and prospects of Midland on a stand-alone basis. Management's presentation assumed a decline in premium volume in 1997 due to rate increases taken in 1996 and planned for 1997, a continued decrease of full coverage business in California and a de-emphasis of full coverage policies in Arizona. Management also assumed the loss ratio would decline due to the reinsurance of 100% of Midland's commercial business as of July 1, 1996; the rate increases taken in 1996 and proposed for 1997; and the exodus of operations from the states of Mississippi and Illinois.

     Midland's legal advisors from the firm of Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee, reviewed with the Board the legal structure and legal terms of each transaction.

     Mr. Bender reminded the Midland Board that, as financial advisor to Midland, he would abstain from voting on the proposals. The Board then deliberated on the terms of the various transactions, as well as the prospects for Midland in the event it did not accept any of the proposals, and decided to accept the AFG Transaction. The Board rejected Company A's proposal because the Board did not believe the consideration was adequate since the exchange ratio proposed by Company A resulted in holders of Midland Common Stock receiving less than $7.00 a share which was less than the then current market value of the Midland Common Stock. The Board rejected Progressive's initial proposal primarily because of its uncertainty that NSL would arrive at a satisfactory arrangement with Progressive and viewed as a negative the fact that any negotiations that Progressive might have with NSL were outside Midland's control. The Board's approval of the AFG Transaction was subject to receipt of an opinion from R-H that the AFG Transaction would be fair to the

Midland shareholders from a financial point of view. On Friday, October 25, 1996, Midland publicly announced an agreement in principle with AFG.

     On October 31, 1996, Midland management was advised by its staff actuary of adverse development in its loss and loss adjustment expense reserves and management determined that Midland would incur a loss in its third quarter in a material, but as yet undetermined, amount. On October 31, 1996, AFG was informed about the development and Midland and AFG agreed to defer execution of definitive agreements until more information became available as to the amount of the necessary addition to the loss reserve and the amount of the third quarter loss. The Midland Board then concluded that the proposed investment by AFG was inadequate to address Midland's circumstances in order to return Midland to profitability. The Board, believing there were no other companies which could be identified which might have an interest in a transaction with Midland, determined not to reopen the search. The Board was also concerned that the disruptions caused by the process were beginning to affect the operations of the business negatively. After consultation with Mr. Bender and its legal advisor, Midland directed Mr. Bender to contact Progressive to determine if Progressive remained interested in acquiring Midland. Progressive responded that it remained interested and discussions were reopened. On November 1, 1996, AFG was advised that Midland had decided to consider a sale of the company in light of the adverse development in its loss and loss adjustment expense reserves. AFG was invited to make a purchase proposal if it wished to do so.

     Negotiations with Progressive were conducted during the period of November 1 to November 5, 1996. On November 1, 1996, Mr. Chokel, from Progressive, and Messrs. McLeary and Bender, from Midland, discussed the terms of Progressive's revised offer which included a purchase price of $9.00 per share of Common Stock of Midland with the consideration in the form of 80% Progressive Common Shares and 20% cash and discussed other terms and conditions of a proposed transaction. On November 2, 1996, Messrs. McLeary, Zanone and Bender and Ms. Barham from Midland; a representative of Midland's legal advisors; a representative of R-H; Mr. Chokel from Progressive; and representatives of Baker & Hostetler, LLP, Cleveland, Ohio, legal advisors for Progressive, participated in a telephone conference call. The participants reviewed a draft of a proposed agreement between Progressive and Midland.

     Also on November 2, 1996, the Board received a financial analysis prepared by R-H of the proposed transaction with Progressive. The financial analysis included the following: (a) pro forma financial statements for Progressive which gave effect to Progressive's purchase of Midland at a price of $9.00 per share with the consideration in the form of 80% Progressive Common Shares and 20% cash; (b) a summary of recent merger and acquisition transactions in the non-standard automobile insurance and property and casualty industries; (c) a historical analysis of Progressive's stock price, trading volume and trading multiples, and (d) a summary of Progressive's financial results for the period 1986 to 1995.

     Discussions between Messrs. Chokel and McLeary continued on November 4 and early on November 5, 1996, concerning the form of merger consideration. As originally proposed, the conversion ratio for the Midland Common Stock was based on the average price of Progressive Common Shares over a 60-day trading ending three business days before the consummation of the transaction. However, on November 5, Progressive revised its original proposal to provide that the price of the Progressive Common Shares to be used to compute the conversion ratio would be the average trading price of Progressive Common Shares over a 60-day trading period ending three business days before the consummation of the transaction, but in no event would the average price per share of Progressive Common Shares to be used to compute the conversion ratio be greater than 15% above or less than 15% below the average trading price of Progressive Common Shares on the date the merger agreement was executed. In the alternative, Progressive offered the option of an all cash transaction.

     At a special meeting on the evening of November 5, 1996, the Board was advised that AFG had informed management on that day that AFG was not prepared to make an offer to acquire Midland and that AFG could not proceed with the AFG Transaction until it had more information about the third quarter results. Mr. McLeary noted to the Board that earlier in the day Progressive had proposed that the conversion ratio would be subject to the adjustment described above and, additionally, had proposed the alternative of an all cash transaction.

     The Board then heard a presentation from R-H with respect to the financial terms and the fairness to Midland shareholders from a financial point of view of each form of transaction proposed by Progressive. The written materials presented were based on a transaction, the consideration for which was in the form of 80% Progressive Common Shares and 20% cash, since R-H was not aware at the time the report was prepared that an all cash proposal had been made. However, during the presentation, R-H orally reviewed with the Board the financial terms and fairness of the proposed all cash transaction. R-H's financial analysis included the following: (a) pro forma financial statements for Progressive which gave effect to Progressive's purchase of Midland at a price of $9.00 per share with the consideration in the form of 80% Progressive Common Shares and 20% cash; (b) an analysis of the Merger Consideration as a multiple of Midland's (i) book value per share, (ii) earnings per share and
(iii) most recent closing stock price; (c) a summary of recent merger and acquisition transactions in the non-standard automobile insurance and property and casualty industries; (d) an analysis of current stock market information for selected publicly traded insurance companies which R-H deemed comparable; (e) a historical analysis of Progressive's stock price, trading volume and trading multiples, and (f) a summary of Progressive's financial results for the period 1986 to 1995. See "Opinion of Midland's Financial Advisor." Midland's legal advisor then discussed with the Board the legal structure and legal terms of the proposed transaction.

     The Board then deliberated on the two merger consideration alternatives of the proposed Progressive transaction and discussed in detail the various considerations identified below under "Reasons for the Merger; Recommendations of the Board." The Board took into consideration the fact that the Progressive Common Shares had appreciated over 25% in the prior 20 trading days, the current price to earnings and price to book multiples of Progressive Common Shares, as well as the potential effect of the proposed adjustment to the conversion ratio. As a result, the Board concluded the all cash transaction of $9.00 per share for Midland Common Stock was more attractive. While Progressive's initial proposal earlier in October was for $10.50 per share for Midland Common Stock, the Board recognized that the decrease to $9.00 per share reflected the adverse development in Midland's loss and loss adjustment expense reserves. The Board accepted the $9.00 per share price because (i) it believed the price reflected the willingness of Progressive to take the risk that additional reserves might be required; (ii) it was uncertain whether the AFG Transaction would still be available, and (iii) it believed there were no other attractive alternatives available.

     R-H delivered an oral opinion to the Board to the effect that, as of the date of such opinion, the Merger Consideration ($9.00 per share in cash) was fair, from a financial point of view, to the holders of the Common Stock. The change in the form of consideration to be offered by Progressive from a combination of Progressive Common Shares and cash to an all cash transaction was considered by R-H to make the fairness issue clearer since the fluctuation of the price of Progressive Common Shares was not an issue in the all cash transaction. After considering the presentations of its financial and legal advisors, and presentations from certain of its officers with respect to the financial performance, condition, business operations and prospects of Midland on a stand-alone basis (including the third quarter loss), the Board approved the Merger Agreement by unanimous vote of all directors (other than Mr. McLeary, Chairman of the Board and Chief Executive Officer, and Mr. Zanone, Vice Chairman and Chief Investment Officer, who abstained from voting because of their interests in severance arrangements and Mr. Bender who abstained because of his interest in Croft & Bender which had served as one of Midland's financial advisors).

     On November 6, 1996, Progressive and Midland executed the Merger Agreement and made a public announcement of the Progressive transaction, that the AFG Transaction had been terminated and that Midland would incur a loss in the third quarter in the range of $3 to $4 million.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

     The Board believes that the terms of the Merger are fair to and in the best interests of Midland and its shareholders and recommends that Midland shareholders vote FOR approval of the Merger. The Board considered the following factors in reaching its conclusions:

     (a) The fact that the Merger Consideration of $9.00 per share would be paid to Midland shareholders in cash was viewed as favorable to the Board's determination.

     (b) The opinion, analyses and presentations of R-H described above in "Background of the Merger" and below under "Opinion of Midland Financial Advisor," including the oral opinion of R-H on November 5, 1996, to the effect that the Merger was fair to the Midland shareholders from a financial point of view. In this respect, while Midland did not explicitly adopt, and did not rely solely on, R-H's financial analyses, the Board placed special emphasis on such analyses in its overall evaluation of the Merger and viewed such analyses as favorable to its determination. The Midland Board viewed R-H's opinion as favorable to its determination because R-H is a nationally recognized investment banking firm with experience in the valuation of businesses in connection with various types of transactions, including mergers, and in providing advisory services for companies in the insurance industry.

     (c) The financial performance, condition, business operations, management and prospects of Midland and current industry, economic and market conditions. In this regard, the Board recognized as favorable to its determination the following facts:

          (i) Midland strengthened its prior year loss reserves by approximately $11.0 million in 1995 and by an additional $6.0 million in September 1996 due to the adverse development in its loss and loss adjustment expense reserves. As a result of reserve strengthening, Midland reported a net loss of $10.1 million for the year ended December 31, 1995, and a net loss of $2.5 million for the nine months ended September 30, 1996. Progressive was limited in its ability to terminate the Merger Agreement on the basis of a breach of a representation or warranty by Midland in the event it further strengthened its loss reserves, since the Merger Agreement provided that, as defined, "Material Adverse Effect" for Midland excluded any adjustment to Midland's loss reserves unless the aggregate net adjustment for periods ending after September 30, 1996 exceeded $10 million.

          (ii) Midland's underwriting profitability had deteriorated over the past three years. Midland's combined ratio calculated in accordance with generally accepted accounting principles ("GAAP") had declined from 93.3% in 1993 to 96.4% in 1994 to 115.0% in 1995 and was 113.5%
          for the nine months ended September 30, 1996.

          (iii) Midland would not have the ability to pay dividends from its insurance subsidiaries to the holding company without prior regulatory approval for the foreseeable future. Under Tennessee law, Midland's insurance subsidiaries may not pay dividends in excess of their accumulated earned statutory surplus without prior regulatory approval. As of September 30, 1996, Midland had an accumulated earned statutory deficit of $9.7 million.

          (iv) Midland's current senior loan agreement requires Midland to repay $14.5 million in senior debt in 1997 (including a $10.0 million payment in March 1997) and an additional $5.5 million in 1998. As a result of the current dividend restrictions on Midland's insurance subsidiaries, Midland would be unable to meet its 1997 debt service without receiving special regulatory approval to dividend capital out of its insurance subsidiaries to Midland; (v) In

          February 1996, A.M. Best lowered its rating on Midland's insurance subsidiaries from B+ (Very Good) to B (Adequate).

     Based on this information and despite the fact that historical financial performance for the last five years, with the exception of 1995, had been profitable, the Board had considerable doubt as to the ability of Midland to return to profitability in the near-term and determined that the factors described above were favorable to its belief that the Merger is in the best interests of the Midland shareholders.

     (d) Midland's ability to terminate the Merger Agreement under certain circumstances if required by the fiduciary duties of the Board in responding to a competing proposal from a third party. The Board viewed such factor as favorable to its determination because of its belief that a third party wishing to make a financially superior proposal for Midland would have the opportunity to do so. Additionally, the Board did not view the termination fee as described under "The Merger Agreement Termination, Break-up Fees and Expenses" as a meaningful deterrent to a third party wishing to make a financially superior proposal to Midland.

     (e) The facts that (i) the efforts of Croft & Bender and R-H to identify possible strategic partners had been extensive, (ii) the level of interest expressed in Midland by other possible strategic partners with whom Midland, Croft & Bender or R-H had been in contact would not be increased and (iii) there were no other attractive alternatives the Board viewed as favorable to its determination that the Merger is in the best interests of the Midland shareholders.

     The Board considered as potentially negative the following factors:

     (a) The fact that the Merger will be a taxable transaction to Midland shareholders for federal income tax purposes.

     (b) The possibility that Midland may be required, if the Merger Agreement is terminated under certain circumstances, to reimburse Progressive's expenses up to $1 million, in addition to having to pay its own expenses incurred in connection with the Merger.

     (c) The fact that the Danielson Transaction would have resulted in consideration having an nominal value of $14.50 per share. However, the Board did not believe that such a comparable purchase price was now attainable because (i) the consideration in the Danielson Transaction represented an approximate 22% premium over the closing price of a share of Common Stock of $11.875 per share on February 26, 1996, the last business day preceding the announcement of the Danielson Transaction (The closing price of a share of Midland Common Stock on November 5, 1996, the last business preceding announcement of the Progressive transaction was $6.875 per share.) and the consideration was to be paid 50% in cash, 40% in preferred stock and 10% in common stock of Danielson (The Merger Consideration in the Progressive transaction is all cash); (ii) Midland had suffered the losses in the third quarter as described above; (iii) Midland's President and Chief Operating Officer had not been replaced; (iv) after the termination of the Danielson Transaction, Danielson had no interest in further pursuing a transaction with Midland; and (v) none of the proposals presented by any of the companies contacted approached such amount. Additionally, the Board recognized that while the nominal value of the consideration in the Danielson Transaction was $14.50, there were material financing requirements and no guarantee that those requirements could have been met.

     The interest of Ms. Barham and Mr. Farmer in connection with continued employment and of Messrs. McLeary and Zanone was considered by the Board in its discussions relating to the Merger but such interests were not a factor in the Board's reaching its determination that the Merger is fair to, and in the best interests of, the Midland shareholders. See "Interests of Certain Persons in the Merger." In view of the wide variety of factors considered by the Board, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

     THE BOARD RECOMMENDS THAT MIDLAND SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF MIDLAND'S FINANCIAL ADVISOR

     Midland initially engaged R-H on February 6, 1996, to provide investment banking advice and services to Midland in connection with Midland's review and analysis of potential business combinations. On February 26, 1996, the Midland Board voted to approve a merger agreement that called for Danielson to acquire Midland for $14.50 per share to be paid 50% in cash, 40% in Danielson Preferred Stock, and 10% in Danielson Common Stock. In connection with the Danielson Transaction, R-H delivered a written opinion to the Midland Board that the Danielson Transaction was fair from a financial point of view to the holders of Midland Common Stock. On July 24, 1996, Midland and Danielson agreed to mutually terminate the Danielson Transaction after Midland's president and chief operating officer and two members of Danielson senior management were killed in the crash of TWA Flight 800 on July 17, 1996. On August 9, 1996, the Midland Board engaged Croft & Bender to explore strategic alternatives for Midland. Between August 9, 1996 and November 5, 1996, representatives from Croft & Bender and Midland's senior management held discussions with various parties interested in either making a minority investment in Midland, merging with Midland, or acquiring Midland.

     On November 5, 1996, the Midland Board met to consider Progressive's proposal to acquire Midland. In connection with its review of the Progressive proposal, Midland's Board requested that R-H evaluate the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by holders of Common Stock. At this meeting, R-H rendered an oral opinion to the Midland Board that, as of such date, the Merger Consideration ($9.00 per share in cash) was fair, from a financial point of view, to the holders of Common Stock. The Midland Board had not imposed any restriction on R-H in connection with R-H's due diligence investigation of Midland or the rendering of the fairness opinion. R-H subsequently delivered to the Midland Board a written opinion, dated the date of this Proxy Statement, confirming its opinion that the Merger Consideration was fair, from a financial point of view, to holders of Midland Common Stock. In connection with its opinion dated the date of this Proxy Statement, R-H performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     In rendering its opinion, R-H reviewed and analyzed: (i) the terms of the Merger Agreement; (ii) financial and operating information with respect to the business, operations and prospects of Midland furnished to it by Midland; (iii) the historical stock prices and trading history of the Midland Common Stock;
(iv) a comparison of the financial terms of the Merger Agreement with certain other transactions which R-H deemed relevant; (v) the financial and stock market information of selected publicly-traded companies which R-H deemed comparable to Midland; (vi) certain other factors, including the proposals and responses, as communicated to R-H, that resulted from the discussions that Midland management and Croft & Bender, also a financial advisor to Midland, held with various potential acquirors and investors; and (vii) certain publicly available information on Progressive, including the 1995 Annual Report, the Annual Report on Form 10-K for the year ended December 31, 1995, the Quarterly Report on Form 10-Q for the period ended September 30, 1996, news releases and research reports. In addition, R-H held discussions with the management of Midland concerning its business, operations, assets, present financial condition and future prospects and undertook such other studies, analyses and investigations as R-H deemed appropriate.

     In rendering its opinion, R-H assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification and further relied upon the assurances of management of Midland that they were not aware of any facts existing at such time that would make such information inaccurate or misleading. With respect to financial forecasts provided to and discussed with R-H by management of Midland, R-H assumed that such forecasts and projections were reasonably prepared and reflected the best currently available estimates and judgments of management as to the future financial performance of Midland. In arriving at its opinion, R-H has not conducted a physical inspection of the properties or facilities of Midland and did not make or obtain any evaluations or appraisals of the assets or liabilities of Midland. R-H relied as to all legal matters on advice of counsel to Midland. The opinion of R-H was based upon economic, market, financial and other conditions as they existed on November 5, 1996, and the date of this Proxy Statement and on the information made available to R-H as of such dates and on the review and analyses conducted by R-H as of such dates. It should be understood that, although subsequent developments may affect its opinion, R-H does not have any obligation to update or revise its opinion.

     The full text of the written opinion of R-H, dated the date of this Proxy Statement, which sets forth the assumptions made, procedures followed, other matters considered and limits of the review by R-H, appears as Appendix B to this Proxy Statement. Midland shareholders are urged to read this opinion in its entirety. R-H's opinion was directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by Progressive to the Midland shareholders pursuant to the Merger Agreement. R-H's opinion was delivered for the information of the Midland Board and does not constitute a recommendation as to how any shareholder should vote at the Midland meeting or any other meeting of Midland's shareholders called to consider the Merger. R-H did not participate in the discussions or negotiations leading up to the Merger or to the terms and conditions of the Merger Agreement, and thus R-H did not and could not recommend the amount of merger consideration to be paid to Midland shareholders. This summary of the opinion of R-H is qualified in its entirety by reference to the full text of such opinion.

     The following is a summary of the material factors considered and principal financial analyses performed by R-H to arrive at the R-H opinion. R-H analyzed certain financial results and performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Midland the assumptions on which such analyses were based and other factors.

Midland's Historical Operating Results and Financial Condition

     R-H reviewed Midland's historical operating results and current financial condition. The following is a summary of certain financial results and measures of financial condition considered by R-H in arriving at its opinion.

     - Midland strengthened its prior year loss reserves by approximately $11.0 million in 1995 and by an additional $6.0 million in September 1996 due to adverse development in its loss and loss adjustment expense reserves. As a result of reserve strengthening, Midland reported a net loss of $10.1 million for the year ended December 31, 1995, and a net loss of $2.5 million for the nine months ended September 30, 1996.

     - Midland's underwriting profitability has deteriorated over the past three years. Midland's GAAP combined ratio has declined from 93.3% in 1993 to 96.4% in 1994 to 115.0% in 1995 and was 113.5% for the nine months ended September 30, 1996.

     - Midland will not have the ability to pay dividends from its insurance subsidiaries to the holding company without prior regulatory approval for the foreseeable future. Under Tennessee law, Midland's insurance subsidiaries may not pay dividends in excess of their accumulated earned statutory surplus without prior regulatory approval. As of September 30, 1996, Midland had an accumulated earned statutory deficit of $9.7 million.

     - Midland's current senior loan agreement requires Midland to repay $14.5 million in senior debt in 1997 (including a $10.0 million payment in March 1997) and an additional $5.5 million in 1998. As a result of the current dividend restrictions on Midland's insurance subsidiaries, Midland would be unable to meet its 1997 debt service without receiving special regulatory approval to dividend capital out of its insurance subsidiaries to Midland.

     - In February 1996, A.M. Best lowered its rating on Midland's insurance subsidiaries from B+ (Very Good) to B (Adequate).

Comparable Transaction Analysis

     R-H performed an analysis of precedent transactions involving non-standard automobile insurance companies in order to obtain a valuation range for the Common Stock based upon selected merger and acquisition transactions in the non-standard automobile segment of the property and casualty insurance industry which in R-H's judgment were deemed to be comparable to the Merger for purposes of this analysis. R-H reviewed a total of seven precedent transactions involving non-standard automobile insurers. The transactions included (acquiree/acquiror):
GGS Management/Superior Insurance Co. (4/96); Viking Insurance Holdings/Guaranty National Corporation (7/95); Victoria Financial Corporation/USF&G Corporation (5/95); Bankers and Shippers Insurance Company/Integon Corporation (10/94); Leader National Corporation/American Premier Underwriters (5/93); American Financial Corporation/Penn Central Corporation (12/90); and Integon Corporation/Jupiter Industries (8/90). R-H reviewed the consideration paid in such transactions for the equity of the selling company as a multiple of GAAP net operating income (net income excluding realized gains on the investment portfolio) and GAAP shareholders' equity. The median and low multiples of price paid for common stock to GAAP shareholders' equity for the prior fiscal quarter were 1.4x and 1.0x, respectively. Based on a per share offer price of $9.00, the implied multiple of price to be paid for Midland Common Stock to Midland's shareholders' equity as of September 30, 1996 was 1.1x, which is within the range of the price to shareholder equity multiples paid in the precedent transactions. The median and low multiples of price paid for common stock to trailing 12 months GAAP net operating income were 12.1x and 10.9x. Based on a per share offer price of $9.00, the implied multiple of price to be paid for Midland Common Stock to Midland's GAAP operating income for the 12 months ended September 30, 1996, is not meaningful as Midland incurred an operating loss for the 12 months ended September 30, 1996.

     No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating precedent transactions, R-H made judgments and assumptions with regard to industry performance, general business, economic, market and financial condition and other matters, many of which are beyond the control of Midland, such as the impact of competition on the business of Midland and the industry generally, industry growth or changes in the financial markets in general.

Comparable Company Analysis

     R-H compared selected financial data and market information for Midland to the corresponding financial data and market information for two groups of selected public companies in the property and casualty insurance industry. The first group consisted of property and casualty companies specializing in non-standard automobile insurance ("Non-Standard Insurers") and included Guaranty National Corporation, Integon Corporation, Mobile America Corporation, Omni Insurance Group, Progressive, SAFECO Corporation, and State Auto Financial Corporation. The second group consisted of regional, multi-line property and casualty insurance companies ("Regional P&C Insurers") and included Alfa Corporation, American Financial Group, Cincinnati Financial Corporation, Donegal Group, EMC Insurance Group, Gainsco, Inc., Harleysville Group, Merchants Group, Inc., Meridian Insurance Group, Ohio Casualty Corporation, Selective Insurance Group, and Titan Holdings Corp. The Non-Standard Insurers were selected by R-H as companies that are representative of the particular segment of the insurance industry in which Midland operates and which have similar operating characteristics to Midland. The Regional P&C Insurers were selected by R-H as companies that were similar to Midland in terms of their general business operations, markets, size, and financial characteristics. However, R-H recognizes that each of the comparable companies is distinguishable from Midland in certain respects, including, without limitation, equity market capitalization, ratio of premiums to statutory surplus, loss and expense ratios and A.M. Best rating.

     For each of the comparable companies, R-H reviewed the stock price of the company, based upon its closing stock price on November 4, 1996, as a multiple of its net operating income per share (net income, excluding realized gains on the investment portfolio divided by the number of shares outstanding on a fully-diluted basis) and shareholders' equity per share, in each case calculated in accordance with GAAP. With regard to the Non-Standard Insurers, the median multiple of the stock price to trailing 12 months GAAP net operating income per share was 12.7x and ranged from 10.0x to 18.4x. The median multiple of the stock price to consensus estimates for 1996 GAAP net operating income per share was 12.8x and ranged from 8.7x to 17.3x. The median multiple of the stock price to GAAP shareholders' equity per share for the fiscal quarter ended June 30, 1996, was 1.7x and ranged from 1.0x to 3.2x. With regard to the Regional P&C Insurers, the median multiple of the stock price to trailing 12 months GAAP net operating income per share was 15.3x and ranged from 8.7x to 32.9x. The median multiple of the stock price to 1996 consensus estimates for GAAP net operating income per share was 14.6x and ranged from 9.4x to 22.4x. The median multiple of the stock price to GAAP shareholders' equity per share for the fiscal quarter ended September 30, 1996, was 1.3x and ranged from 0.8x to 2.0x. Based on a per share offer price of $9.00, the multiple of the consideration offered for Midland Common Stock to Midland's shareholders' equity per share as of September 30, 1996, was 1.1x. The multiple of the consideration offered for Midland Common Stock to Midland's GAAP net operating income per share for the trailing 12 months ended September 30, 1996, is not meaningful as Midland incurred an operating loss during this period.

Stock Price Trading History

     R-H examined the stock price trading history for Midland relative to its acquisition price. For the 52-week period ending November 5, 1996, the date immediately prior to the date on which the Progressive transaction was announced, Midland's highest daily closing price was $14.00 and lowest daily closing price was $6.75. Midland's average closing price for the five trading days and the 30 trading days prior to the announcement of the Progressive transaction was $7.20 and $8.75, respectively. The closing price on November 5, 1996, the day before the Progressive transaction was announced, was $6.875.

Other Responses and Proposals

     R-H also took into consideration various other factors including the responses and proposals, as communicated to R-H, that resulted from the discussions that Croft & Bender and Midland's senior management held with various parties that were interested either in acquiring or merging with Midland or making a minority investment in Midland. Approximately 19 different parties were contacted by Croft & Bender regarding their interest in Midland. Ten of these parties conducted on-site due diligence meetings with Midland. After concluding due diligence, no party made a definitive offer that was not subject to significant contingencies to acquire or merge with Midland at a price equal to or greater than the $9.00 per share value offered by Progressive.

     The summary set forth above does not purport to be a complete description of the analyses performed by R-H. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. The preparation of the fairness opinion did not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but required R-H to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole.

INFORMATION CONCERNING MIDLAND'S FINANCIAL ADVISOR

     R-H is a recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Midland's management selected R-H because of its expertise, reputation and familiarity with Midland and the insurance industry. Midland's relationship with R-H began in 1992, when R-H served as lead underwriter for Midland's initial public offering of Common Stock. Since 1992, from time to time, Midland has requested R-H to provide various financial advisory services and analyses. No fees were paid by Midland to R-H during 1994 or 1995. In the ordinary course of R-H's business, R-H actively trades in the Common Stock for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to a letter agreement dated February 9, 1996 (the "R-H Engagement Letter"), Midland engaged R-H to provide investment banking services to Midland in connection with Midland's review and analysis of potential business combinations. In connection with Midland's engagement of R-H, Midland has paid R-H retainer fees totaling $50,000 in 1996. Midland also paid R-H a fee of $200,000 for rendering an opinion as to whether or not the consideration to be received by Midland shareholders in the Danielson Transaction was fair. Midland has agreed to pay R-H a fee of $250,000 upon rendering an opinion as to whether or not the consideration payable to Midland's shareholders under the Progressive transaction is fair from a financial point of view. Midland has also agreed to reimburse R-H for reasonable expenses incurred by R-H and to indemnify R-H against certain liabilities in connection with its engagement.

MERGER CONSIDERATION

     The Merger Agreement provides that each share of Common Stock issued and outstanding prior to the Effective Time will be converted in the Merger into the right to receive from Progressive $9.00 in cash. Upon consummation of the Merger, holders of Common Stock will cease to hold shares in Midland and will not acquire any Progressive Common Shares as a result of the Merger.

REGULATORY APPROVALS

     The Merger is subject to review under the HSR Act by the FTC and the DOJ. On December 9, 1996, Midland and Progressive were notified that early termination of the requisite waiting period under the HSR Act was granted effective as of such date.

     The Merger is also subject to, among other approvals, the prior approval of insurance regulatory authorities in the States of Tennessee and California. Both the Tennessee Department and the California Department have approved the application.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, Midland shareholders should be aware that certain members of the Board and management of Midland have certain interests that are in addition to the interests of Midland shareholders generally and may cause them to have potential conflicts of interest.

Employment Agreements

     At the Effective Time, the current employment agreements of Elena Barham and James E. Farmer will terminate. Each of Ms. Barham and Mr. Farmer has executed a new employment agreement with Midland which will become effective at the Effective Time. Each of these agreements provides for a three-year term with a guaranteed total compensation for the three years of $600,000, consisting of a base salary of $150,000 per annum, an annual cash bonus if certain performance goals are met and, at the end of three years, a cash payment of the difference, if any, between (a) the value of the cash compensation and any exercisable stock options for Progressive Common Shares granted subsequent to the Effective Time and (b) $600,000. At the Effective Time, each of Mr. Barham and Mr. Farmer will be granted nonforfeitable options to purchase 3,500 Progressive Common Shares with an exercise price equal to the closing price of Progressive Common Shares on the New York Stock Exchange on the closing date of the Merger and first exercisable on the third anniversary date of the Effective Time. Employment is terminated automatically in the event of the employee's death and, upon notice in the event of the employee's disability or conviction of a felony or dereliction of duty as determined by Progressive. If the employee voluntarily resigns or is terminated as described above, the employee receives only that compensation earned through the termination date. Mr. Farmer's employment further provides that in the event Progressive requires him to move to a location other than Memphis, Tennessee, and if such location is unacceptable to him, he may exercise a right to receive $200,000 in cash and terminate his employment.

     No agreements have been made with respect to non-management employees of Midland.

Severance Arrangements

     Midland has entered into severance compensation agreements with Messrs. McLeary and Zanone which are effective only upon consummation of the Merger pursuant to which each will be paid an aggregate amount of $500,000 through the year ending December 31, 1998. This represents a reduction of $250,000 plus benefits which Midland would have been obligated to pay to such individuals under their current employment contracts in the event of a change of control. Additionally, Messrs. McLeary and Zanone may continue to use at no cost to them office space at Midland's current facility through November 30, 1997. The Merger Agreement requires that the agreement between Midland Risk Insurance Company and NewSouth Capital Management, Inc. ("NewSouth"), the investment advisor to Midland's investment portfolio, be terminated. Messrs. McLeary and Zanone each own 7.8% of the outstanding stock of NewSouth.

Indemnification; Insurance

     Progressive has generally agreed that Midland, as the Surviving Corporation, will indemnify the present and former officers and directors of Midland for a period of three years from the Effective Time, from any loss, claim, damage, cost or expense suffered due to the fact that such person was an officer or director of Midland prior to the Effective Time. In addition, Progressive has agreed that Midland, as the Surviving Corporation, will maintain directors' and officers' liability insurance for Midland directors and officers at the present levels of coverage for three years from the Effective Time, subject to certain limitations. See "The Merger Agreement - Indemnification."

Midland Stock Options

     The Merger Agreement provides for the cashless exercise on the business day (the "Exercise Date") immediately prior to the consummation of the Merger (the "Closing Date") of all "in-the-money" Midland stock options. See "The Merger Agreement - Stock Options."

     Assuming the per share value of $9.00 on the Exercise Date, the number of options held by, and the number of shares that on the Exercise Date would be issued to, each of the officers and directors of Midland listed below and management of Midland as a group are set forth below:

                                                     # of options          # of shares
                                                      held as of           received on
       Name                                          Exercise Date        Exercise Date
       ----                                          -------------        -------------
Joseph W. McLeary..................................      4,200                2,467
Philip R. Zanone...................................      4,200                2,467
Management (as a group)............................     14,000                8,472


Financial Advisor Fee

     Croft & Bender will receive a fee of $250,000 in connection with its services to Midland as a financial advisor. Theodore J. Bender, III, a director of Midland is a principal in such firm.

EFFECT ON EMPLOYEE BENEFIT PLANS

     In the Merger Agreement, Progressive acknowledged that it intends to cause Midland, as the Surviving Corporation, and each of its subsidiaries to provide any employees of Midland or its subsidiaries who continue to be employed after the Effective Time by Midland, as the Surviving Corporation, or its subsidiaries with employee benefits that are at least approximately equivalent to the benefits being provided to Midland employees immediately prior to the Effective Time.

NO DISSENTERS' RIGHTS

     Under Tennessee law, the holders of Common Stock are not entitled to dissenters' rights in connection with the Merger. State laws impose fiduciary duties on directors of a corporation to act in the interests of a corporation's shareholders. Shareholders may pursue a private action against a corporation's directors for breach of fiduciary duty if a shareholder believes that the directors of a corporation have not acted in the interests of such corporation's shareholders. The unavailability of dissenters' rights under Tennessee law does not preclude shareholders of Midland from exercising other rights which may be available to them in connection with the Merger.

                              THE MERGER AGREEMENT

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT ATTACHED HERETO AS APPENDIX A, WHICH IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

EFFECTIVE TIME

     The Merger Agreement provides that the Merger will become effective at the time a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Tennessee or at such later time as the Certificate of Merger specifies. Such filing, together with all other filings or recordings required by Tennessee law in connection with the Merger, will be made within 10 business days following the later of (i) the date of the approval of the Merger Agreement by Midland shareholders or (ii) the date of the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger contained in the Merger Agreement.

THE MERGER

     At the Effective Time, Merger Sub will be merged with and into Midland, at which time the separate corporate existence of Merger Sub will cease and Midland will be the Surviving Corporation and a wholly-owned subsidiary of Progressive. From and after the Effective Time, the Surviving Corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Midland and Merger Sub, as provided under Tennessee law. The Certificate of Incorporation and Bylaws of Midland in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the Effective Time, (i) each share of Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive from Progressive $9.00 in cash ("Merger Consideration"); (ii) (ii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will remain outstanding and will constitute one share of common stock of the Surviving Corporation; and (iii) each share of Common Stock held by Midland as treasury stock immediately prior to the Effective Time will be canceled and no payment will be made with respect thereto.

PAYMENT PROCEDURES AND EXCHANGE AGENT

     On or prior to the Effective Time, Progressive will deposit the Merger Consideration with National City Bank, Cleveland, Ohio, as exchange agent (the "Exchange Agent"). Promptly after the Effective Time, the Exchange Agent will mail to each former holder of record of Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates previously representing Common Stock for the Merger Consideration. SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES REPRESENTING COMMON STOCK UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Promptly following the surrender by a shareholder to the Exchange Agent of one or more certificates previously representing Common Stock, together with a properly completed and executed letter of transmittal, the Exchange Agent will issue and mail to such holder a check in the amount of Merger Consideration to which such holder is entitled.

     After the Effective Time, there will be no transfers on Midland's stock transfer books of Common Stock issued and outstanding immediately prior to the Effective Time. Until surrendered to the Exchange Agent, each certificate previously representing Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest will be paid or accrued on the Merger Consideration, nor will any dividends be paid to, or accrued for the benefit of, former holders of Common Stock after the Effective Time.

     None of Progressive, the Surviving Corporation, or the Exchange Agent shall be liable to any former holder of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In addition, any portion of the Merger Consideration which remains undistributed after 180 days after the Effective Time will be delivered to Progressive, and any former shareholders of Midland thereafter may look only to Progressive for payment of the Merger Consideration.

     If a certificate for Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant and appropriate and customary indemnification, which may include payment of a premium for an indemnity bond.

STOCK OPTIONS

     Each option to purchase shares of Common Stock and Midland's 1989 Incentive Stock Option Plan and 1992 Long-Term Incentive Plan (collectively, the "Options") will be amended to provide that (a) each "in-the-money" Option, whether or not exercisable, will become fully vested on the business day immediately preceding the Effective Time, (b) each Option will terminate as of the Effective Time if not exercised prior to such time, and (c) except for persons who have been granted Options within six months of the Effective Time and are required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, each holder will be deemed, as of the date such amendments were made, to have exercised such Options on the business day immediately preceding the Effective Time. The deemed exercise of Options will be by means of a "cash-less" exchange, pursuant to which Midland will issue to each Option holder shares of Common Stock representing the difference between (i) the $9.00 per share value of Common Stock and (ii) the per share exercise price as stated in each Option. The amendment of the Options will be conditioned upon the consummation of the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of Progressive, Midland and Merger Sub relating to, among other things: (a) corporate organization, existence and good standing; (b) corporate power and authority to enter into and perform the Merger Agreement (subject to approval thereof by the Midland shareholders); (c) the validity and binding effect of the Merger Agreement; (d) consents or approvals of governmental bodies or any third parties; (e) capital structure; (f) litigation; (g) compliance with applicable laws; (h) accuracy of documents filed with the SEC; and (i) compliance with contracts and commitments. Further, Midland made representations and warranties related to (a) labor matters, (b) tax matters, (c) employee benefits, (d) the absence of certain changes and events, (e) the absence of undisclosed liabilities, (f) the accuracy and adequacy of loss reserves, (g) reports and financial statements, (h) intercompany and affiliate transactions, (i) premium balance receivables, and (j) investment portfolio.

     All of the representations and warranties set forth in the Merger Agreement will terminate as of the closing of the Merger.

COVENANTS

     Midland has agreed that, from the date of the Merger Agreement until the Effective Time, it will, and will cause its subsidiaries, to conduct its business and operations in the ordinary course consistent with past practices and, except as contemplated by the Merger Agreement, will not take certain actions without the prior written consent of Progressive, which actions include without limitation: (a) amendments to its charter documents; (b) stock splits, combinations or reclassification; (c) stock redemptions or reacquisitions; (d) except for shares reserved for issuance upon the exercise of certain options and warrants, the issuance, sale or grant of any shares of its capital stock; (e) the sale or encumbrance of any assets (other than the disposition of assets which are not, individually or in the aggregate, material to Midland and its subsidiaries taken as a whole); (f) entering into new, or modifying any existing, employment arrangements or granting salary increases, bonuses or severance pay (other than in the ordinary course of business and consistent with past practice and which are not material); (g) entering into any other agreements, commitments or contracts which are outside of the ordinary course of business consistent with past practice or not on an arm's length basis; (h) making any acquisition of a business entity or, except in the ordinary course of business, any other assets; (i) other than borrowings under existing credit facilities or other borrowings in the ordinary course, which additional borrowings will not in the aggregate exceed $1,000,000 outstanding at any time, incur indebtedness, make loans, advances, capital contributions or investment in unaffiliated entities or cancel debt; (j) making any change in the lines of business in which it participates or is engaged; (k) enter into any agreement providing for the acceleration of payment as a result of a change in control; (l) except as required by law, change its pricing, accounting, tax practice and other policies, or its methodology of calculation of certain financial items, or make any material tax election or settle or compromise any material income tax liability; (m) take any actions that would make any of its representations contained in the Merger Agreement untrue in any material respects up to and until the Effective Time; (n) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $500,000 per year which is not cancelable without penalty on 30 days' or less notice; (o) the failure to maintain in full force the insurance policies in effect on the date of the Merger Agreement; (p) the failure to notify Progressive of a claim for damage, which claim is covered by such insurance and would have a material adverse effect on Midland prior to the Closing Date; (q) the failure to comply with all laws and orders applicable to it; (r) the adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization; or (s) the authorization or proposing of any of the foregoing or entering into any contract, agreement or commitment to do any of the foregoing.

NO SOLICITATION; TRANSACTION MORATORIUM

     Midland has agreed that, other than with respect to the Merger, it will not, and it will not permit its subsidiaries, or any of the officers, directors, employees or agents of Midland and its subsidiaries to, directly or indirectly, initiate, solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may be reasonably expected to lead, to the acquisition or merger, consolidation or other business combination of Midland and its subsidiaries in any manner (an "Acquisition Transaction"). Midland may take certain actions with respect to an Acquisition Transaction if the Board determines, in good faith and on written advice from independent counsel, that such actions are necessary in order for the Board to act in a manner consistent with the Board's fiduciary obligations under existing laws. If Midland takes any action, other than preliminary discussions, in response to a potential Acquisition Transaction, Midland will immediately notify Progressive in writing. Upon Progressive's receipt of such notice, all of Progressive's duties and obligations under the Merger Agreement will be suspended for a period (the "Transaction Moratorium Period") beginning on the date of such notice and ending on the date Progressive receives notice from Midland that it has ceased all such contacts and discussion regarding potential Acquisition Transactions. If a Transaction Moratorium Period continues for a period in excess of 30 days, Progressive may terminate the Merger Agreement prior to its receipt of notice from Midland terminating a Transaction Moratorium Period, and avail itself of all remedies available in the Merger Agreement. As a consequence of any Transaction Moratorium Period, each of the dates relating to or affecting a date by which Progressive is required to perform its duties and obligations under the Merger Agreement will be extended on a day-for-day basis for each day in any Transaction Moratorium Period.

ACCESS TO INFORMATION

     Midland has agreed that, until the Effective Time or earlier termination of the Merger Agreement, it will provide Progressive access to information concerning itself, subject to the confidentiality provisions of the Merger Agreement and existing contractual and legal restrictions.

ADDITIONAL COVENANTS

     In addition to the covenants summarized above, each of Progressive and Midland has agreed to: (a) subject to the terms and conditions of the Merger Agreement, use its reasonable efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; (b) cooperate to make certain filings and obtain certain consents necessary to consummate the transactions completed by the Merger Agreement; (c) with respect to Midland, cause a meeting of the shareholders to be duly called and held, at which, subject to the requirements of its fiduciary duties, the Board will recommend approval and adoption by the Midland shareholders of the Merger Agreement and the Merger and the transactions contemplated thereby; (d) take all actions necessary in connection with this Proxy Statement and in connection with the payment by Progressive of the Merger Consideration and (e) with respect to Midland, provide notice to terminate the agreement by and between Midland Risk and NewSouth.

CONDITIONS TO THE MERGER

     The obligations of each of Progressive and Midland to consummate the Merger are subject to the satisfaction of certain conditions including without limitation: (a) approval and adoption of the Merger Agreement by the requisite vote of the shareholders of Midland (b) the receipt of all necessary authorizations, including the expiration or termination of any waiting period applicable to the Merger under the HSR Act; and (c) the absence of any governmental suit, action, inquiry, investigation or proceeding which seeks to prevent consummation of the Merger.

     The obligation of Progressive to consummate the transactions contemplated by the Merger is subject to the satisfaction of additional conditions including, without limitation: (a) receipt of an opinion from counsel to Midland; (b) the truth and correctness as of the Closing Date, in all material respects, of the representations and warranties of Midland contained in the Merger Agreement; (c) Midland's performance of or compliance in all material respects with its obligations under the Merger Agreement; (d) each of Joseph W. McLeary and Philip
R. Zanone shall have entered into severance agreements with Midland; (e) the absence of any Material Adverse Effect (as defined in the Merger Agreement) as to Midland; and (f) receipt of all necessary third party consents.

     The obligation of Midland to consummate the Merger is subject to certain conditions including, without limitation: (a) receipt of an opinion from counsel to Progressive; (b) the truth and correctness, in all material respects, of the representations and warranties of Progressive contained in the Merger Agreement;
(c) Progressive's performance of or compliance in all material respects with its obligations under the Merger Agreement; and (d) receipt of all necessary third party consents.

TERMINATION, BREAK-UP FEES AND EXPENSES

     The Merger Agreement may be terminated by either Midland or Progressive if the Merger has not been consummated by the Final Termination Date (April 30, 1997), unless extended by the agreement of the Midland Board and the Board of Directors of Progressive or at any time by mutual consent. In addition, the Merger Agreement may be terminated prior to such date (a) by either party if (i) the other party materially breaches a representation, warranty or covenant contained in the Merger Agreement and fails to cure such breach in a timely manner, (ii) the requisite vote of the Midland shareholders is not obtained at the Special Meeting or (b) by Progressive, if the recommendation of the Midland Board is withdrawn or modified in any manner which is adverse to Progressive, or
(c) by Midland, if it has withdrawn its recommendation to the Midland shareholders after having determined such action is necessary in order for the Board to act in a manner consistent with its fiduciary obligations under existing laws. See "No Solicitation; Transaction Moratorium."

     In the event the Merger Agreement is terminated (a) by Progressive because Midland has failed to perform any material covenant or obligation before or on the Final Termination Date, (b) the Board withdraws its recommendation to the shareholders, (c) by either party if the requisite shareholder vote is not obtained, (d) by Progressive if Midland is in material breach of a representation, warranty or covenant which breach is not timely cured, or (e) by either party if Midland terminates the Merger Agreement because of a proposal for an Acquisition Transaction, then Midland is required to reimburse Progressive for its expenses in an amount up to $1 million. Midland has agreed to pay Progressive an additional $1.75 million if the Merger Agreement is terminated upon the occurrence of any of the events described in this paragraph and within 12 months of such termination (i) it is publicly announced that Midland will enter into an Acquisition Transaction, (ii) Midland consummates an Acquisition Transaction, or
(iii) Midland enters into an agreement with respect to an Acquisition Transaction. Additionally, if Midland terminates the Merger Agreement because Progressive has not performed any material covenant or obligation, then Progressive is required to reimburse Midland for its expenses in an amount up to $1 million.

INDEMNIFICATION

     From the Effective Time, as to any claims made or asserted (even if not resolved) prior to the third anniversary of the Effective Time, to the extent permitted by applicable law, the Surviving Corporation will indemnify, defend and hold harmless any person who is or was, at any time prior to the Effective Time, a director, officer, employee or agent of Midland or its subsidiaries (each, an "Indemnified Party"), from and against all losses, claims, damages, costs, expenses, liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation that is based in whole or in part or arises out of (a) any action or omission by an Indemnified Party in his or her capacity as a director, officer, employee or agent of Midland or its subsidiaries, or (b) the Merger Agreement or the transactions contemplated by such agreement.

     For a period of three years from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect (a) all available policies of directors' and officers' liability insurance maintained by Midland and its subsidiaries on the date of the Merger Agreement, or (b) policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. Notwithstanding the foregoing, the Surviving Corporation will not be obligated to expend any amount per annum in excess of the aggregate premiums paid by Midland and its subsidiaries as of the date of the Merger Agreement, in order to maintain such insurance.

ACCOUNTING TREATMENT

     Progressive intends to treat the Merger as a purchase for accounting purposes.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the principal federal income tax consequences of the Merger is based upon the provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, judicial authority, administrative rulings and practice as of the date hereof and the advice of Baker, Donelson, Bearman & Caldwell, counsel to Midland. The following discussion does not address the federal income tax consequences to special classes of taxpayers, including, without limitation, foreign corporations, tax exempt entities and persons who acquired their shares of Common Stock pursuant to the exercise of an employee option or otherwise as compensation.

     Shareholders are encouraged to consult their tax advisors concerning the federal income tax consequences in their particular circumstances, as well as any tax consequences arising under foreign, state or local law.

     The cancellation of shares of Common Stock in exchange for cash pursuant to the Merger will be a taxable transaction to the holders thereof for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws.

     In general, a shareholder who receives the Merger Consideration will recognize gain or loss equal to the difference between the adjusted tax basis of his shares of Common Stock and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if, as should be the case for most holders of Common Stock, the shares are capital assets in the hands of the shareholder and will be long-term capital gain or loss if the holding period for the Common Stock is more than one year. The foregoing discussion may not apply to shareholders who acquired their Common Stock pursuant to the exercise of stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

     Each holder of Common Stock who receives the Merger Consideration and each holder of an option outstanding under the Company's stock option plan who receives a cash payment from the Company with respect thereto will, in general, be required to provide to the Exchange Agent a Social Security or other taxpayer identification number, or in certain instances other information, in order to avoid "back-up withholding" requirements which might otherwise apply under the Code. Any such person who does not furnish such information may be subject to a penalty imposed by the Internal Revenue Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT NECESSARILY SET FORTH ALL OF THE TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO ALL SHAREHOLDERS IN ALL CIRCUMSTANCES. SHAREHOLDERS SHOULD THEREFORE CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

       OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     To the best knowledge of Midland, based on information filed with the Securities and Exchange Commission and Midland's stock records, the following table sets forth, as of January 13, 1997, the number of shares of Common Stock beneficially owned by (i) each person who beneficially owns more than 5% of the Common Stock, (ii) directors and executive officers, and (iii) directors and executive officers as a group.

         Name and Address                    Amount and Nature               Percent
       of Beneficial Owner                of Beneficially Owned (1)         of Class
       ---------------------------------  ------------------------------------------
(i)  MARCo Holdings, L.P. (2)
     C/O Michael A. Robinson
     One Commerce Square, Suite 1700
     Memphis, Tennessee                           512,448                      9.2

     The Progressive Corporation (3)
     6300 Wilson Mills Road
     Mayfield Village, Ohio 44143                  460,500                     8.3

     Fenimore Asset Management, Inc.
     118 N. Grand Street, Box 310
     Cobleskill, New York, 10243                  451,150                      8.1

     John J. Shea, Jr., M.D. (4)                  310,777                      5.6

     Philip R. Zanone (5)(6)                      416,853                      7.4

(ii)  John J. Shea, Jr., M.D. (4)                 310,777                      5.6
      Philip R. Zanone (5)(6)                     416,853                      7.4
      Joseph W. McLeary (6)(7)                    182,765                      3.3
      J. Shea Leatherman (8)                      164,038                      3.0
      Elena Barham (6)                             74,477                      1.3
      James E. Farmer (6)                          70,830                      1.3
      Sidney A. Stewart (6)                        21,650                        *
      F. Ross Johnson (9)                          38,200                        *
      Theodore J. Bender, III (10)                 14,000                        *

(iii)  All Directors and Executive
        Officers as a Group
        (9 persons)                             1,308,590                     22.5

---------------
*    Less than one percent

(1) The numbers shown include the shares that are not currently outstanding but which certain shareholders are entitled to acquire or will be entitled to acquire within sixty (60) days. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular shareholder and by the group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) As disclosed on Schedule 13D, a copy of which was provided to Midland in May 1996, includes 102,630 shares directly owned by MARCo Holdings, L.P. and 84,000 shares that Michael A. Robinson may acquire by exercise of warrants. Also includes 130,000 shares owned by Charles P. and Anne W. Brown; 45,818 shares owned by C.P. Brown Family Trust; 108,000 owned by Thomas W. Barbara D. Staed; and 14,000 shares owned by each of Blaine Brantly Staed Irrevocable Trust; Leslie Shelton Staed Irrevocable Trust and Whitney Egan Staed Irrevocable Trust.

(3) As disclosed on Schedule 13D, a copy of which was provided to Midland. The shares are held of record by Progressive Investment Company, Inc., a wholly owned subsidiary of Progressive. In addition, Chuck Chokel, Chief Financial Officer of Progressive, beneficially owns 1,100 shares.

(4) Dr. Shea's address is Shea Clinic, 6133 Poplar Pike, P.O. Box 17987, Memphis, Tennessee 38187-0987.

(5) Includes 55,734 shares owned by his wife, Irwin L. Zanone, as to which Mr. Zanone disclaims beneficial ownership; includes 51,200 shares issuable upon the exercise of options granted under Midland's stock option plans; excludes options to purchase 12,000 shares which are not exercisable within the next 60 days.

(6) The address of each of Midland's officers and of Mr. Stewart is Midland Financial Group, Inc., 825 Crossover Lane, Suite 112, Memphis, Tennessee 38117.

(7) Includes 1,000 shares owned by his wife, Joyce C. McLeary; 44,904 shares owned by McLeary Financial Group, L.P., of which Mr. McLeary is a limited partner; 51,200 shares issuable upon the exercise of stock options granted under Midland stock option plans; excludes options to purchase 12,000 shares that are not exercisable within the next 60 days.

(8) Mr. Leatherman's address is Route 1, Box 193, Robinsonville, Mississippi 38664.

(9) Mr. Johnson's address is 2660 Peachtree Street, N.W., Atlanta, Georgia 30305. Mr. Johnson's ownership includes 2,000 shares owned by his wife, Laurie Johnson, for which he disclaims beneficial ownership.

(10) Mr. Bender's address is 3541 Ridgewood Road, Atlanta, Georgia 30327.

                              FINANCIAL INFORMATION

     Financial information for Midland is included in its Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended, both of which are enclosed with this Proxy Statement.

                           MARKET PRICES AND DIVIDENDS

     Midland's Common Stock is traded on the Nasdaq National Market under the symbol "MDLD." The following table sets forth for the periods indicated the high and low sales prices and dividends paid by Midland. On the Record Date, Midland had 91 shareholders of record and based on information available to it, Midland believes it has more than 1700 beneficial owners of its Common Stock.

                                                         High      Low     Dividends
                                                        ------    ------   ---------
1995
First quarter.......................................... 18 3/4    14 3/4     .05
Second quarter......................................... 19        17 1/2     .05
Third quarter.......................................... 19 1/2     9         .05
Fourth quarter......................................... 12 1/2    18 1/2     .05
1996
First quarter.......................................... 14        11 1/4     .05
Second quarter......................................... 12 7/8    10 7/8      --
Third quarter.......................................... 12 7/8      8         --
Fourth quarter......................................... 10         6 3/4      --
1997
First quarter through February 4....................... 8 3/4      8 27/32    --


     On November 5, 1996, the last full day of trading prior to the announcement of the Merger Agreement, the closing sale price of a share of Common Stock was $6.875. At December 31, 1995 and September 30, 1996 the book value of a share of Common Stock was $9.06 and $8.46, respectively.

                                     GENERAL

INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of KPMG Peat Marwick LLP, Midland's certified public accountants, is expected to be present at the Special Meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to all appropriate questions relating to the financial statements.

SHAREHOLDER PROPOSALS

     If the Merger is not consummated, Midland anticipates that its Annual Meeting for the fiscal year ending December 31, 1996 will occur at the traditional time, in May 1997. Consequently, a proposal submitted by a shareholder for action at such meeting should have been received at Midland's principal executive office prior to December 1, 1996, in order to be eligible for inclusion in Midland's proxy statement therefor.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board knows of no matters which will be presented for consideration at the Special Meeting other than the proposal set forth in this Proxy Statement. If any other matters properly come before the Special Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SOLICITATION OF PROXIES AND COST THEREOF

     The cost of solicitation, which will be undertaken by mail, telephone, telegraph, and personal contact, will be borne by Midland. Expenses of solicitation will include reimbursement to brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation material regarding the Special Meeting to beneficial owners. Midland's regularly retained investor relations consultant, Corporate Communications, Inc., will assist in the solicitation of proxies from shareholders, and further solicitation may be undertaken by directors, officers and employees of Midland, none of whom will be additionally compensated therefor, but who will be reimbursed for out-of-pocket expenses

ADDITIONAL INFORMATION

     Midland is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports and other information filed by Midland can be inspected and copied at the public reference facilities at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Such material and other information concerning Midland can be inspected and copied at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Midland delivers herewith or hereby incorporates by reference its Annual Report on Form 10-K for the year ended December 31, 1995, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, as amended, June 30, as amended, and September 30, 1996, as amended, and its Current Report on Form 8-K filed November 14, 1996. All documents filed by Midland pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special

Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon oral or written request by any person to whom this Proxy Statement has been delivered. Shareholders who wish to receive copies of such documents may call Midland at (901) 680-9100 or write to Midland Financial Group, Inc., 825 Crossover Lane, Memphis, Tennessee 38117,
Attention: Elena Barham.

                                        By Order of the Board of Directors:


                                                   Elena Barham,
                                                    Secretary
February 7, 1997

                                                                     Appendix A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 6, 1996 (this "Agreement"), among Midland Financial Group, Inc., a Tennessee corporation (the "Company"), The Progressive Corporation, an Ohio corporation (the "Purchaser"), and TPC Acquisition Corporation, a Tennessee corporation (the "Merger Sub").


                                   WITNESSETH:

     WHEREAS, the respective boards of directors of the Company, the Purchaser and the Merger Sub have approved the Merger of the Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Purchaser, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger not qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     When used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Acquisition Transaction" has the meaning given to such term in Section 6.2(a).

     "Affiliate" has the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act.

     "Agency Agreements" has the meaning given to such term in Section 4.26.

     "Agents" has the meaning given to such term in Section 4.26.

     "Annual Convention Statement" means an annual convention statement or equivalent of the Company filed with applicable state insurance commissioners.

     "Antitrust Division" has the meaning given to such term in Section 6.10.

     "Assets" means the assets of the Company and its Subsidiaries reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date.

     "Authorization" means any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

     "Balance Sheet" means the audited consolidated balance sheet of the Company as of the Balance Sheet Date, together with the notes thereon and the related unqualified report of KPMG Peat Marwick LLP, the Company's certified public accountants, previously delivered to the Purchaser.

     "Balance Sheet Date" means December 31, 1995.

     "Business Day" means any day other than Saturday or Sunday and any other day on which commercial banks in New York, New York, Cleveland, Ohio or Memphis, Tennessee are required or permitted to be closed.

     "Certificate of Merger" means the Certificate of Merger with respect to the merger of the Merger Sub with and into the Company, containing the provisions required by, and executed in accordance with, Section 48-21-107 of the TBCA.

     "Certificates" means one or more certificates which immediately prior to the Effective Time represented outstanding Shares.

     "Closing" means the closing of the Merger contemplated hereby.

     "Closing Date" has the meaning given to such term in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Company" means Midland Financial Group, Inc., a Tennessee corporation.

     "Company Benefit Arrangement" has the meaning given to such term in Section 4.15(a).

     "Company Common Stock" means the common stock, no par value, of the Company.

     "Company Disclosure Schedule" means the disclosure schedule of the Company dated the date of this Agreement delivered concurrently with the execution and delivery of this Agreement by the Company to the Purchaser.

     "Company Employee Plan" has the meaning given to such term in Section 4.15(a).

     "Company Financial Statements" has the meaning given to such term in
Section 4.18.

     "Company Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole or (ii) the validity or enforceability of, or the ability of any party hereto to perform its obligations under, and to consummate the transactions contemplated by, this Agreement or any other agreement or instrument contemplated hereby or to be entered into in connection herewith. Notwithstanding the foregoing, no adjustments to the Company's Loss Reserves shall be deemed material unless the aggregate net adjustment for periods ending after September 30, 1996 exceeds $10 million.

     "Company Option" has the meaning given to such term in Section 3.3.

     "Company Permits" has the meaning given to such term in Section 4.5(a).

     "Company SEC Reports" means all reports (including without limitation, definitive proxy statements), forms, schedules, registration statements and other documents together with all amendments and supplements thereto, which the Company has been required to file with the SEC since January 1, 1992.

     "Company Shareholders' Meeting" has the meaning given to such term in
Section 6.3.

     "Company's Shareholders' Approval" has the meaning given to such term in
Section 6.3.

     "Computer Intellectual Property" has the meaning given to such term in
Section 4.21.

     "Constituent Corporations" means each of the Merger Sub and the Company.

     "Contract" means any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind.

     "Effective Time" means the date and time of the effectiveness of the Merger pursuant to Section 2.2 and in accordance with the TBCA.

     "Employees" means the officers, employees, agents, directors or independent contractors of a Person or any of its Subsidiaries, whether former or current.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "ERISA Affiliates" means any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" means the exchange agent selected by the Purchaser and reasonably acceptable to the Company, to effectuate the payment for Shares in the Merger.

     "Exchange Fund" shall have the meaning given to such term in Section
3.2(a).

     "Final Termination Date" means April 30, 1997.

     "FTC" has the meaning given to such term in Section 6.10.

     "Governmental Body" means any federal, state, municipal, political subdivision or other governmental court, tribunal, arbitrator, authority, official, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Liabilities" has the meaning given to such term in Section 6.8(a).

     "Indemnified Parties" has the meaning given to such term in Section 6.8(a).

     "Indemnifying Party" has the meaning given to such term in Section 6.8(a).

     "Intellectual Property" has the meaning given to such term in Section 4.21.

     "Intellectual Property Agreements" has the meaning given to such term in
Section 4.21.

     "Law" means any statute, law, rule, regulation or ordinance of any Governmental Body.

     "Lien" means any lien, claim, mortgage, encumbrance, pledge, security interest, equity and charge of any kind.

     "Loss Reserves" means all undiscounted reserves for incurred losses including, without limitation, case reserves, reserves for incurred but not reported losses and reserves for loss adjustment expenses, both allocated and unallocated (and without any deduction for salvage, subrogation or reinsurance recoverables).

     "Marketing Intellectual Property" has the meaning given to such term in
Section 4.21.

     "Merger" means the merger of the Merger Sub with and into the Company as contemplated by Section 2.1.

     "Merger Consideration" means the cash to be delivered in connection with the Merger as set forth in Section 3.1(a).

     "Merger Sub" has the meaning given to such term in the first paragraph hereof.

     "NYSE" means the New York Stock Exchange.

     "Options" means any subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement to issue or sell any shares of capital stock of a corporation or any securities, exchangeable for or exercisable into any such shares.

     "Order" means any judgment, decree, order, writ, permit or license of any Governmental Body.

     "Permitted Investments" means short-term U.S. government obligations or interest-bearing money market accounts that invest solely in such obligations.

     "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

     "Plan" means the Company's 1989 Incentive Stock Option Plan and 1992 Long-Term Incentive Plan.

     "Potential Acquiror" has the meaning given to such term in Section 6.2(a).

     "Proxy Statement" has the meaning given to such term in Section 6.4.

     "Purchaser" has the meaning given to such term in the first paragraph hereof.

     "Purchaser Benefit Arrangement" means each plan (other than any Purchaser Employee Plan), program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees of the Purchaser or any beneficiaries or dependents of any Employees of the Purchaser (other than directors' and officers' liability insurance policies), whether or not oral or written or insured or funded, or constituting an employment or severance agreement or arrangement with any officer or director of the Purchaser or any Significant Subsidiary.

     "Purchaser Common Shares" means the Common Shares, $1.00 par value per share, of the Purchaser.

     "Purchaser Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, established by the Purchaser, any of its Subsidiaries, or any ERISA Affiliate or under which the Purchaser, any of its Subsidiaries, or any ERISA affiliate contributes or under which any Employees of the Purchaser or any beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to service to the Purchaser, any of its Subsidiaries or any ERISA Affiliate or under which any obligation exists to issue capital stock of the Purchaser or any of its Subsidiaries.

     "Purchaser Financial Statements" has the meaning given to such term in
Section 5.10.

     "Purchaser Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Purchaser and its Subsidiaries, taken as a whole or (ii) the validity of enforceability of, or the ability of any party hereto to perform its obligations under, and to consummate the transactions contemplated by, this Agreement or any other agreement or instrument contemplated hereby or to be entered into in connection herewith.

     "Purchaser Permits" has the meaning given to such term in Section 5.4(a).

     "Purchaser Representatives" has the meaning given to such term in Section 6.6.

     "Purchaser SEC Reports" means all reports (including, without limitation, definitive proxy statements), forms, schedules, registration statements and other documents together with all amendments and supplements thereto which the Purchaser has been required to file with the SEC since January 1, 1991.

     "Quarterly Convention Statement" means a quarterly statement of the Company prepared on selected pages of the Annual Convention Statement form.

     "Reinsurance Agreement" has the meaning given to such term in Section 4.27.

     "Representative" has the meaning given to such term in Section 6.2(a).

     "R-H" means The Robinson-Humphrey Company, Inc.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Shares" means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the exercise or cancellation of each Company Option pursuant to Section 3.3.

     "Significant Response" has the meaning given to such term in Section
6.2(b).

     "Significant Subsidiary" has the meaning given to such term in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

     "Subsidiary" means as to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

     "Support Agreement" means an agreement among a shareholder of the Company, the Purchaser and the Merger Sub dated the date hereof and relating to voting at the Company Shareholders' Meeting.

     "Surviving Corporation" has the meaning given to such term in Section 2.1.

     "Surviving Corporation Common Stock" means the common stock, no par value, of the Surviving Corporation.

     "Taxpayers" means as to any Person, such Person, any predecessor of such Person and all Affiliates of such Person (including, without limitation, all members for income tax purposes of any affiliated group of corporations of which such Person or any such predecessor corporation is or has been a member).

     "TBCA" means the Tennessee Business Corporation Act.

     "Transaction Moratorium Period" has the meaning given to such term in
Section 6.2(b).

     "Wholly Owned Subsidiary" means a Subsidiary of which 100% of the issued and outstanding common stock is owned directly or indirectly by the parent company.


                                    ARTICLE 2

                                   THE MERGER


     2.1 The Merger. Subject to the terms and conditions hereof, at the Effective Time and in accordance with the provisions of this Agreement and the applicable provisions of the TBCA, the Merger Sub shall be merged with and into the Company which shall continue as the surviving corporation (the "Surviving Corporation"). Thereupon the separate corporate existence of the Merger Sub shall cease, and the Surviving Corporation shall continue in existence under the laws of the State of Tennessee.

     2.2. Effective Time of the Merger. On or prior to the Closing Date, the Merger shall be consummated by filing with the Secretary of State of the State of Tennessee, as provided in Section 48-21-105 of the TBCA, the Certificate of Merger, in such form as is required by and executed in accordance with Section 48-11-301 of the TBCA and satisfactory to the parties hereto, on behalf of the Constituent Corporations. The Merger shall become effective at the time of filing or at such later time as shall be specified in the Certificate of Merger. Prior to such filing, a closing (the "Closing") shall be held at the offices of Baker & Hostetler, 3200 National City Center, Cleveland, Ohio 44114, or such other place as the parties may agree, on a date set by the Purchaser (the "Closing Date"), which date shall be within ten business days following the later of (i) the date of the meeting of shareholders of the Company at which a vote is taken to approve the Merger, and (ii) the date upon which all conditions set forth in Article 7 hereof have been satisfied or waived.

     2.3. Certificate of Incorporation. The Certificate of Merger shall provide that, upon the filing thereof, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

     2.4. Effect of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the TBCA.

                                    ARTICLE 3

              MERGER CONSIDERATION; STATUS AND CONVERSION OF SHARES

     3.1. Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted or canceled, as the case may be, in the following manner:

     (a) Each Share (other than shares of Company Common Stock held in treasury) shall be converted into the right to receive from the Purchaser Nine Dollars ($9.00) in cash (the "Merger Consideration").

     (b) Each share of Common Stock, no par value per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and be converted into one share of Surviving Corporation Common Stock.

     (c) At the Effective Time, each share of Company Common Stock, if any, held in treasury immediately prior to the Effective Time shall be canceled and retired and no payment shall be made with respect thereto.

     3.2. Payment for Shares in the Merger. The manner of making payment for and conversion of Shares in the Merger shall be as follows:

     (a) At the Effective Time, the Purchaser shall make available to the Exchange Agent for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, cash payable as Merger Consideration (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, effect the payments of cash provided for in Section 3.1 out of the Exchange Fund.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificate for payment therefor. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive for each of the Shares represented by such Certificate the Merger Consideration pursuant to this Article 3, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, the Certificate shall represent solely the right to receive the cash with respect to each of the Shares represented thereby. If any cash is to be paid to any Person other than the Person to which the Certificate surrendered is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a

Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) Any portion of the Exchange Fund which remains undistributed to former shareholders of the Company for 180 days after the Effective Time shall be delivered to the Purchaser, upon demand of the Purchaser, and any former shareholders of the Company shall thereafter look only to the Purchaser for payment of their claim for the Merger Consideration.

     3.3. Status of Options. Prior to the Closing Date, the Company shall cause the Plan and/or each Option outstanding on such date for the purchase of shares of Company Common Stock granted under any employee stock option or compensation plan or arrangement of the Company and its Subsidiaries (a "Company Option") to be amended in the following respects: (i) each Company Option, whether or not such Company Option is then exercisable, shall become fully vested and exercisable as of the close of business on the Business Day immediately preceding the Closing Date, (ii) each Company Option shall terminate as of the Effective Time unless exercised prior to the Effective Time, and (iii) except with respect to any Company Option granted after the date six months prior to the Closing Date to a person required to file reports under Section 16(a) of the Exchange Act, each holder of a Company Option shall be deemed as of the Business Day immediately prior to the Closing Date to have irrevocably exercised in full his Company Option as of such Business Day by means of a "cashless" exercise pursuant to which the Company, when issuing shares of Company Common Stock on exercise, will withhold from such issuance shares with an aggregate value (when valued at the Average Share Price) equal to the exercise price payable upon such exercise, in lieu of the payment by the holder of the exercise price in cash. The amendment of Company Options provided for in this Section shall be conditional upon the consummation of the Merger such that, in the event the Merger is not consummated and this Agreement is terminated, the Company Options shall in all respects revert to the terms in effect prior to the Business Day immediately prior to the Closing Date and all notices of exercise deemed given pursuant to this Section shall be null and void. No payment, assumption or conversion shall occur in the Merger with respect to terminated Options. All Shares issued upon exercise of Company Options pursuant to this Section 3.3 shall be deemed issued and outstanding at the Effective Time for purposes of the Merger.

     3.4. Closing of the Company's Transfer Books. The stock transfer books of Company shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. The Purchaser and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Company Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

     3.5. No Further Ownership Rights in Company Common Stock. All Merger Consideration issued upon surrender of a Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 3.

     3.6. No Liability. None of the Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Law or Order, become the property of the Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

     3.7 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Purchaser, on a daily basis in Permitted Investments. Any interest and other income resulting from such investments shall be paid to the Purchaser upon termination of the Exchange Fund pursuant to Section 3.2(c).


                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to the Purchaser and the Merger Sub as follows:

     4.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, has full corporate power and authority to conduct its business as and to the extent it is presently being conducted and as and to the extent proposed by the Company to be conducted and to own, lease and operate its properties and assets. The Company is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification licensing or admission necessary and where the failure to be so qualified, licensed or admitted has or could reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is listed in Section 4.1 of the Company Disclosure Schedule. Except for the Company's Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than portfolio securities acquired by the Company in the ordinary course of business.

     4.2. Authorization. The Company has all necessary corporate power and authority to enter into this Agreement, has taken all corporate action necessary to consummate the transactions contemplated hereby and, subject to obtaining the Company Shareholders' Approval, to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Subject to
Section 6.2, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3. Subsidiaries. Section 4.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and indicates the Company's ownership interest in each. Section 4.3 of the Company Disclosure Schedule also sets forth the jurisdiction of incorporation of each of the Company's Subsidiaries, each jurisdiction in which such Subsidiary is qualified, licensed or admitted to do business and the number of shares of capital stock of such Subsidiary authorized and outstanding. Each Subsidiary of the Company (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to own, lease or operate its properties and assets and to conduct its business as and to the extent currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and could not reasonably be expected (so far as can be foreseen at the time) to have, a Company Material Adverse Effect, and (ii) is duly qualified, licensed or admitted and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, license or admission necessary, except where the failure to be so qualified, licensed or admitted does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

     4.4. Capital Stock.

     (a) As of the date hereof, the authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock, of which 5,550,198 shares are issued and outstanding, no shares are held in the treasury of the Company and 490,000 shares are reserved for issuance pursuant to outstanding Options granted under the Company's Plan, and 93,324 shares are reserved for issuance pursuant to outstanding warrants. The exercise prices of the outstanding options and warrants are set forth in Section 4.4(a) of the Company Disclosure Schedule. Except for shares of Company Common Stock issued upon exercise of outstanding Options granted pursuant to the Company's Plan, or exercise of the outstanding warrants and except as contemplated by Section 6.1(a), there has not been, and as of the Closing Date there will not have been, any change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance since the Balance Sheet Date. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be upon issuance, in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as described in this Section 4.4 and pursuant to this Agreement, there are no outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

     (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 4.4 of the Company Disclosure Schedule, are owned, beneficially and of record, by the Company, free and clear of any Liens. Except as described in Section 4.4(a) above, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary, wholly owned directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

     (c) There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

     4.5. Government Approvals; Compliance with Laws and Orders.

     (a) To the best of the Company's knowledge, the Company and each of its Subsidiaries has obtained from the appropriate Governmental Bodies or self-regulatory organizations which are charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company all permits, variances, exemptions, orders, approvals and licenses necessary for the conduct of its business and operations as and to the extent currently conducted (the "Company Permits"), which Company Permits are valid and remain in full force and effect, except where the failure to have obtained such Company Permits or the failure of such Company Permits to be valid and in full force and effect, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, do not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

     (b) Neither the Company nor any of its Subsidiaries has received notice of any Order or any complaint, proceeding or investigation of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened, which affects or could reasonably be expected (so far as can be foreseen at the time) to affect the validity of any such Company Permit or impair the renewal thereof, except where the invalidity of any such Company Permit or the non-renewal thereof does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is a party or subject to any agreement, consent decree or Order, or other understanding or arrangement with, or any directive of, any Governmental Body or self-regulatory organization that is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company which imposes any material restrictions on or otherwise affects in any material way the conduct of the insurance business of the Company or any of its Subsidiaries.

     (c) To the best of the Company's knowledge, the Company and its Subsidiaries are not and have not been in violation of or default under any Laws or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, except for violations which, individually or in the aggregate, have not had and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

     4.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, except as disclosed in the Company SEC Reports filed prior to the date hereof or as disclosed in the Company Disclosure Schedule, to the best of the Company's knowledge (i) there has not been any change, event or development (or threat thereof) which has had, or that could reasonably be expected (so far as can be foreseen) to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (iii) neither the Company nor any of its Significant Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section
6.1. Without limiting the generality of the foregoing, since the Balance Sheet Date except as disclosed in Company SEC Reports filed prior to the date hereof or as disclosed in the Company Disclosure Schedule, there has not been any:

     (a) change in the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company or any of its Subsidiaries, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Company Material Adverse Effect;

     (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable to any Company Employee whose total cash compensation for services rendered to the Company or any of its Subsidiaries is currently at an annual rate of more than $100,000, (ii) except in the ordinary course of business consistent with past practice bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Company Employees, (iii) except in the ordinary course of business consistent with past practice or as required by law, employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Company Employee; provided, however, that any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Company Employee pursuant to the existing plans and arrangements described in Section 4.15 of the Company Disclosure Schedule shall be permitted, or (iv) new employment agreement to which the Company or any of its Subsidiaries is a party;

     (c) except in the ordinary course of business consistent with past practice or as required by law, addition to or modification of the employee benefit plans, arrangements or practices described in Section 4.15 of the Company Disclosure Schedule affecting Company Employees other than (i) contributions made for 1994 or 1995 in accordance with the normal practices of the Company or its Subsidiaries or (ii) the extension of coverage to other Company Employees who became eligible after the Balance Sheet Date;

     (d) sale, assignment or transfer of any of the assets of the Company or any of its Subsidiaries, which are material, singly or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

     (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Company and its Subsidiaries, taken as a whole, whether or not in the ordinary course of business;

     (f) amendment, cancellation or termination of any Contract, license or other instrument material to the Company and its Subsidiaries, taken as a whole;

     (g) capital expenditure or the execution of any lease or any incurring of liability therefor by the Company or any of its Subsidiaries, involving payments in excess of $50,000 in any 12-month period or $250,000 in the aggregate;

     (h) failure to repay when due any material obligation of the Company or any of its Subsidiaries, except in the ordinary course of business or where such failure would not have a Company Material Adverse Effect;

     (i) material change in accounting methods or practices by the Company or any of its Subsidiaries affecting their respective assets, liabilities or business;

     (j) material revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, writing-off notes or accounts receivable which are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

     (k) damage, destruction or loss (whether or not covered by insurance) having a Company Material Adverse Effect;

     (l) mortgage, pledge or other encumbrance of any assets of the Company or any of its Subsidiaries, which are material, singly or in the aggregate, to the Company and its Subsidiaries taken as a whole except purchase money mortgages arising in the ordinary course of business;

     (m) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's equity securities;

     (n) issuance by the Company or any of its Subsidiaries of, or commitment of the Company or any of its Subsidiaries to issue, any shares of capital stock or other equity securities or Options other than the issuance of Company Common Stock upon the exercise of Options as provided in Section 3.3;

     (o) indebtedness incurred by the Company or any of its Subsidiaries for borrowed money or any commitment to borrow money entered into by the Company or any of its Subsidiaries, or any loans made or agreed to be made by the Company or any of its Subsidiaries;

     (p) liabilities incurred involving $250,000 or more, except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves other than in the ordinary course of business consistent with past practices;

     (q) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of other liabilities involving not more than $250,000 singly and not more than $750,000 in the aggregate; or

     (r) agreement or commitment by the Company or any of its Subsidiaries to do any of the foregoing.

     4.7. Compliance with Contracts and Commitments.

     (a) Section 4.7(a) of the Company Disclosure Schedule contains an accurate and complete listing of each material Contract, whether written or oral, required to be described in the Company SEC Reports or filed as exhibits thereto pursuant to the Exchange Act. Except as disclosed in Section 4.7 of the Company Disclosure Schedule, each of such Contracts (other than Contracts which have expired or terminated in accordance with the terms thereof) is in full force and effect and (i) to the best of the Company's knowledge, neither the Company nor any of its Subsidiaries nor, to the best of the Company's knowledge, any other party thereto has breached or is in default thereunder, (ii) to the best of the Company's knowledge, no event has occurred which, with the passage of time or the giving of notice or both would constitute such a breach or default, (iii) to the best of the Company's knowledge, no claim of material default thereunder has been asserted or threatened and (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

     (b) Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is in violation of any term of (i) its charter, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other Contract to which it is a party or by which it is bound, (iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or (iv) any applicable Order of any Governmental Body, or self-- regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, the consequences of which violation, whether individually or in the aggregate, have or could reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

     4.8. Non-Contravention; Approvals and Consents.

     (a) Except as set forth in Section 4.8 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws (or other comparable charter document) of the Company or any of its Subsidiaries, or
(ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (A) Laws or Orders of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (B) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (A) and (B) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     (b) Except for (i) the filing of a premerger notification report by the Company under the HSR Act, (ii) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (iii) the filing of the Certificate of Merger and other appropriate merger documents required by the TBCA with the Secretary of State of the State of Tennessee, and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) any filings required to be made with the Tennessee State Department of Commerce and Insurance and any other regulatory authority in each jurisdiction in which the Company or any of its Subsidiaries conducts insurance business, no consent, approval or action of, filing with or notice to any Governmental Body or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     4.9. Litigation. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no actions, suits, arbitrations, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any Company Employee Plan or Company Benefit Arrangement), or any property of the Company or any such Subsidiary (including Proprietary Rights), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, arbitrations, investigations or proceedings which, individually or in the aggregate, have not had and if adversely determined or resolved, could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

     4.10. Labor Matters. The Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the Company's activities, and the Company has no knowledge of any facts or information which would give rise thereto.

     4.11. Absence of Undisclosed Liabilities. Except as disclosed in Section
4.11 of the Company Disclosure Schedule, the Company has no liabilities or obligations (whether choate or inchoate, absolute or contingent, or otherwise) except (i) liabilities which are reflected and reserved against or disclosed on the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which have not resulted in, and could not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

     4.12. Liabilities Other than Loss Reserves; Loss Reserves; Stated Capital. Except as set forth on Section 4.12 of the Company Disclosure Schedule and in the Company SEC Reports filed prior to the date hereof and Annual Convention Statements and Quarterly Convention Statements filed prior to the date hereof, as of December 31, 1995, neither the Company nor any Subsidiary had any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of any kind other than Loss Reserves ("Non-Loss Reserve Liabilities") required by statutory accounting principles to be reflected or reserved against in a financial statement, which would have a Company Material Adverse Effect that was not fully and adequately reflected or reserved against on the Company's 1995 Annual Convention Statement. The adequacy of reinsurance recoverables have been prepared in accordance with statutory accounting principles consistently applied with prior periods (except as expressly set forth therein or required by a rule or regulation of Tennessee) and have not been intentionally understated or overstated by the Company. The Loss Reserves of the Company and each of its Subsidiaries as set forth in the audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports were determined in good faith by the Company in accordance with generally accepted accounting principles and were believed by the Company to be reasonable when made. The Loss Reserves attributable to the Company's and the Subsidiaries' insurance business including, without limitation, reserve and other liability amounts in respect of insurance policies, whether direct or assumed by reinsurance, established or reflected in the respective statutory annual statements for the three years ended December 31, 1995 of the Company and each of the Subsidiaries, were determined in accordance with generally accepted actuarial standards consistently applied and are in compliance, in all material respects, with the requirements of the insurance laws, rules and regulations of Tennessee as well as those of any other applicable jurisdictions (collectively, "Applicable Insurance Laws"). To the Company's knowledge, except as set forth in Section
4.12 of the Company Disclosure Schedule, the Loss Reserves were adequate to cover the total amount of all matured and unmatured liabilities and obligations of the Company and each of the Subsidiaries under all their respective outstanding insurance policies, funding agreements and annuity, guaranteed interest, reinsurance, coinsurance and other similar contracts at September 30, 1996. Subject to the description set forth in Section 4.12 of the Company Disclosure Schedule, the Company and each of the Subsidiaries own assets that qualify as admitted assets under Applicable Insurance Laws in an amount at least equal to the sum of all such reserves and liability amounts and its minimum statutory capital and surplus as required by the insurance laws, rules and regulations of Tennessee or, to the extent material to the Company and the Subsidiaries taken as a whole, any other jurisdiction.

     4.13. No Brokers. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary or affiliate of the Company has entered into or will enter into any Contract or understanding, whether oral or written, with any Person which will result in the obligation of the Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.14. No Other Agreements to Sell the Assets or the Company. Neither the Company nor any Subsidiary has any legal obligation, absolute or contingent, to any other person to sell any Assets, to sell any capital stock of the Company or any of its Significant Subsidiaries or to effect any merger, consolidation or other reorganization of the Company or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

     4.15. Employee Benefit Plans.

     (a) The Company Disclosure Schedule sets forth a true and complete list of all the following: (i) each employee benefit plan, as such term is defined in
Section 3(3) of ERISA, established by the Company, any of its Subsidiaries, or any ERISA Affiliate or under which the Company, any of its Subsidiaries, or any ERISA Affiliate contributes or under which any Employee of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to service to the Company, any of its Subsidiaries or any ERISA Affiliate or under which any obligation exists to issue capital stock of the Company or any of its Subsidiaries (each, a "Company Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Company Employees or any beneficiaries or dependents of any Company Employees (other than directors' and officers' liability insurance policies), whether or not oral or written or insured or funded, or constituting an employment or severance agreement or arrangement with any officer or director of the Company or any Subsidiary (each, a "Company Benefit Arrangement"). Any such Company Employee Plans or Company Benefit Arrangements maintained for any officer, director or employee of a Subsidiary of the Company that is not a Subsidiary are not in the aggregate material to the Company and its Subsidiaries taken as a whole, but are identified in Section 4.15 of the Company Disclosure Schedule. The Company Disclosure Schedule also (i) sets forth a true and complete list of each Company Employee Plan maintained by the Company, any ERISA Affiliate, or any of its Subsidiaries, during the five years preceding the date of this Agreement that was covered during such period by Title IV of ERISA, (ii) identifies each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, and (iii) identifies the Company Employee Plans and Company Benefit Arrangements that are maintained, respectively, by each of the Company and its Subsidiaries. The Company has made available to the Purchaser with respect to each Company Employee Plan and Company Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Company Employee Plan or Company Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Company Employee Plan or Company Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any, including, without limitation, any such reports relating to any health or medical plan; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such Company Employee Plans and Company Benefit Arrangements not so provided are not in the aggregate material to the Company and its Subsidiaries taken as a whole, but are identified in Section 4.15 of the Company Disclosure Schedule.

     (b) Except as disclosed in Section 4.15 of the Company Disclosure Schedule, each Company Employee Plan and Company Benefit Arrangement has been established and maintained in accordance with its terms and in compliance with all applicable laws including, but not limited to, ERISA and the Code. To the best of the Company's knowledge, neither the Company nor any of its Subsidiaries nor any of their respective Employees nor any other disqualified person or party-in-interest with respect to any Company Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which the Company or its Subsidiaries could have or has any material liability. All contributions required to be made to the Company Employee Plans and Company Benefit Arrangements have been made timely or, to the extent such contributions have not been made timely, the liability resulting therefrom is not material. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code and whose related trust is intended to be exempt from taxation under
Section 501(a) of the Code has received, or has applied for and has not been denied, a favorable determination letter with respect to its qualification, and to the Company's best knowledge, nothing has occurred which could cause a loss of such qualification. Neither the Company, any ERISA Affiliate nor any Subsidiary of the Company has incurred any liability to the Pension Benefit Guaranty Corporation other than a liability for premiums not yet due.

     (c) Neither the Company, any ERISA Affiliate nor any Subsidiary of the Company has ever maintained, sponsored or contributed to any employee plan that is or was subject to Section 412 of the Code or has incurred "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

     (d) Neither the Company, any ERISA Affiliate nor any Subsidiary of the Company has ever maintained or sponsored or contributed to any employee pension benefit plan.

     (e) Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA, nor do any circumstances exist that could result in any of them having any liability under Title IV of ERISA. To the best of the Company's knowledge, neither the Company nor any Subsidiary of the Company has any liability for any failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

     (f) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Company Employee Plan or Company Benefit Arrangement.

     (g) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Company Employee Plan or Company Benefit arrangement to post-employment welfare benefits of any kind including, without limitation, death or medical benefits (other than coverage mandated by Section 4980B of the Code).

     (h) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the Company's best knowledge, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement.

     (i) Neither the Company, nor any Subsidiary has scheduled or agreed upon future increases of benefits levels (or creations of new benefits) with respect to any Company Employee Plan or Company Benefit Arrangement, and no such increases or creation of benefits have been proposed or made the subject of representations to employees under circumstances which make it reasonable to expect that such increases would be granted. No loan is outstanding between the Company, any Subsidiary of the Company, or any ERISA Affiliate and any Employee of the Company.

     4.16. Proxy Statement; Registration Statement.

     (a) The Proxy Statement as amended or supplemented from time to time, and any other documents to be filed by the Company with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading insofar as the information therein relates to the Company. The Proxy Statement and all such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

     (b) Neither the information supplied or to be supplied by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company with the SEC, in any document to be filed by the Purchaser with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company in connection with the Merger or any other transaction contemplated hereby will on the date of its filing or effectiveness contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.17. Tax Matters. To the best of the Company's knowledge, the Company Taxpayers have duly filed with the appropriate Governmental Bodies all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports and have paid in full all taxes required to be paid by such Company Taxpayers before such payment became delinquent. To the best of the Company's knowledge, the Company has made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Company Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

     The consolidated federal income tax returns of the Company and its predecessors and the federal income tax returns of each Subsidiary of the Company whose results of operations are not consolidated in the federal income tax returns of the Company, have been examined by the Internal Revenue Service for the period ending December 31, 1993 and have not been examined for any periods ending thereafter. There are no audits known by the Company to be pending of the Company's tax returns, and there are no claims which have been or may be asserted relating to any of the Company's tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency which could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. There have been no waivers of statutes of limitations by the Company.

     None of the Company Taxpayers has filed a statement under Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's assets or property, and no property of the Company is property which the Purchaser or the Company is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code. The Company is not a United States Real Property Holding Corporation within the meaning of Section 897 (FIRPTA) of the Code. The Company is not, nor has it in the past been, a party to any tax-sharing agreement or similar arrangement with any other party.

     For the purpose of this Agreement, any federal, state, local or foreign income, gross receipt, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax."

     4.18. Reports and Financial Statements. The Company has filed with the SEC all Company SEC Reports and has previously made available to the Purchaser true and complete copies of all the Company SEC Reports. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected, individually or in the aggregate to result in a Company Material Adverse Effect) the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with generally accepted accounting principles consistently applied. Each Significant Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

     4.19. Payments. The Company has not, directly or indirectly, paid nor has it delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the Company has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

     4.20. Information Supplied. The financial and other information provided to the Purchaser by or on behalf of the Company on or prior to the date hereof and listed on the Company Disclosure Schedule at Section 4.20 of such Schedule relating to (i) loans of the Company or its Subsidiaries secured by an interest in real property, (ii) the reserves and other amounts of liabilities or obligations of the Company and its Subsidiaries in respect of insurance contracts, annuity contracts and guaranteed interest contracts as established or reflected on the books and records of the Company and its Subsidiaries, and
(iii) reinsurance, retrocession, coinsurance and similar contracts was prepared in good faith and, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by the Company to the Purchaser prior to the date hereof), accurately reflected in all material respects the status or matters purported to be reflected by such financial or other information. To the best of the Company's knowledge, the information listed on Company Disclosure Schedule at
Section 4.20 thereof which was provided to the Purchaser by the Company with respect to the business, operations and financial condition of the Company is not false or misleading in any material respect, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by the Company to the Purchaser prior to the date hereof).

     4.21. Intellectual Property. Section 4.21 of the Company Disclosure Schedule lists all material trademarks, trade names, copyrights, or applications used by the Company or a Subsidiary ("Marketing Intellectual Property"). The Company or such Subsidiary owns or, to the extent disclosed in such Section 4.21, has adequate rights to use all Marketing Intellectual Property which is used in the operation of Company and its Subsidiaries' businesses as of the date hereof. The Company or one of its Subsidiaries owns or, to the extent disclosed in Section 4.21, has adequate rights to use all computer programs, firmware and documentation relating thereto (other than licenses of generally available standard computer programs) ("Computer Intellectual Property" and collectively with Marketing Intellectual Property, "Intellectual Property") which is material to the operation of the Company and its Subsidiaries' businesses as of the date hereof (the agreements relating thereto are referred to as the "Intellectual Property Agreements"). As to any Intellectual Property owned by the Company or any Subsidiary, such Intellectual Property is owned free and clear of all material claims of others, including employees, former employees or independent contractors of the Company or any Subsidiary, and as of the date hereof, neither the Seller nor any Subsidiary has received notice that the use of such Intellectual Property in the business of the Company or the Subsidiaries violates or infringes upon the claimed rights of others. As to the Intellectual Property Agreements, except as set forth in
Section 4.21 of the Company Disclosure Schedule, as of the date hereof, (i) all such agreements are in full force and effect, (ii) neither Seller nor any Subsidiary, nor to the knowledge of the Company any other party thereto, is in default under any such agreement in any material respect, (iii) neither the Company nor any Subsidiary is or might become obligated to make any royalty or similar payments under any such agreements except as stated therein, and (iv) the rights of the Company or any Subsidiary under such agreements will not be affected by the consummation of the transactions provided for herein. Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted to any person any license or other right to use in any manner any of the Intellectual Property owned by the Company or any Subsidiary or has granted any sublicense or right to use any Intellectual Property licensed to the Company or any Subsidiary under the Intellectual Property Agreements.

     4.22. Real Estate. Section 4.22 of the Company Disclosure Schedule sets forth a list and summary description of (a) all real property owned by the Company and the Subsidiaries and all buildings located on such real property, other than real property acquired through salvage or subrogation; and (b)(i) all material leases, subleases or other agreements under which the Company or any Subsidiary is lessor of any real property; (ii) all material options held by the Company or any Subsidiary or material contractual obligations on their part to purchase or acquire any interest in real property; and (iii) all material options granted by the Company or any Subsidiary or material contractual obligations on their part to sell or dispose of any interest in real property. The Company or a Subsidiary of the Company (as indicated on Section 4.22 of the Company Disclosure Schedule) is the owner of record or beneficial owner, or lessor under the leases or holder of the options (except those set forth in response to item (b)(iii)), as the case may be, of each of the items set forth in Section 4.22 of the Company Disclosure Schedule. Except as set forth in
Section 4.22 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor, to the best knowledge of the Company, any other party thereto is in default under such leases, subleases and other agreements and neither the Company nor any Subsidiary has received any notice of any default thereunder, and each of the options set forth on Section 4.22 of the Company Disclosure
Schedule is in full force and effect.

     4.23. Intercompany and Affiliate Transactions; Insider Interests.

     (a) Except as otherwise disclosed in the Company SEC Reports, Section 4.23 of the Company Disclosure Schedule lists all intercompany agreements or arrangements of any kind between or among the Company and/or the Subsidiaries, on the one hand, and the Company's officers, directors or stockholders owning more than 5% of Company Common Stock, on the other hand.

     (b) Except as set forth in Section 4.23 of the Company Disclosure Schedule and except as otherwise disclosed in the Company SEC Reports, none of the Company's officers or directors has any direct or indirect interest either by way of stock ownership or otherwise, in any firm, corporation, association or business enterprise, which competes with the Company or any of its Subsidiaries; is a supplier, client, customer, agent or broker of the Company or the Subsidiaries; or is otherwise engaged in the business engaged in by the Company and such Subsidiaries. Ownership of capital stock listed on a national securities exchange or traded in the over-the-counter market of any corporation shall not be deemed a violation of this Section, provided the owner thereof and his affiliates do not own more than an aggregate of 5% of the capital stock of such corporation.

     4.24. Insurance for the Benefit of the Company and Its Subsidiaries.
Section 4.24 of the Company Disclosure Schedule lists all insurance policies or contracts providing coverage to the Company and its Subsidiaries as of the date hereof. All such policies or contracts of insurance are of a scope and in an amount usual and customary for businesses engaged in the businesses of the Company and its Subsidiaries and are sufficient for compliance with all requirements of law and of all agreements to which the Company or any such Subsidiary is a party as of the date hereof. To the best of the Company's knowledge, as of the date hereof, all insurance policies pursuant to which any such insurance is provided are in full force and effect and no effective notice of cancellation or termination of any such insurance policies has been given to the Company or any Subsidiary of the Company by the carrier of any such policy. Through the date hereof, all premiums required to be paid in connection therewith have been paid in full.

     4.25. Title to Assets; Liens. Except as disclosed in Section 4.25 of the Company Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to all of their respective premiums receivable, property, equipment and other assets, and such assets are free and clear of any mortgages, liens, charges, encumbrances or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which would not, individually or in the aggregate, materially and adversely affect the value of such property as carried on the financial statements which are included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996. The Company and the Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them.

     4.26. Conduct of Business; Agents

     (a) All policies of insurance issued by the Company as now in force are, to the extent required under applicable law, on forms which have been approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed and/or approved or are otherwise in compliance with existing law and premium rates established by the Company conform thereto.

     (b) The Company has furnished to the Purchaser a list of all written contracts ("Agency Agreements") between the Company or any of its Subsidiaries and its agents, managing general agents or brokers ("Agents"). Attached to
Section 4.26 of the Company Disclosure Schedule is a copy of the Company's and each of its Subsidiaries' standard agency agreement, including copies of all schedules and exhibits customarily attached thereto and made a part of such Agency Agreements. Each of the Agency Agreements is valid, binding and in full force and effect in accordance with its terms, assuming no default by any such Agent under any such contract or agreement and except for such contracts the failure of which to be valid, binding and in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in default in any material respect with respect to any such contract or other agreement (described in the preceding sentence including the exception) and no such contract or other agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable solely by reason of such transactions.

     (c) As of the date hereof, all of the Company's Agents are duly licensed (to the extent that such licenses are required) in the jurisdictions in which the Agent places or sells insurance and each Agent is duly authorized and appointed by the Company or the applicable Subsidiary pursuant to applicable Laws. All written contracts or agreements between any Agent, on one hand, and the Company or any Subsidiary, on the other hand, are in compliance with all applicable Laws. To the best knowledge of the Company, no Agent is the subject of, or party to, any disciplinary action or proceeding under any applicable Law.

     (d) As of the date hereof, the Company is unaware of any Agent that intends to, or, has threatened to, terminate or materially change its relationship with the Company or the Subsidiaries as a result of the Merger or the contemplated operations of the Company and the Subsidiaries after the Merger is consummated, which termination or change could have a Company Material Adverse Effect.

     4.27. Insurance Policies; Reinsurance.

     (a) Section 4.27 of the Company Disclosure Schedule sets forth a true and complete list of all reinsurance treaties and contracts or fronting agreements applicable to the Company or the Subsidiaries (individually, a "Reinsurance Agreement"). Each Reinsurance Agreement to which the Company or any of the Subsidiaries is a party is valid and binding on the Company or the Subsidiary and in full force and effect in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which the enforcement of any proceeding therefor may be brought. Neither the

Company nor any of the Subsidiaries is in default in any material respect with respect to any such Reinsurance Agreement, and no such Reinsurance Agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Merger Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions.

     (b) To the best of the Company's knowledge, all policies and contracts of insurance and reinsurance entered into or issued, as the case may be, by the Company or its Subsidiaries or which are being entered into or issued by the Company or the Subsidiaries as of the date hereof, are in compliance, and at the respective dates of issuance were in compliance, with all applicable laws and, to the extent required under applicable law, are on forms approved by the appropriate Governmental Bodies in the jurisdictions where issued or have been filed with and not objected to by such Governmental Body within the period provided for objection. Any premium rates with respect to insurance or reinsurance policies or contracts currently issued by the Company or its Subsidiaries which are required to be filed with or approved by any Governmental Body have been so filed or approved in accordance with applicable law, and the premiums charged thereon conform thereto.

     (c) Neither the Company nor any of its Subsidiaries is a party to any underwriting management agreement.

     4.28. Regulatory Filings. The Company will make, or has made, available for inspection by the Purchaser all material registrations, filings or submissions made with respect to the Company and each of its Subsidiaries with any Governmental Body and each and every Annual Convention Statement and Quarterly Convention Statement filed with or submitted to any state governmental or insurance regulatory body and any reports of examinations issued by any such state governmental or insurance regulatory body since December 31, 1990. Each of the Company and its Subsidiaries has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any Governmental Body, except where failure to so file would not have a Company Material Adverse Effect and except (i) those with respect to which the imposition, levy or collection of all fines, penalties, assessments, Taxes, forfeitures, money judgments or sanctions of any type are barred by the applicable statute of limitations, and (ii) as otherwise agreed to in writing by the applicable governmental or regulatory body. Except as indicated in Section
4.28 of the Company Disclosure Schedule, (x) all such registrations, filings and submissions were in material compliance with applicable law when filed, and (y) no material deficiencies have been asserted by any such governmental or regulatory agency with respect to such registrations, filings or submissions that have not been remedied or otherwise satisfied.

     4.29. Premium Balances Receivable. The premium balances receivable of the Company and its Subsidiaries as reflected in the Balance Sheet, to the extent uncollected on the date hereof and the premium balances receivable reflected on the books of the Company and the Subsidiaries as of the date hereof, are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) the premium balances receivable are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any material amount thereof.

     4.30. Investment Portfolio and Other Assets. The Company, including, for purposes of this Section 4.30, its Subsidiaries, owns an investment portfolio acquired in the ordinary course of business, and a true and complete list of the securities and other investments in such investment portfolio, as of October 31, 1996, with information included thereon as to the cost of each such investment and the market value thereof as of such date, is contained in Section 4.30 of the Company Disclosure Schedule. As of October 31, 1996, to the best of the Company's knowledge, (i) none of the investments included in such investment portfolio is in default in the payment of principal or interest or dividends or impaired to any extent and (ii) all investments included in such investment portfolio comply with all insurance laws and regulations of each of the states to which the Company and each of its Subsidiaries are subject relating thereto and with all federal and state securities laws.

     4.31. State Security Deposits. Section 4.31 of the Company Disclosure Schedule sets forth a true, correct and complete list of all securities deposited with state insurance departments relative to the Schedule of Deposits appearing in the Company's Annual Convention Statement for December 31, 1995.

     4.32. Vote Required. The affirmative vote of the holders of record of a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     4.33. Chapter 35 of the TBCA. The provisions of Sections 48-35-101 et seq. of the TBCA will not apply to this Agreement, the Merger or the other transactions contemplated hereby.

     4.34. Fairness Opinion. The Company has received the oral opinion of R-H to the effect that the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders.

     4.35. Disclosure. The representations and warranties of the Company in this Merger Agreement, modified by the Company Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                        THE PURCHASER AND THE MERGER SUB

     Except as otherwise set forth in the Purchaser Disclosure Schedule, the Purchaser and the Merger Sub hereby represent and warrant to the Company as follows:

     5.1. Organization of the Purchaser and the Merger Sub. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and each of the Purchaser and the Merger Sub has full corporate power and authority to conduct its business as and to the extent it is presently being conducted and as and to the extent proposed by the Purchaser to be conducted and to own, lease and operate its properties and assets. The Purchaser is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or admission necessary and where the failure to be so qualified, licensed or admitted has or could reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect. Except for the Purchaser's Subsidiaries, the Purchaser does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any material equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than portfolio securities acquired by the Purchaser in the ordinary course of business.

     5.2. Authorization. Each of the Purchaser and the Merger Sub has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation by the Purchaser and the Merger Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Purchaser and the Board of Directors and shareholder of the Merger Sub. No other corporate proceedings on the part of the Purchaser or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and the Merger Sub and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser and the Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3. Capital Stock.

     (a) As of the date hereof, the authorized capital stock of the Purchaser consists solely of 200,000,000 Purchaser Common Shares, 20,000,000 Serial Preferred Shares, without par value, and 5,000,000 Voting Preference Shares, without par value. All of the issued and outstanding Purchaser Common Shares are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.

     (b) Except as disclosed in the Purchaser SEC Reports filed prior to the date hereof, all of the outstanding shares of capital stock of each Significant Subsidiary of the Purchaser are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Purchaser or a Subsidiary of the Purchaser, free and clear of any Liens.

     (c) There are no outstanding contractual obligations of the Purchaser or any Significant Subsidiary of the Purchaser to repurchase, redeem or otherwise acquire any material number of shares of Purchaser Common Shares or any capital stock of any Significant Subsidiary of the Purchaser or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Significant Subsidiary of the Purchaser or any other Person.

     5.4. Government Approvals; Compliance with Laws and Orders.

     (a) To the best of the Purchaser's knowledge, the Purchaser and each of its Significant Subsidiaries has obtained from the appropriate Governmental Bodies or self-regulatory organizations which are charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser all permits, variances, exemptions, orders, approvals and licenses necessary for the conduct of its business and operations as and to the extent currently conducted (the "Purchaser Permits"), which Purchaser Permits are valid and remain in full force and effect, except where the failure to have obtained such Purchaser Permits or the failure of such Purchaser Permits to be valid and in full force and effect, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect. The Purchaser and its Significant Subsidiaries are in compliance with the terms of the Purchaser Permits, except failures so to comply which, individually or in the aggregate, do not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

     (b) Neither the Purchaser nor any of its Significant Subsidiaries has received notice of any Order or any complaint, proceeding or investigation of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser pending or, to the knowledge of the Purchaser, threatened, which affects or could reasonably be expected (so far as can be foreseen at the time) to affect the validity of any such Purchaser Permit or impair the renewal thereof, except where the invalidity of any such Purchaser Permit or the nonrenewal thereof does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect. As of the date hereof, neither the Purchaser nor any of its Significant Subsidiaries is a party or subject to any agreement, consent decree or Order, or other understanding or arrangement with, or any directive of, any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser which imposes any material restrictions on or otherwise affects in any material way the conduct of the insurance business of the Purchaser or any of its Significant Subsidiaries.

     (c) To the best of the Purchaser's knowledge, the Purchaser and its Significant Subsidiaries are not and have not been in violation of or default under any Laws or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser, except for violations which, individually or in the aggregate, have not had and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

     5.5. Compliance with Contracts and Commitments.

     (a) Each material Contract to which the Purchaser is a party is in full force and effect and (i) to the best of the Purchaser's knowledge, none of the Purchaser or any of its Significant Subsidiaries or any other party thereto has breached or is in default thereunder, (ii) to the best of the Purchaser's knowledge, no event has occurred which, with the passage of time or the giving of notice or both would constitute such a breach or default, (iii) no claim of material default thereunder has, to the knowledge of the Purchaser, been asserted or threatened, and (iv) none of the Purchaser or any of its Significant Subsidiaries or, to the knowledge of the Purchaser, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

     (b) Neither the Purchaser nor any Significant Subsidiary of the Purchaser is in violation of any term of (i) its charter, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other Contract to which it is a party or by which it is bound,
(iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or (iv) any applicable Order of any Governmental Body, or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser, the consequences of which violation, whether individually or in the aggregate, have or could reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

     5.6. Non-Contravention; Approvals and Consents.

     (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser or any of its Significant Subsidiaries under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Code of Regulations (or other comparable charter document) of the Purchaser or any of its Significant Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) Laws or Orders, of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser, applicable to the Purchaser or any of its Significant Subsidiaries or any of their respective assets or properties, or (y) any Contract to which the Purchaser or any of its Significant Subsidiaries is a party or by which the Purchaser or any of its Significant Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect.

     (b) Except for (i) the filing of a premerger notification report by the Purchaser under the HSR Act, (ii) the filing of the Certificate of Merger and other appropriate merger documents required by the TBCA with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iii) the making of any required filings with the Ohio Department of Insurance, the Tennessee State Department of Commerce and Insurance, and any other insurance regulatory authority which is charged with regulating or supervising any business conducted by the Company or any subsidiary of the Company, no consent, approval or action of, filing with or notice to any Governmental Body or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser, or any Contract to which the Purchaser or any of its Significant Subsidiaries is a party or by which the Purchaser or any of its Significant Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect.


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



     5.7. Litigation. There are no actions, suits, arbitrations, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Significant Subsidiaries (or any Purchaser Employee Plan or Purchaser Benefit Arrangement), or any property of the Purchaser or any such Significant Subsidiary (including Proprietary Rights), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, arbitrations, investigations or proceedings which, individually or in the aggregate, have not had and if adversely determined or resolved could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

     5.8. No Brokers. Neither the Purchaser nor any Subsidiary or affiliate of the Purchaser has entered into or will enter into any Contract or understanding, whether oral or written, with any Person which will result in the obligation of the Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     5.9. Proxy Statement. Neither the information supplied or to be supplied by or on behalf of the Purchaser for inclusion, nor the information incorporated by reference from documents filed by the Purchaser with the SEC, in the Proxy Statement in connection with the Merger or any other transaction contemplated hereby will, on the date of its filing or on the date first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.10. Reports and Financial Statements. The Purchaser has filed with the SEC all Purchaser SEC Reports and has made available to the Company true and complete copies of all the Purchaser SEC Reports. As of their respective dates, the Purchaser SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Purchaser SEC Reports (the "Purchaser Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected, individually or in the aggregate, to be material or to result in a Purchaser Material Adverse Effect) the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with generally accepted accounting principles consistently applied. Each Significant Subsidiary of the Purchaser is treated as a consolidated subsidiary of the Purchaser in the Purchaser Financial Statements for all periods covered thereby.


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



                                    ARTICLE 6

               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

     6.1. Conduct of the Business of the Company. Except as expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective
Time: (i) the Company will, and will cause each of its Subsidiaries to, conduct its business only in, and the Company will not take, and will cause each of its Subsidiaries not to take, any action except in, the ordinary course consistent with past practice, (ii) the Company will not, and the Company will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice, and (iii) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, the Company will, and will cause each of its Subsidiaries to, preserve intact its current business organizations and reputation, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and comply in all material respects with all Laws and Orders of all Governmental Bodies or regulatory authorities applicable to it. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement, prior to the Effective Time, the Company will not and will not permit any of its Subsidiaries to, without the prior written consent of the Purchaser (except to the extent set forth in the Company Disclosure Schedule):

     (a) except for (i) 490,000 shares of Company Common Stock reserved for issuance upon exercise of Company Options outstanding as of the date hereof or issuable pursuant to additional Company Options which may be granted after the date hereof but prior to the Effective Time, and (ii) 93,324 shares of Company Common Stock reserved for issuance pursuant to warrants, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

     (b) except as contemplated in subsection (a) above, directly or indirectly redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, any of its outstanding securities (including the Shares) or any Option with respect thereto;



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



     (c) split, combine, subdivide, reclassify or take similar action with respect to any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, other than in a manner consistent with prior business practices;

     (d) (i) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employees, whether past or present that, in the aggregate, result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, (iii) enter into any new or amend any existing employment agreement with any such director, officer or employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice, that, in the aggregate, do not and will not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, or except as may be approved in writing by the Purchaser, (iv) enter into any new or amend any existing severance agreement with any such director, officer or employee, except as permitted in the Company Disclosure Schedule and except for severance agreements in the ordinary course of business consistent with past practice, that in the aggregate do not and will not result in a material increase in the benefits or compensation expense to the Company and its Subsidiaries taken as a whole, or (v) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multiemployer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing or accelerating any benefits thereunder, except for plans, arrangements or amendments in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in the benefits or compensation expense to the Company and its Subsidiaries taken as whole;

     (e) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis, with any Affiliate of the Company or any of its Subsidiaries;

     (f) adopt a plan of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than


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



the Merger, and other than such of the foregoing with respect to any Subsidiary of the Company as do not change the beneficial ownership interest of the Company in such Subsidiary);

     (g) make any acquisition, by means of merger, consolidation, purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, of (i) any business or corporation, partnership, association or other business organization or division thereof or (ii) except in the ordinary course and consistent with past practice, any other assets;

     (h) adopt or propose any amendments to its Certificate of Incorporation or Code of Regulations except as contemplated by this Agreement, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary not constituting an inactive Subsidiary of the Company;

     (i) other than borrowings under existing credit facilities or other borrowings in the ordinary course (but in all cases only in the aggregate at any time outstanding up to $1,000,000 of additional borrowings after the date hereof), (i) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of business consistent with past practices or, except in the ordinary course consistent with past practice, (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Wholly Owned Subsidiary of the Company), or (iii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

     (j) make any change in the lines of business in which it participates or is engaged;

     (k) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

     (l) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $500,000 per year which is not cancelable without penalty on 30 days' or less notice; or

     (m) except to the extent required by applicable law, (i) permit any material change in (A) pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or
(B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (ii) make any material tax election or settle or compromise any material income tax liability with any Governmental Body or regulatory authority;


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


     (n) other than dispositions of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

     (o) take any action that would cause any representations set forth in
Article 4 not to be true in all material respects from and after the date hereof until the Effective Time;

     (p) fail to maintain in full force the insurance policies in effect on the date hereof or change any self-insurance program in effect in any material respect;

     (q) in the event that a claim is made for damage, which damage would have a Company Material Adverse Effect during the period prior to the Closing Date which is covered by such insurance, fail to promptly notify the Purchaser of the pendency of such a claim;

     (r) do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Contract or commitment of the Company or any of its Subsidiaries, except to the extent that such breach would not have a Company Material Adverse Effect;

     (s) fail to duly comply with all Laws and Orders applicable to it and its properties, operations, business and employees except to the extent that such noncompliance would not have a Company Material Adverse Effect; or

     (t) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract to do any of the foregoing.

     6.2. No Solicitation; Transaction Moratorium

     (a) The Company shall not, and shall not permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of it or any of its Subsidiaries to, directly or indirectly, initiate, solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (defined below) by any Person or group (a "Potential Acquiror"); provided, however, that (i) the Company may furnish or cause to be furnished information concerning the Company and its businesses, properties or assets to a Potential Acquiror (provided that such information is supplied on terms, including confidentiality terms, substantially similar to those set forth in the Confidentiality Letter between the Purchaser and the Company), (ii) the Company may engage in discussions or negotiations with a Potential Acquiror, (iii) following receipt of a proposal or offer for an Acquisition Transaction, the Company may take and disclose to its shareholders a position contemplated


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



by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to the Company's shareholders, and (iv) following receipt of a proposal or offer for an Acquisition Transaction, the Board of Directors may withdraw or modify its recommendation to the Company's shareholders contemplated by Section 6.3 and thereby elect to terminate this Agreement pursuant to Section 8.1(h), but in each case referred to in the foregoing clauses (i) through (iv) only if and to the extent that the Board of Directors of the Company shall conclude in good faith on the basis of written advice from independent outside counsel and after consultation with its financial advisors that such action is necessary in order for such Board of Directors to act in a manner consistent with its fiduciary obligations under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement.

     (b) If at any time the Company or any Representative of the Company provides a Significant Response (as defined below) to any inquiry or solicitation by a Potential Acquiror, the Company shall immediately deliver to the Purchaser a written notice advising Purchaser of the fact that such Significant Response has been given. As a consequence of the delivery of such notice, all duties and obligations of the Purchaser hereunder shall be suspended during the Transaction Moratorium Period. "Transaction Moratorium Period" means a period beginning on the date of such notice and ending on the date of Purchaser's receipt of a written notice signed by the President of the Company certifying that all discussions and contacts between the Company and its Representatives, on one hand, and the Potential Acquiror to whom the Company had provided a Significant Response and any Representatives or Affiliates thereof, on the other, have ended and are not expected to resume. In the event that a Transaction Moratorium Period continues for a period in excess of 30 days, the Purchaser may, at any time prior to its receipt of a notice terminating such Transaction Moratorium Period, terminate this Agreement pursuant to Section 8.1(h). If the Company delivers a notice of Significant Response, the Final Termination Date and each of the dates set forth herein as relating to or affecting a date by which the Purchaser is required to perform duties and obligations hereunder shall in each case be extended on a day-for-day basis for each day in any Transaction Moratorium Period. "Significant Response" means any action by the Company or any of its Representatives in response to an inquiry, solicitation or request for documents or other information received by the Company from a Potential Acquiror other than participation by the Company in a preliminary discussion or discussions with such Potential Acquiror or any Representative thereof and shall include, without limitation, (i) any action by the Company or any of its Representatives to provide a Potential Acquiror information regarding the Company other than publicly available information,
(ii) any execution by the Company and a Potential Acquiror of a confidentiality agreement relating to information about the Company, and (iii)


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



any participation by the Company or any of its Representatives in substantive discussions regarding the terms and conditions of an Acquisition Transaction or regarding a term sheet or similar document relating to an Acquisition Transaction.

     6.3. Meeting of Company Shareholders.

     Subject to the provisions of Section 6.2, (i) the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of the Merger and the other transactions contemplated hereby (the "Company's Shareholders' Approval") and (ii) the Board of Directors of the Company shall recommend and declare advisable such approval and shall not modify or revoke such recommendation and declaration and the Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. The Purchaser agrees to cooperate in all reasonable respects with the Company in the Company's efforts to obtain the Company Shareholders' Approval.

     6.4 Proxy Statement. The Company and the Purchaser will, as promptly as practicable, cooperate to prepare and file with the SEC a proxy statement in connection with the Merger and the vote of the Company's shareholders with respect to the transactions contemplated by this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, is herein called the "Proxy Statement"). The Company and the Purchaser will use all reasonable efforts to have, or cause the Proxy Statement to become definitive as promptly as practicable following the clearance of the Proxy Statement by the SEC. The Company and the Purchaser also will take any other related action required to be taken under federal or state securities laws, and the Company will use all reasonable efforts to cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date.


     6.5. Reasonable Efforts. The Company and the Purchaser shall, and shall use all reasonable efforts to, cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto;
(ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 7 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (iii) not take any action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).


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




     6.6. Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company (which the Company represents and warrants are not material) and upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the Purchaser (the "Purchaser Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Purchaser Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Company. The Purchaser agrees that it will not, and will cause its Purchaser Representatives not to, use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, the Purchaser will keep confidential, and will cause its the Purchaser Representatives to keep confidential, all information and documents obtained pursuant to this Section
6.6 except as otherwise consented to by the Company; provided, however, that the Purchaser shall not be precluded from making any disclosure which it deems required by law in connection with the transactions contemplated by this Agreement. If the Purchaser is required to disclose any information or documents pursuant to the immediately preceding sentence, the Purchaser shall promptly give written notice of such disclosure that is proposed to be made to the Company so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that the Purchaser is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, the Purchaser will collect and deliver to the other party all documents obtained pursuant to this Section 6.6 or otherwise for the Purchaser or the Purchaser Representatives by it or any of the Purchaser Representatives then in their possession and any copies thereof. All requests for access to the Company and its Subsidiaries pursuant to this Section 6.6 shall be made through the Purchaser Representatives named in the Purchaser Disclosure Schedule.

     6.7. Supplements or Amendments.

     (a) If at any time prior to the Company Shareholders' Meeting any event with respect to the Company or any of its Subsidiaries or any of their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall notify the Purchaser thereof by reference to this Section 6.7(a) and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company and such amendment or supplement shall comply with all provisions of applicable law. If at any time prior to the Effective Time, the Company or any of its Subsidiaries or any of their respective officers or directors become aware of any fact or condition which would cause any material statement in the Proxy Statement to have been untrue or would cause the Proxy Statement to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the


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



circumstances under which they were made, not misleading, the Company shall promptly notify the Purchaser in writing of such fact or condition.

     (b) If it any time prior to the Company Shareholders' Meeting any event with respect to the Purchaser, any of its Subsidiaries or their respective officers or directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Purchaser shall notify the Company thereof by reference to this Section 6.7(b) and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and such amendment or supplement shall comply with all provisions of applicable law. If at any time prior to the Effective Time, the Purchaser or any of its Subsidiaries or any of their respective officers or directors becomes aware of any fact or condition which would cause any material statement in the Proxy Statement to have been untrue or would cause the Proxy Statement to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Purchaser shall promptly notify the Company in writing of such fact or condition.

     6.8. Directors' and Officers' Indemnification and Insurance.

     (a) From and after the Effective Time, the Surviving Corporation (the "Indemnifying Party") shall, as to any claim or claims made or asserted (even if not resolved) prior to the third anniversary of the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or any of its Subsidiaries (each, an "Indemnified Party") against (i) all losses, claims, damages, costs and expenses (including attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding, or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or in the case of a present or former director, officer or employee of the Company or a Subsidiary, a fiduciary of any employee benefit plan or arrangement of the Company or any of its Subsidiaries and, in either case relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors, officers, employees or agents, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective
Time), (w) the Indemnifying Party will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified


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



Party to the full extent permitted by applicable law provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification;
(x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and
(z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Party, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure irreparably prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) The Surviving Corporation shall, until the third anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; and in no event shall the coverage for the transactions contemplated hereby, be excluded: provided that in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of the aggregate premiums paid by the Company and its Subsidiaries as of the date hereof for such purpose, but in such case shall purchase as much coverage as possible for such maximum annual amount; and provided, further, that in the event any claim or claims are asserted or made within such three-year period, the obligations of the Surviving Corporation to maintain in effect insurance shall continue until the disposition of any and all claims.

     (c) In the event that any action, suit, proceeding or investigation relating to this Agreement or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     (d) This Section 6.8 shall survive the Effective Time and is intended to benefit the Indemnified Parties and their successors and assigns and shall be binding on all successors and assigns of the Purchaser, the Company and the Surviving Corporation.

     (e) The Surviving Corporation shall honor, to the fullest extent permitted by applicable law, all indemnification agreements existing as of the date hereof between the Company and any of the Indemnified Parties.

     6.9. Consents. Between the date hereof and the Closing Date, the Company and the Purchaser shall use their respective best efforts, without payment of any consideration to the persons or entities from whom or which consents or agreements are required, to obtain at the earliest practicable date, and prior to the Closing Date, all consents and agreements of third parties necessary for the performance by the Company and the Purchaser of their respective obligations under this Agreement or any agreement referred to herein or contemplated hereby or to the consummation of the transactions contemplated hereby or thereby except for those consents and agreements which, if not obtained, would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by either of the Company or the Purchaser or any of their respective Subsidiaries without the prior written approval of the other party.

     6.10. Filings and Authorizations. The Company and the Purchaser shall, as promptly as practicable following the execution and delivery of this Agreement, file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act and applicable state insurance laws in connection with the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, each of the parties will (w) take promptly all actions necessary to make the filings required of the Purchaser and the Company or their affiliates under the HSR Act,
(x) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, (y) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general and (z) request early termination of the waiting period under the HSR Act. Each of the Company and the Purchaser will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) make, or cause to be made, all such other filings and submissions as may be required to consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement, (ii) obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and governmental authorities necessary to be obtained in order to consummate such transfer and such transactions, and (iii) take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill their respective obligations hereunder.

     6.11. Further Assurances; Notice of Breach; Cure. At any time and from time to time after the Closing, the parties agree to use their best efforts to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment (which documents and instruments must be in form reasonably satisfactory to each party executing the same), files, books and records and do all such further acts and things as may reasonably be required to carry out the transactions contemplated hereunder. Each party shall promptly notify the other party in writing of any information delivered to or obtained by such party which would prevent the satisfaction of any condition set forth in Article 7 or consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement. After giving or receiving notice that any representation, warranty or covenant set forth herein has been breached or that any condition set forth in Article 7 cannot be satisfied, the affected party shall have 15 days to cure same or to demonstrate to the other party's reasonable satisfaction that such breach or condition both is curable and will be cured prior to the estimated Effective Time. If such party fails to cure or demonstrate such ability to cure such breach or satisfy such condition, the other party shall have the right to waive the breach or failure of condition unless the nature of such breach or failure of condition renders closing under this Agreement impossible. If such breach or failure of condition is not waived, this Agreement may be terminated in accordance with Section 8.1.

     6.12. Continuation of Compensation and Employee Benefit Plans. The Purchaser and the Company acknowledge and agree that the Purchaser shall have the sole and exclusive right to determine its future benefit and employment policies and that it is not intended that, and in no event shall, the provisions of this Section 6.12 create any right or interest of any person (including, without limitation, the Company or any employee of the Company or any ERISA Subsidiary). The Purchaser acknowledges that it intends to cause the Surviving Corporation to establish or continue to maintain as of the Closing Date, benefit plans and programs providing benefits for non-union employees of the Company or any ERISA Subsidiary that in the aggregate (as to the current and former employee groups, respectively) are at least approximately equivalent to the benefits being provided for such employees of the Company and an ERISA Subsidiary under the Company Employee Plans existing immediately before the Closing Date. Effective as of the Closing Date, Purchaser shall cause the Surviving Corporation to assume all duties, obligations and liabilities with respect to the compensation and benefits payable to or on account of current or former employees of the Company or any ERISA Subsidiary with respect to the relationship of such employee(s) with any such entities.

     6.13. Cooperation on Litigation. The Purchaser and the Company agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the preparation for or the prosecution or defense of any suit, action, litigation or arbitration or other proceeding or investigation against the Purchaser or the Company, respectively. The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

     6.14 Employment Arrangements. The employment agreements effective January 1, 1995 between the Company and each of Joseph W. McLeary, Philip R. Zanone, Elena Barham and James E. Farmer shall be terminated as of the Closing and the Company shall on or prior to the Closing enter into separate agreements with each of those individuals.

     6.15 NewSouth Capital Management Agreement. Notice to terminate the agreement by and between the Midland Risk Insurance Company ("Midland Risk") and NewSouth Capital Management, Inc. shall have been duly delivered on or before November 15, 1996, in accordance with the terms of such agreement and shall be effective ninety (90) days thereafter without the payment of any penalty or premium on the part of the Company or Midland Risk.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING


     7.1. Conditions to Obligations of the Parties. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, unless waived in writing by the party being benefited thereby, to the extent permitted by applicable law:

          (a) Company's Shareholders' Approval. The Company shall have obtained the Company's Shareholders' Approval from the requisite holders of Shares in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

          (b) Government Consents. All (i) Authorizations specified in the Company Disclosure Schedule and the Purchaser Disclosure Schedule and (ii) other Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained in each case without limitation or restriction unacceptable to the Purchaser in its reasonable judgment, except, in the case of Authorizations referred to in clause (ii) above, where the failure to have obtained such Authorizations could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect or a Company Material Adverse Effect, as the case may be.

          (c) No Suits or Injunctions. There shall be no suit, action, inquiry, investigation or proceeding instituted (x) by any Governmental Body which seeks to prevent consummation of the Merger or (y) which is reasonably likely to result in material damages in connection with the transactions contemplated hereby which, in each case, continues to be outstanding.

     7.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by the Purchaser to the extent permitted by applicable law:

          (a) Representations and Warranties True. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          (b) Performance. The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions set forth in Sections 7.2(a) and (b).

          (d) Opinion of Counsel for the Company. The Purchaser shall have received from Baker, Donelson, Bearman & Caldwell, P.C. or other counsel for the Company satisfactory to the Purchaser an opinion, dated the Closing Date, in substantially the form set forth in Schedule 7.2 hereto.

          (e) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which could have a Company Material Adverse Effect, shall have been obtained.

          (f) Support Agreements. There shall not have been a breach of any obligation by any shareholder which has entered into a Support Agreement.

          (g) Employment Agreements. Each of Elena Barham and James E. Farmer shall have terminated their existing employment agreement with the Company and shall have entered into new employment agreements with the Company to be effective upon Closing, such agreements to be in form and substance satisfactory to the respective parties, in the exercise of reasonable discretion.

          (h) Termination of Employment Agreements. Joseph W. McLeary and Philip
     R. Zanone shall have entered into severance agreements with The Company terminating their employment agreements and providing for certain other matters, such agreements to be in form and substance satisfactory to the respective parties, in the exercise of reasonable discretion.

          (i) Material Adverse Change. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

          (a) Representations and Warranties True. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          (b) Performance. The Purchaser shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) Compliance Certificate. The Purchaser shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of the Purchaser, certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and (b).

          (d) Opinion of Counsel for the Purchaser. The Company shall have received from Baker & Hostetler, Cleveland, Ohio, or other counsel for the Purchaser satisfactory to the Company an opinion, dated the Closing Date, in substantially the form set forth in Schedule 7.3 hereto.

          (e) Proceedings. All corporate proceedings taken by the Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall reasonably be satisfactory in all respects to the Company and the Company's special counsel, and the Company and the Company's special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (f) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which could have a Purchaser Material Adverse Effect, shall have been obtained.

          (g) Fairness Opinion. The Company shall have received a written opinion of R-H, dated the date of the Proxy Statement, to the effect that the consideration to be received pursuant to the Merger by the holders of Shares is fair from a financial point of view to such holders.

                                    ARTICLE 8

                          TERMINATION AND ABANDONMENT;
                     BREAK-UP FEE AND EXPENSE REIMBURSEMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the shareholders of the Company:

          (a) by mutual consent of the Purchaser and the Company;

          (b) by either the Purchaser or the Company if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either the Purchaser or the Company if the Merger shall not have been consummated before the Final Termination Date, unless extended by the Boards of Directors of both the Purchaser and the Company (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure or whose Affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (d) by the Purchaser if the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to the Purchaser, or if the Board of Directors of the Company shall have refused to affirm its recommendation within two business days of any written request from the Purchaser which request was made upon a reasonable basis; provided, however, such an affirmation may not be requested during a Transaction Moratorium Period;

          (e) by the Purchaser or the Company if at the meeting of Company Shareholder's Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of the Company to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (f) by the Purchaser if any party to a Support Agreement shall have breached such Support Agreement; provided that the Shareholders of the Company shall not have approved the Merger and the transactions contemplated hereby;

          (g) by either the Purchaser or the Company in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement and such party fails to cure or demonstrate an ability to have such breach within the time period provided in Section 6.11; provided, however, that a party shall not have a right to terminate this Agreement under this

     Section 8.1(g) if such party is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; and

          (h) by the Company or the Purchaser as set forth in Section 6.2; provided that a termination by the Company described in this paragraph (h) shall not be effective until the close of business on the second Business Day following the date on which the Purchaser receives written notice from the Company of the Company's intent to terminate pursuant to this paragraph
     (h) and unless and until the Company shall have paid the Purchaser all of the fees and expenses described in Section 8.2.

     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of Sections 8.2 and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement; and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expense incident to negotiation, preparation and execution of this agreement and related documentation and shareholders' meetings and consents ("Costs"). If this Agreement is terminated (i) by either party pursuant to Section 8.1(c) (other than if terminated by the Company if the Purchaser or its affiliates fails to perform any material covenant or obligation under this Agreement and such failure is the cause of or resulted in the failure of the Merger to occur on or before the Final Termination Date), (ii) pursuant to Section 8.1(d), (e) or (f),
(iii) by the Purchaser under 8.1(g), or (iv) by either party pursuant to Section 8.1(h), the Company will (x) in the case of a termination by the Purchaser, within three Business Days following any such termination or, in the case of a termination by the Company, prior to such termination, pay to the Purchaser in cash by wire transfer in immediately available funds to an account designated by the Purchaser in reimbursement for the Purchaser's expenses an amount in cash equal to the aggregate amount of the Purchaser's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1.0 million in the aggregate; and (y) the Company will pay to the Purchaser if, within twelve months from the date of a termination of this Agreement, an Acquisition Transaction is publicly announced, an Acquisition Transaction closes or an agreement to consummate an Acquisition Transaction is signed, a termination fee of $1,750,000 in cash by wire transfer in immediately available funds to an account designated by Purchaser promptly following the first to occur of any such an announcement, closing or signing. If this Agreement is terminated by the Company pursuant to Section 8.1 as a result of the failure of the Purchaser or its affiliates to perform any material covenant or obligation under the Agreement that is the cause of the Merger not being consummated prior to the Final Termination Date, the Purchaser will, within three Business Days following any such termination pay to the Company in cash by wire transfer in immediately available funds to an account designated by the Company in reimbursement for the Company's expenses an amount in cash equal to the aggregate amount of the Company's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1.0 million in the aggregate.


                                    ARTICLE 9

                                  MISCELLANEOUS

     9.1. Expenses. Except as otherwise provided in Section 8.2, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

     9.2. Public Disclosure. Except as may be required to comply with the requirements of applicable law, to the extent practicable, be given to the other party hereto, and reasonable efforts to obtain such party approval shall be made, the parties hereto agree that no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement without the prior approval of the other party.

     9.3. Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Ohio (without regard to principles of conflicts of law) applicable to agreements made and to be entirely performed within such state. The Company and the Purchaser irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement, or the transactions contemplated hereby, shall be brought in the United States District Court for the Northern District of Ohio. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.

     9.4. Notices. Any notices or other communications required under this Agreement shall be in writing, shall be deemed to have been given and received when delivered in person, or addressed

                  (a)      if to the Purchaser to:
                           The Progressive Corporation
                           6300 Wilson Mills Road
                           Mayfield Village, Ohio 44143
                           Attention:  Charles B. Chokel
                           Telephone:  (216) 464-8000
                           Fax:  (216) 446-7168

                           with a copy to:

                           Baker & Hostetler
                           3200 National City Center
                           Cleveland, Ohio 44114
                           Attention:  R. Steven Kestner
                           Telephone:  (216) 621-0200
                           Fax:  (216) 696-0740

                  (b)      if to the Company to:
                           Midland Financial Group, Inc.
                           825 Crossover Lane
                           Suite 112
                           Memphis, TN 38117-4936
                           Attention:  Joseph W. McLeary
                           Telephone:  (901) 680-9100
                           Fax:  (901) 638-6395

                           with a copy to:

                           Baker, Donelson, Bearman & Caldwell, P.C.
                           165 Madison Avenue
                           First Tennessee Building, 20th Floor
                           Memphis, TN 38103
                           Attention:  Charles T. Tuggle, Jr.
                           Telephone:  (901) 577-2267
                           Fax:  (901) 577-2303

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein provided.

     9.5. Headings. Article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     9.6. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     9.7. Assignment. This Agreement may not be assigned by a party hereto without the prior written consent of the other hereto. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

     9.8. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent permitted.

     9.9. Waivers and Amendments.

          (a) This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, at any time, but only by a written instrument signed by parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

           (b) Subject to Article 8, this Agreement may be amended by the boards of directors of the Company and Merger Sub at any time prior to the filing of a Certificate of Merger with the Secretary of State of Tennessee, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of the Company shall not (i) alter or change the amount of cash to be received in exchange for or on conversion of all or any of the shares of Company Common Stock, (ii) alter or change any terms of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Company Common Stock.

     9.10. No Third Party Beneficiaries. Except as provided in Section 6.8 nothing in this Agreement shall convey any rights or remedies upon any person or entity that is not a party to this Agreement or a permitted assignee of a party to this Agreement.

     9.11. Entire Agreement. This Agreement, the Schedules and Exhibits hereto and any collateral agreements executed in connection with the consummation of the transactions contemplated herein, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior written or oral understandings, agreements or undertakings with respect thereto.

     9.12. Survival. Notwithstanding, any provision of this Agreement to the contrary, the representations and warranties of the Company and the Purchaser contained in this Agreement shall not survive, and shall be of no force and effect following, the Closing Date of the Merger.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                    MIDLAND FINANCIAL GROUP, INC.



                                    By:_______________________________________

                                           Name:______________________________

                                           Title:_____________________________




                                    THE PROGRESSIVE CORPORATION



                                    By:_______________________________________

                                           Name:______________________________

                                           Title:_____________________________




                                    TPC ACQUISITION CORPORATION



                                    By:_______________________________________

                                           Name:______________________________

                                           Title:_____________________________

                                                                     APPENDIX B





                                February 7, 1997



Board of Directors
Midland Financial Group, Inc.
825 Crossover Lane
Suite 112
Memphis, TN  38117

Gentlemen:

     In connection with the proposed acquisition of Midland Financial Group, Inc. ("MDLD" or the "Company") by The Progressive Corporation ("Progressive") (the "Merger"), you have asked us to render our opinion as to whether the consideration to be offered to the shareholders of MDLD in the Merger, as provided in the Agreement and Plan of Merger dated November 6, 1996, among such parties (the "Merger Agreement"), is fair, from a financial point of view. We understand that, pursuant to the terms of the Merger Agreement, holders of all outstanding shares of the Common Stock, no par value, of MDLD (the "MDLD Common Stock") will receive consideration of $9.00 per share, and that the consideration to be paid to MDLD shareholders will be in the form of cash (the "Consideration").

     We have been requested by the Company to render our opinion (the "Opinion") with respect to the fairness, from a financial point of view, to the Company's shareholders of the Consideration to be received by such shareholders pursuant to the terms of the Merger Agreement. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with, effect or consummate the Merger.

     In arriving at our Opinion, we reviewed and analyzed: (i) the terms of the Merger Agreement; (ii) financial and operating information with respect to the business, operations and prospects of MDLD furnished to us by MDLD; (iii) the historical stock prices and trading history of the MDLD Common Stock; (iv) a comparison of the financial terms of the Merger Agreement with certain other transactions which we deemed relevant; (v) the financial and stock market information of selected publicly-traded companies which we deemed comparable to MDLD; (vi) certain other factors, including the proposals and responses, as communicated to us, that resulted from the discussions that MDLD management and its other financial advisor held with various potential acquirors and investors; and (vii) certain publicly available information on Progressive, including the 1995 Annual Report, the 1995 Annual Report on Form 10-K, the Quarterly Report on Form 10-Q for the period ended September 30, 1996, news releases and research reports. In addition, we held discussions with the management of MDLD concerning its business, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our Opinion, we have not conducted a physical inspection of the properties or facilities of the Company. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. We have relied as to all legal matters on advice of counsel to the Company. Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     We have acted as one of the financial advisors to the Company, although we did not participate in the discussions or negotiations leading up to the Merger or to the terms and conditions of the Merger Agreement. We will receive a fee for our services which will be paid upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us for certain potential liabilities arising out of the rendering of this Opinion.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be received by the Company's shareholders in the Merger is fair to such shareholders.

     This Opinion is for the use and benefit of the Board of Directors of the Company and the Company's shareholders and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval, except that: (i) this Opinion may be filed with the Securities and Exchange Commission as an exhibit to the proxy statement being filed by the Company in connection with the Merger; and (ii) this Opinion may be described in, and a copy hereof may be annexed to, the proxy statement to be circulated to the shareholders of the Company in connection with the Merger. This Opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

     Very truly yours,



     THE ROBINSON-HUMPHREY COMPANY, INC.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K/A

                Annual Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995       Commission file number 0-20754

                          MIDLAND FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

TENNESSEE                                                                        62-1104818
(State of Incorporation)                               (I.R.S. Employer Identification No.)

825 CROSSOVER LANE, SUITE 112
MEMPHIS, TENNESSEE                                                                    38117
(address of principal executive offices)                                         (Zip Code)

Registrants telephone number including area code:                            (901) 680-9100

Securities registered pursuant to Section 12(b) of the Act: NONE

Securities registered pursuant to Section 12(g) of the Act:      COMMON STOCK (NO PAR VALUE)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [ X ] Yes [ ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

As of March 22, 1996 there were 5,546,522 shares of Common Stock outstanding. The aggregate market value of the Registrant's Common Stock held by non-affiliates of the registrant (3,956,092 shares) as of March 22, 1996, was $47,473,104 based on the closing sale price of $12.00 per share on the Nasdaq National Market System on that date.

================================================================================

                                     PART I.

ITEM 1.  BUSINESS

BACKGROUND

The Company, through Midland Risk Insurance Company and Specialty Risk Insurance Company, its wholly owned property and casualty insurance subsidiaries, specializes in the underwriting and marketing of non-standard automobile insurance to individuals. To a lesser extent, the Company also insures commercial automobile and related risks and coastal dwellings and provides automobile insurance for individuals who file for protection under Chapter 13 of the Bankruptcy Code through its Auto 13 program.

The Company markets its products through six Company-owned and three non-Company-owned general agencies utilizing over 8,500 independent agencies located in 20 states, primarily in the southern and western United States. Management believes that the Company's relationship with the general agencies and independent agencies has been an important factor in the Company's growth during the last five years.

Gross premiums written in states where the Company currently writes insurance policies are as follows:


                                                                             Gross Premiums Written
                                                                            Year Ended December 31,
                                                               -------------------------------------------------
                                                                 1995                 1994                 1993
                                                               -------              -------               ------
Alabama                                                        $ 4,775              $ 3,368              $ 2,858
Arizona                                                         28,371               26,514               21,061
Arkansas                                                        17,164                2,958                1,564
California                                                      39,365               24,180               21,386
Florida                                                         29,819               28,200               12,929
Georgia                                                          8,895                9,843                4,599
Illinois                                                         3,637                7,603                  610
Indiana                                                          2,244                   --                   --
Louisiana                                                       17,419               15,184               16,025
Mississippi                                                      4,761                  889                   --
Oklahoma                                                         1,457                  249                   --
Oregon                                                           6,654                2,467                   38
South Carolina                                                   1,598                1,864                2,980
Tennessee                                                       22,630               10,747                6,325
Texas                                                            5,871                3,743                3,843
Other                                                            1,976                  311                  974
                                                               -------              -------               ------
  Total direct                                                 196,636              138,120               95,192
Reinsurance Assumed                                             13,570               14,284                6,275
                                                               -------              -------               ======
     Total                                                    $210,206             $152,404             $101,467
                                                               =======              =======              =======


The following table sets forth the premiums net of reinsurance by line of business for the periods indicated.

                                                                          Net Premiums Written
                                    -------------------------------------------------------------------------------------------
                                                1995                             1994                               1993
                                    -----------------------------   -----------------------------            ------------------
                                                                         (dollars in thousands)
Lines of business:
Non-standard automobile
  Personal(1)                          $139,549            81.4%      $122,810             81.3%         $65,388          85.1%
  Commercial                             28,239            16.4         24,457             16.2            9,533          12.4
Commercial
  multi-peril                             2,295             1.3          1,913              1.3              323            .4
Dwelling                                  1,599              .9          1,759              1.2            1,513           2.0
Other                                       151              --            107               --               62            .1
                                       --------           -----       --------            -----          -------        ------
   Total                               $171,833           100.0%      $151,046            100.0%         $76,819        100.00%
                                       ========           =====       ========            =====          =======        ======

---------------------
(1)      Includes net premiums written in the Company's Auto 13 program.

A typical policyholder of the Company seeks minimum limits of liability ranging from $25,000 to $50,000 (depending upon state regulations), with a policy term of either six months or 12 months, and is from 25 to 55 years of age. Premiums for such insurance are typically higher per dollar of coverage than premiums for standard or preferred risks. Typically, the Company's insureds have fewer assets which they desire to protect than persons who buy standard or preferred policies.

STRATEGY

Non-standard Personal Automobile

During the latter part of 1993 and the early part of 1994, the Company began expanding its full coverage personal automobile products in the southeastern and south central part of the United States. During the latter part of 1994 and early 1995, it expanded those same products to the western part of the United States, including two of its historically more profitable states -- Arizona and California. The expansion in the western part of the country was accomplished by attracting full coverage risks using transfer and multi-car discounts. In addition, the Company was recognized as the endorsed automobile insurance carrier for a large association of agents in the state of California. The expansion of full-coverage risks in the western United States, particularly in Arizona and California, occurred during an inadequate pricing cycle for physical damage and related coverage. In addition, the Company experienced adverse selection from certain association agents in favor of more potentially profitable contracts with other insurance carriers. As a result of these actions the Company incurred significant losses during the third and fourth quarters of 1995. These losses were further accentuated by a claims operation that was not equipped to handle the increase in claims frequency.

The Company has refocused on its core business. It has also instituted additional underwriting practices and very restrictive guidelines, including certain prescreening techniques for all new business risks and, particularly, full coverage risks. It has filed for and received necessary rate increases in its major markets, except for California where it ceased writing new risks with physical damage exposure effective October 1, 1995, until such time as its rate filing is approved. The California rate filing has been submitted and it is anticipated to be effective May 1996.

Commercial Automobile

The Company has written automobile and other related risks on small commercial accounts since 1991. This commercial business represented 17.7%, 17.5% and 12.8% of net premiums written for the years 1995, 1994 and 1993, respectively. Due to competitive pricing and consequently a deterioration of loss ratios, the Company made a decision to eliminate certain of its commercial programs in Illinois and Texas in 1995. These programs generated premiums written of approximately $10 million in 1995. These eliminations are expected to lower the 1996 premium volume on commercial accounts by approximately 30%.

Operations

The Company operates through six Company-owned and three non-Company-owned general agency offices. During 1996, the six Company-owned offices will be consolidated into three regional offices to provide for economies of scale while continuing the Company's strategy of decentralization. The Company has developed its operations by acquiring knowledgeable key personnel in local markets where it operates. These key personnel will be consolidated into the regional offices to provide management depth.

NON-STANDARD AUTOMOBILE INSURANCE

General

The personal and commercial non-standard automobile insurance markets consist of drivers who are unable to obtain coverage from standard carriers due to undesirable or unverifiable prior driving records, no prior insurance, poor claims experience, a desire to purchase minimum limits of liability or other underwriting criteria or market conditions. Generally, these individuals have fewer assets to protect than insureds who purchase standard or preferred policies. Premium levels for non-standard risks are substantially higher than for standard or preferred risks. The Company focuses its sales efforts primarily on individuals and until mid-1994 priced its products toward liability only business. The Company has traditionally been competitive for individuals who have histories of safe driving but require non-standard automobile insurance for other reasons. In mid-1994, with its move to more full coverage risks, the Company believes it became more competitive for a broader range of insureds and, consequently attracted many first-time full coverage buyers as well as many risks with undesirable insurance and credit histories. This situation, coupled with what the Company believes to be an inadequately priced market in general, resulted in a net loss of $10.1 million for the Company during 1995.

The Company believes that opportunities for insurers to write non-standard automobile insurance are influenced by many factors, including compulsory state insurance laws, market conditions for standard automobile insurance and state assigned risk or other residual market plans. The Company believes the non-standard automobile market has grown during the last five years primarily due to regulatory changes mandating insurance in certain states and due to standard carriers exiting certain markets. The Company also believes industry premium growth in the immediate future will be influenced to a greater extent by rate increases than in the past five years, due to a recent deterioration of results for nonstandard automobile carriers which it considers to be its peers.

The Auto 13 Program

The Company offers automobile insurance to individuals who file for protection (personal reorganization of debt) under Chapter 13 of the United States Bankruptcy Code. The Auto 13 program provides physical damage coverage only. The Company underwrites the Auto 13 program as a class of risks on a jurisdiction by jurisdiction basis, rather than utilizing the underwriting criteria described elsewhere herein. This coverage protects a creditor's security interest in a Chapter 13 debtor's automobile and eliminates court hearings to repossess automobiles for lack of insurance, affording judges and trustees time for other matters. Unlike its other products, the Company markets its Auto 13 program directly to bankruptcy judges and trustees for blanket applications to appropriate Chapter 13 debtors rather than to individuals. During the period that an individual debtor is in reorganization pursuant to a bankruptcy court-approved plan of reorganization, the Company's program provides automobile physical damage insurance for the debtor in accordance with a policy approved by the bankruptcy trustee and the bankruptcy court. This enables the debtor to continue employment in order to satisfy the debtor's obligations under the approved plan. The Company believes that its Auto 13 program is the only one of its kind in the United States.

MARKETING

The Company began to focus on the non-standard personal automobile market in 1988. Gross premiums written have grown from $27.7 million in 1991 to $210.2 million in 1995 due to the Company's expansion into selected states. The Company expanded by attracting key personnel in targeted states. Such personnel had numerous agency and other relationships and years of experience in their respective markets.

The Company markets its non-standard automobile products through six Company-owned and three non-Company-owned general agencies utilizing over 8,500 independent agencies in 20 states located primarily in the southern and western regions of the United States. The general agencies owned by the Company are presently being consolidated into three regional offices of the Company. The three independent general agencies produce approximately 15% of the Company's premium volume.

Because independent insurance agencies have significant influence over which insurance company will write insurance policies for their customers, management views its approximately 8,500 independent insurance agencies as the primary customers of the Company. Both the general agencies and in turn the independent agencies are compensated based on a fixed percentage of the premiums written.

During 1995, the Company terminated its relationship with a number of independent agents, primarily in California, due to the elimination of its full coverage programs. Several marginal or unprofitable agents were also terminated.

The Company's objective is to be a competitive provider of non-standard automobile insurance while providing superior service to both agents and insureds. This objective is largely accomplished through maintenance of good agent and client relationships and computerization of certain marketing, underwriting and control and administrative functions. Cost-effective automation allows the Company to write a greater volume of non-standard automobile business without significantly increasing administrative expenses and provides a system for expeditious policy and claims processing.

Set forth below is a comparison of the statutory combined ratios of the Company with the industry average for the periods indicated.

                                                                        Statutory Combined Ratios
                                                                         Year Ended December 31,
                                              ------------------------------------------------------------------------
                                                        1995                       1994                      1993
                                              ------------------------   ------------------------        -------------

The Company                                              111.5                       96.3                      93.7
Industry average(1)                                      104.0                      108.7                     102.7

-----------------------
(1) Source: Insurance Services Office, Inc. statistical data for property and casualty insurance companies. Latest available industry data for 1995 is as of September 30, 1995.

The Company offers both liability and physical damage coverages in the non-standard automobile insurance market with policies having terms of six or 12 months. The Company offers primarily statutory limits of liability coverage which vary from state to state, but generally are no more than $25,000 per person and $50,000 per accident for bodily injury, and in the range of $10,000 to $20,000 for property damage. The commercial and coastal dwelling programs of the Company provide property and liability limits of up to $1,000,000.

The Company selects the states in which it does business and into which it plans to expand based on several criteria in a given state, including the size of the non-standard automobile insurance market, loss results, competition and regulatory climate. In 1995, the Company expanded its writings in all its major markets. Premium writings in Arkansas grew significantly in 1995, due to the appointment of an independent general agent effective January 1, 1995. Premium volume in Tennessee more than doubled in 1995 due to increased market penetration by a Company-owned general agency opened in mid-1994. In addition, the Company expanded into Indiana, Kentucky, and Nevada during 1995. During 1996, the Company intends to reduce its overall premium writings by 20-30% due to the elimination of certain full coverage personal automobile programs, the termination of certain agents in late 1995, rate increases it has implemented or anticipates seeking in 1996, and due to the elimination in 1995 of certain of its commercial programs, which had become unprofitable. The Company expects growth in 1996 in certain states as its offices further penetrate the markets, but this is expected to be more than offset by the effects of the above factors in other states. Funds necessary for the operation of the Company's business will be provided by operations, which the Company believes will be adequate through the end of 1996.

The Company utilizes and continually enhances industry specific computer software that provides its general and independent agencies with rating capability and allows the Company to deliver prompt service while ensuring consistency in underwriting and controls. The general agencies, and in certain markets independent agents, have the authority to bind insurance coverages in accordance with procedures established by the Company. The Company reviews all coverages bound by the agents promptly and decides whether to accept the insurance as quoted. Because it has established clear underwriting procedures and guidelines and promptly reviews the underwriting decisions agents have made, the Company considers the risk in granting agents binding authority minimal.

REINSURANCE

Effective September 30, 1995, the Company entered into a 30% quota share reinsurance agreement with Kemper Reinsurance Company covering its personal automobile programs. Kemper Reinsurance is rated A- by A.M.Best. Through excess of loss reinsurance, the Company limits its retention on any one risk to $87,500 for personal and $375,000 for commercial risks. The Company's reinsurers under its excess of loss reinsurance agreements and their respective Best's ratings are Constitution Reinsurance Corporation (A+), Christiana General Insurance Corporation (A), Chatham Reinsurance Corporation (B++), Transatlantic Reinsurance Company (A+), Gerling Global Reinsurance Corporation (A) and The Mercantile and General Reinsurance Company of America (A-).

Reinsurance makes the assuming reinsurer liable to the extent of the reinsurance ceded. However, in the event that reinsurance companies are unable to pay their portion of the loss based on the coverage ceded, a ceding insurer such as the Company would be responsible for the entire loss. Accordingly, the credit worthiness of reinsurers is extremely important to the Company. The Company believes that all amounts due from its reinsurers are collectible.

UNDERWRITING

The Company seeks to classify risks into narrowly defined segments by utilizing all available underwriting criteria, including driving records of insureds, class of driver, and type of automobile. The Company maintains an extensive database which contains statistical records with respect to its insureds and driving and repair experience by location, class of driver and type of automobile. The Company utilizes many factors in determining its non-standard automobile rates, including type, age and location of the vehicle, number of vehicles per policyholder, number and type of driving violations or accidents, deductibles, and where allowed by law, age, sex and marital status of the insured. Management believes this database gives the Company the ability to be more precise in the underwriting and pricing of its products.

The rate approval process varies from state to state. Most states permit the use of the rates only after approval by its insurance department, while fewer states allow the use of rates after only an informational filing.

The Company uses integrated computer software to automate its underwriting and rating processes. The automated system screens insureds by comparing data on policy applications with criteria pre-established by the Company at the point of underwriting decisions, correctly rates and issues policies, and captures appropriate statistics for necessary management information. The software system is custom enhanced to address the specific requirements of the Company's target business.

The Company also extends its automated system to its general and independent agencies in various forms and levels of integration. Depending upon the degree of automation used by an agency, the Company provides services and support for automated binding, underwriting, and rating of risks within the guidelines specified as acceptable for the Company's programs. These services supply the agency with important and pertinent information about the prospective insured, such as the motor vehicle operation record, credit background and claims history. This enhances the agency's knowledge of the Company's operations and aids in the efficient and accurate selection and pricing of risks suitable for the target business of the Company.

CLAIMS

Insurance claims are typically investigated and settled by claims adjusters on the Company's staff or affiliated with the Company. The Company currently has approximately 140 staff and affiliated claims adjusters located in Arizona, Florida, Louisiana, Tennessee and Texas, with average experience approximating 10 years. These adjusters settle approximately 98% of the Company's claims. The claims policy of the Company emphasizes timely investigations, settlement of meritorious claims for equitable amounts, adequate reserving for claims and control of external claims adjusting expenses. The Company believes its history of prompt and fair claims policy has demonstrated its commitment to servicing its agents and insureds and has been a major factor in the growth of its non-standard automobile and other insurance programs.

During 1995, the Company's California and Arizona claims operations were consolidated into a regional claims office in Arizona. This move, coupled with adverse development on full coverage programs in that region, created a significant backlog of claims, a resulting disruption in responsiveness and consequently increased loss and loss adjustment expenses on those programs. The Company significantly increased its claims staff to accommodate the workload and believes it has taken adequate measures to prevent a similar service problem from recurring. The Company also believes it suffered no significant permanent damage to its agency and insured relationships during the disruption of service, due to its prior track record and due to its concentrated efforts to rectify the problem.

Claims settlement authority levels are established for each adjuster or manager based on such person's level of experience. Upon receipt, each claim is reviewed and assigned to an adjuster based on its type, severity and class of insurance. The claims department is responsible for reviewing the claim, obtaining necessary documentation and establishing appropriate loss and expense reserves. All claims in litigation are monitored by home office supervisors.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

Loss reserves are estimates of what an insurer expects to pay claimants. The Company is required to maintain reserves for payment of estimated losses and loss adjustment expenses ("LAE") for both reported claims (established for each case) and losses estimated to have been incurred but which have not yet been reported ("IBNR"). The Company's ultimate actual liability may be more or less than current reserve estimates. The Company uses an independent actuary to assist in determining loss reserves.

As to reported losses, reserves are established on either a case or formula basis depending on the type and circumstances of the loss. Case reserve amounts are determined based on the Company's reserving practices which take into account the type of risk, the circumstances surrounding each claim and policy provisions relating to types of loss. Formula reserve amounts are based on historical paid loss data for similar claims with provisions for trend changes caused by such factors as inflation. Loss reserves are reviewed on a regular basis and as new data becomes available, estimates are updated and corresponding adjustments are made to loss reserves. As to incurred claims that have not yet been reported, loss and loss expense reserves are estimated based on many variables, including historical and statistical information, inflation, legal developments, economic conditions, general trends in claim severity and frequency and any other factors which could affect the adequacy of loss reserves. The Company uses two different methods for the purpose of establishing its IBNR reserves, depending on the maturity of the line of business as to which the reserve is being established. Those methods are the "loss ratio" method and the "counts and averages" method. In addition, the total loss reserves calculations make provisions for estimated amounts recoverable from salvage and subrogation based on historical results of the Company. The Company's IBNR reserves are reviewed quarterly by the Company, and at least semi-annually by an independent actuarial firm. Historically, the Company's IBNR reserves have been established based on amounts recommended by the independent actuaries. During 1996, the Company plans to add an in-house loss reserve actuary whose responsibilities will include determining its IBNR reserves. Adjustments in aggregate reserves are reflected in the operating results of the period during which such adjustments are made. Although management uses many resources to calculate reserves, there is no precise method for determining the ultimate liability. The Company does not discount loss reserves for financial statement purposes. In addition, there are no significant differences between GAAP and statutory reserves.

The following table presents information on changes in the reserve for losses and loss expenses of the Company for the periods presented:

                                                                                        Year Ended December 31,
                                                                            -----------------------------------------------
                                                                             1995                1994                1993
                                                                             ----                ----                ----
                                                                                        (Dollars in thousands)
Reserve for losses and loss adjustment expenses
  at beginning of year                                                    $ 56,858             $35,287             $ 16,711
Less reinsurance recoverables on unpaid losses
  and loss adjustment expenses                                               6,880              13,634                9,590
                                                                          --------             -------             --------
Net reserves for losses and loss adjustment expenses
  at beginning of year                                                      49,978              21,653                7,121
                                                                          --------             -------             --------
Add:
Provision for losses and loss adjustment expenses occurring:
  Current year                                                             141,130              82,241               38,341
  Prior years                                                               10,973               2,070                  287
                                                                          --------             -------             --------
         Total                                                             152,103              84,311               38,628
                                                                          --------             -------             --------
Less:
Loss and loss adjustment expense payments for claims occurring during:
  Current year                                                              73,493              39,542               17,334
  Prior years                                                               36,383              16,444                6,762
                                                                          --------             -------             --------
         Total                                                             109,876              55,986               24,096
                                                                          --------             -------             --------
Net reserve for losses and loss adjustment expenses
  at end of year                                                            92,205              49,978               21,653
Plus reinsurance recoverables on unpaid losses
  and loss adjustment expenses                                              12,311               6,880               13,634
                                                                          --------             -------             --------
Reserve for losses and loss adjustment expenses
  at end of year                                                          $104,516             $56,858             $ 35,287
                                                                          ========             =======             ========


The reinsurance recoverables on paid losses and loss adjustment expenses are $4,854,000, $2,744,000 and $2,762,000 for 1995, 1994 and 1993, respectively.

The following table sets forth the development of Company reserves for unpaid losses and loss adjustment expenses from 1985 through 1995. "Net liability for losses and loss adjustment expenses" sets forth the estimated liability for unpaid losses and loss adjustment expenses recorded at the balance sheet date for each of the indicated years. This liability represents the estimated amount of losses and loss adjustment expenses for claims arising in the current and all prior years that are unpaid at the balance sheet date, including losses incurred but not reported to the Company.

The portion of the table labeled "Net liability reestimate as of" one year later through ten years later shows the reestimated amount of the previously recorded liability based on experience as of the succeeding year. The estimate is increased or decreased as payments are made and more information becomes known about the severity of still unpaid claims. For example, the 1985 liability has developed a deficiency of $7,000 after ten years, in that reestimated losses and loss adjustment expenses are expected to be more than the initial estimated liability established in the 1985 financial statements.

The portion of the table labeled "Cumulative redundancy (deficiency)" shows the cumulative redundancy or deficiency at December 31, 1995 of the reserve estimate shown on the top line of the corresponding column. A redundancy in reserves means that reserves established in prior years exceeded actual losses and loss adjustment expenses or were reevaluated at less than the originally reserved amount. A deficiency in reserves means that the reserves established in prior years were less than actual losses and loss adjustment expenses or that the actual losses and loss adjustment expenses were reevaluated at more than the originally reserved amount.

The portion of the table labeled "Net Paid (cumulative) as of" one year later through ten years later shows the cumulative loss and loss adjustment expense payments made in succeeding years for losses incurred prior to the balance sheet date. For example, the 1991 column indicates that as of December 31, 1995 the Company had $2,549,000 paid of the currently reestimated ultimate liability of $2,616,000 in loss and loss adjustment expenses. This implies that the December 31, 1995 estimate of the remaining liability for 1990 and prior years was $67,000.

                                                                                         Year Ended December 31
                                                          ------------------------------------------------------------------------
                                  1985     1986    1987     1988    1989     1990      1991    1992    1993      1994      1995
                                 ------- -------- ------- -------- ------- --------- -------- ------- -------  --------  ---------
                                                                             (Dollars in thousands)
Net liability for losses and loss
  adjustment expenses estimated
  at 12/31                       $150   $  894    $627     $474    $ 848   $1,041    $2,259  $ 7,121  $ 21,653  $  49,978 $ 92,205
Net liability reestimate as of:
       One year later             187    1,137     642      502      848    1,104     2,129    7,408    23,722     60,951
       Two years later            171    1,023     649      492      898    1,161     2,577    7,159    26,251
       Three years later          157      905     645      487      838    1,307     2,628    7,593
       Four years later           158      870     647      445      892    1,309     2,616
       Five years later           158      870     624      445      864    1,196
       Six years later            158      862     624      418      885
       Seven years later          157      862     624      441
       Eight years later          157      862     624
       Nine years later           157      862
       Ten years later            157
Cumulative redundancy
  (deficiency) as of 12/31/95    $ (7)  $   32    $  3     $ 33    $ (37)  $ (155)   $ (357) $  (472) $ (4,598) $ (10,973)
Net paid (cumulative) as of:
       One year later             122      907     606      450      790      904     1,060    4,784    16,456     36,383
       Two years later            157      862     633      474      841      934     2,168    6,685    22,419
       Three years later          151      870     642      481      818    1,173     2,417    7,252
       Four years later           158      870     641      445      874    1,175     2,549
       Five years later           158      870     624      445      846    1,196
       Six years later            158      862     624      418      870
       Seven years later          157      862     624      441
       Eight years later          157      862     624
       Nine years later           157      862
       Ten years later            157

Gross liability for losses and
  loss adjustment expenses
  estimated at 12/31                                                                         $16,711  $ 35,287  $  56,858 $104,516
Reinsurance Recoverable                                                                        9,590    13,634      6,880   12,311
Net liability at 12/31                                                                         7,121    21,653     49,978   92,205
Liability reestimate as of:

    One year later                                                                            18,002    38,735     69,737
    Two years later                                                                           17,014    42,741
    Three years later                                                                         17,499
Reestimated recoverable                                                                        9,906    16,490      8,786
Net reestimated liability                                                                      7,593    26,251     60,951
Gross Cumulative Deficiency                                                                      788     7,454     12,879


The Company has experienced a cumulative loss reserve deficiency during the past five years, primarily due to development on accident years 1994 and 1995 related to full coverage personal automobile programs and to certain commercial programs as more fully discussed under Part II, Item 7, "Management's Discussion and Analysis of Financial Conditions and Results of Operation".

INVESTMENTS

The Company's investment objectives are to produce an attractive total rate of return after income taxes, but, at the same time, to protect and enhance policyholders' capital and surplus on a long-term basis and to maintain adequate liquidity for insurance operations. The Company's investment policy provides that at least 50% of the Company's portfolio must be in fixed maturity securities and no more than 25% of admitted assets can be invested in common stocks. At December 31, 1995, 89% of the Company's portfolio consisted of investment grade fixed maturity securities while the remainder consisted of common stock which totalled 3% of the statutory admitted assets. In addition, investments in individual securities are limited to a percent of policyholders' capital and surplus, depending on the security's rating and the type of security. Fixed maturity portfolio investments of the Company generally have an effective maturity of three to ten years. At December 31, 1995, approximately 4% of the fixed maturity investments were callable bonds. The Company retains an outside investment advisor to manage its entire portfolio.

During September 1995, the Company management changed its intent with respect to securities classified as held to maturity and reclassified all securities in its held to maturity portfolio to available for sale.

Further information related to the investment portfolio is included in the Notes to Consolidated Financial Statements.

A.M. BEST RATING

In February 1996, A.M. Best Company, Inc. lowered its ratings on both MRIC and SRIC to B (Adequate), and placed the rating under review, pending the outcome of the Company's proposed merger with Danielson Holding Corporation. See Item 14(b) below. A.M. Best has indicated they view the proposed acquisition favorably and they would expect to upgrade the rating to B+ if the transaction is consummated. Conversely, Best has indicated the rating would be under significant downward pressure if the transaction is not completed. Best's ratings, which range from A++ (superior) to F (in Liquidation), are an independent opinion of a company's financial strength and ability to meet its obligations to policyholders. They are based on a comparative analysis of the financial condition and operating performance of insurance companies as determined by their publicly available reports.

REGULATION

The Company and its property and casualty insurance underwriting subsidiaries ("P&C Subsidiaries") are subject to the insurance laws and regulations of Tennessee, the domiciliary state of the P&C Subsidiaries, and the laws and regulations of the other states in which the P&C Subsidiaries are licensed to do business. At present, the P&C Subsidiaries collectively are licensed to do business as insurance companies ("admitted") in 20 states and are approved non-admitted insurers in 12 states. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various state insurance departments, vary by jurisdiction, but generally grant broad powers to supervisory agencies or state regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the conduct of the insurance business. These laws and regulations generally require insurance companies to maintain minimum standards of business conduct and solvency, meet certain financial tests, file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition, and require prior approval of certain changes in control of domestic insurance companies and their direct and indirect parents and the payment of extraordinary dividends and distributions. In addition, these laws and regulations require approval for certain intercompany transfers of assets and certain transactions between insurance companies and their direct and indirect parents and affiliates, and generally require that all such transactions have terms no less favorable than terms that would result from transactions between parties negotiating at arm's length. Further, many states have enacted laws which restrict an insurer's underwriting discretion, such as the ability to terminate policies, terminate agents or reject insurance coverage applications. These laws may adversely affect the ability of insurance companies, including the Company, to earn a profit on its underwriting operations.

Each P&C Subsidiary is required to file quarterly and annual statutory financial statements in each jurisdiction in which it is licensed, and is subject to single and aggregate risk limits and other statutory restrictions concerning the types and quality of investments and the filing and use of policy forms and premium rates. Additionally, the P&C Subsidiaries' accounts and operations are subject to periodic examination by the Tennessee Commissioner of Commerce and Insurance and by other state insurance regulatory authorities. The Tennessee Commissioner of Commerce and Insurance is presently performing a regular examination of the P&C Subsidiaries for the four years ended December 31, 1994, further described in Note 12 to Notes to Consolidated Financial Statements.

The Tennessee insurance laws and regulations, including insurance holding company laws, impose restrictions on the amount of dividends that may be paid by the P&C Subsidiaries. As a result of these laws and regulations, the maximum amount of dividends that a P&C Subsidiary may pay at any point in time without prior regulatory approval is the greater of (a) 10% of the statutory policyholders' surplus of such P&C Subsidiary as of the preceding December 31, or (b) the net income of such P&C Subsidiary for the preceding calendar year, less the amount of dividends paid during the preceding 12 months.

Most states have enacted legislation regulating insurance holding companies such as the Company. The insurance holding company laws and regulations vary by state, but generally require an insurance holding company and its insurance company subsidiaries licensed to do business in the state to register and file certain reports with the regulatory authorities, including information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. State holding company laws also require prior notice or regulatory agency approval of direct or indirect changes in control of an insurer or its holding company and of certain material intercompany transfers of assets within the holding company structure.

Tennessee insurance laws and regulations provide that no person may acquire control of the Company, and thus indirect control of the P&C Subsidiaries, without obtaining the prior approval of the Tennessee Commissioner of Commerce and Insurance. Any purchaser of 10% or more of the voting stock of an insurance holding company is deemed to have acquired control of that company and is required to obtain the approval of the Tennessee Commissioner of Commerce and Insurance before consummating such purchase.

Most states in which the P&C Subsidiaries transact business have guaranty fund laws pursuant to which insurers doing business in such states are assessed by a state insurance guaranty association in order to fund liabilities to policyholders and claimants of insolvent insurance companies. Assessments are based on an insurer's writings in relation to the writings of all guaranty fund participants. Assessments have not been material to the Company.

An insurer's profitability may also be adversely affected by court decisions. Premium rates are established using actuarial methods in order to permit an insurer to earn an underwriting profit. A court decision may undermine or change the assumptions used in the analysis so as to impact the projected level of profitability.

In expanding its operations into additional states, the Company is selective. It carefully considers the legislative and regulatory environment in each state before commencing operations and will not do business in states where the climate is not conducive to the operation of its business.

In December, 1993, the NAIC approved a model Risk-Based Capital formula for determining Risk-Based Capital requirements for property and casualty insurers. MRIC and SRIC have capital in excess of any regulatory action or reporting level.

For the year ended December 31, 1995, MRIC and SRIC failed certain NAIC Financial Ratios from the Insurance Regulatory Information System ("IRIS") as follows:

MRIC

         - Two Year Overall Operating Ratio of 103% exceeded the usual range of
<100%, due to adverse loss experience described elsewhere herein.

         - Investment Yield of 4.2% was less than the lower end of the usual range (4.5%) due to MRIC's classification of its equity ownership in SRIC as common stock and due to a significant concentration in tax preferential securities.

         - Liabilities to Liquid Assets of 106% was slightly above the upper usual range of 105%, due to substantial increases in the year end reserves for Incurred But Not Reported Losses. This test measures total liabilities against invested assets, but excludes premiums and agents' receivable balances.

         - Agents' Balances to Surplus of 54% exceeds the usual range of <40% due to a significant balance of receivables on direct bill policies. These are offset by a liability for unearned premiums which is not considered in the calculation.

SRIC

         - Change in Net Writings of 63% exceeded the usual upper range limit of 33% due to expansion of the Company's programs in Tennessee in 1995, as described elsewhere herein. Net premiums to surplus ratio, however, of 2.16 to 1, indicating the Company is not excessively leveraged at current premium levels.

         - Investment Yield of 4.5% equalled the minium range of 4.5% due to a significant increase in invested assets in mid-1995 and due to a concentration in tax preferential securities.

         - Agents' Balances to Surplus of 47% exceeds the usual range of <40% due to significant direct bill premiums receivable which are offset by liabilities for unearned premiums.

These results are reviewed by the NAIC and the Company anticipates being placed on the NAIC watch list.

RESIDUAL MARKETS

Many states require that companies writing private passenger automobile insurance in that state participate in a residual market mechanism. Although regulations vary by state, residual market mechanisms are generally designed to provide insurance coverage for consumers who are unable to obtain insurance in the voluntary automobile insurance market. In some states, companies participate in the administration, profit and/or loss associated with those consumers' policies to the extent provided by state regulations. In other states, assigned risk pools are utilized. Assigned risk pool insureds are assigned on a rotating basis to automobile insurers based on the individual insurer's share of the total automobile insurance market for that state. Insurers then issue and service those individual insurance risks assigned to them and accept the profit or loss for those policies. Residual markets have not had a material effect on the business or results of operations of the Company.

COMPETITION

The Company competes in each state in which it operates for both agents and insureds with both large national underwriters and smaller regional companies. Certain of these competitors are larger and have greater financial resources than the Company. The non-standard automobile insurance business is price sensitive and certain competitors of the Company have, from time to time, decreased their prices in an attempt to gain market share. Management believes that the Company's prices are generally competitive, but the Company competes primarily on the basis of underwriting criteria and superior service to its agents and insureds for drivers with histories of safe driving purchasing non-standard automobile policies.

EMPLOYEES

At December 31, 1995 the Company employed a total of 424 employees. The Company is not a party to collective bargaining agreements and management believes employee relations are excellent.

ITEM 2.  PROPERTIES

The corporate headquarters of the Company are located in Memphis, Tennessee, where the Company leases approximately 32,000 square feet of office space. The Company-owned general agencies are located in Phoenix, Arizona, Mission Viejo, California, Shreveport, Louisiana, Dallas, Texas, Portland, Oregon, and Nashville, Tennessee. These offices occupy an aggregate of approximately 100,000 square feet of leased office space. The Company also leases several small Auto 13 service offices. The Company owns no real properties and believes that its leased facilities are adequate for its needs.

ITEM 3.  LEGAL PROCEEDINGS

In August 1994, the Company and three of its wholly owned subsidiaries were named in a civil lawsuit on behalf of two Chapter 13 debtors and as putative representatives of a plaintiff's class challenging the validity of the Chapter 13 automobile insurance program in Alabama. The plaintiffs sought certification of a class, a declaration that the insurance policies violate Alabama statutes, a permanent injunction against further implementation of the Chapter 13 automobile insurance program in Alabama, and reimbursement of premiums received by the Company under the Chapter 13 automobile program in Alabama. The Company and its subsidiaries denied the material allegations of the complaint and were awarded Dismissal by Summary Judgement in August 1995. The plaintiffs filed a motion for reconsideration which was denied in October 1995. The plaintiffs have appealed this determination and no decision has been rendered to date.

In May 1995, the Company, one of its officers and one of its subsidiaries were named in a wrongful termination lawsuit by a former employee. The matter is in the discovery stages. Management believes that it had valid cause for the dismissal of this employee and will vigorously defend the case. Management believes that the resolution of this matter will not have a material impact on the Company's operations.

The Company and its subsidiaries are involved in asserted claims in the normal course of business. Management believes the outcome of these matters in the aggregate will not have a material adverse effect on the consolidated financial statements of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted during the fourth quarter of 1995 to a vote of security holders.

                                   PART II.

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's common stock trades on the Nasdaq National Market under the symbol "MDLD." At March 22, 1996, the Company had approximately 2,600 shareholders, including beneficial owners holding shares in nominee or "street name."

The table below sets forth the high and low stock prices, as well as dividends declared on common stock, for the two-year period ended December 31, 1995:

 QUARTER ENDED:                                                High                 Low          Dividends Declared
                                                         -----------------   ----------------   -------------------
 1994
 March 31.............................................           $23 3/4            $18 3/4              $--
 June 30..............................................            22 1/2             18 1/2               --
 September 30.........................................            24 1/4             20 3/4                .05
 December 31..........................................            24                 14                    .05
 1995
 March 31.............................................            18 3/4             14 3/4                .05
 June 30..............................................            19                 17 1/2                .05
 September 30.........................................            19 1/2              9                    .05
 December 31..........................................            12 1/2              8 1/8                .05

 As of March 22, 1996 market makers in the Company's common stock included:
Bear, Stearns & Co., Inc.; Herzog, Heine, Geduld, Inc.; Loeb Partners Corporation; Morgan Keegan & Company, Inc.; Raymond James & Associates, Inc.; Sherwood Securities Corp.; Stephens, Inc.

ITEM 6. SELECTED FINANCIAL DATA (IN THOUSANDS EXCEPT PER SHARE DATA).

                                                                     Year Ended December 31,
                                         ----------------------------------------------------------------------------
                                             1995           1994              1993           1992            1991
                                         -----------     -----------      -----------     -----------     -----------
STATEMENT OF INCOME DATA:
Gross premiums written                     $210,206        $152,404         $101,467         $60,927         $27,671
Net premiums written                        171,833         151,046           76,819          24,748          12,492
Premiums earned                             172,394         118,218           55,272          20,571          11,878
Total income                                193,046         131,486           64,509          25,137          12,071
Net income (loss)                           (10,071)          7,925            7,068           2,929           1,116
Net income (loss) available to
  stockholders                              (10,071)          7,925            7,068           1,628             994
Net income (loss) available to
  stockholders                                (1.88)           1.45             1.34             .56             .64

Cash dividend per share                         .20             .10               --             .09             1.3
Weighted average shares outstanding           5,369           5,477            5,305           2,900           1,613

                                                                     Year Ended December 31,
                                         ----------------------------------------------------------------------------
                                             1995           1994              1993           1992            1991
                                         -----------     -----------      -----------     -----------     -----------
BALANCE SHEET DATA:
Total investments, cash and
  equivalents                              $174,803        $165,895         $102,987         $49,483         $13,364
Total assets                                283,531         221,820          148,708          76,315          20,630
Notes payable and other debt                 27,000          40,000           20,000             286           1,128
Mandatorily redeemable preferred
  stock                                         --               --               --              --           4,805
Stockholders' equity                         48,845          57,794           50,620          39,880           6,480
Book value per share                           9.06           10.81             9.57            9.18            4.40
SELECTED GAAP RATIOS:
Loss ratio                                     88.2%           71.3%            69.9%           69.2%           62.3%
Expense ratio                                  26.8            25.1             23.4            23.0            29.5
                                           --------         -------          -------          ------         -------
Combined ratio                                115.0%           96.4%            93.3%           92.2%           91.8%
                                           ========         =======          =======          ======         =======

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.

The information presented in this discussion and analysis is on the basis of generally accepted accounting principles ("GAAP")

RESULTS OF OPERATIONS

Year Ended December 31, 1995 compared to the Year Ended December 31,1994

For the year ended December 31, 1995, the Company reported a $10.1 million net loss. This loss resulted from adverse claims development primarily in Arizona and California personal automobile programs and to a lesser extent from certain commercial automobile programs.

During 1994, the Company made a decision to expand its full coverage personal automobile programs, particularly in two of its larger states, Arizona and California, where it had previously written substantially liability only coverage. This decision was based upon several factors, including: the Company was experiencing a high cancellation rate and low retention rates on liability only policies; the Company's competitors had reported underwriting profits from full coverage business; the Company had been successful writing some full coverage business in certain other states. However, this strategy proved costly. Upon implementation of the expanded full coverage programs, the Company's monthly premium volume increased slightly in Arizona, but doubled in California. In 1995, gross premiums written in Arizona and California were $28.4 and $39.4 million, respectively. Gross premiums written in Arizona and California for 1994 were $26.5 million and $24.2 million, respectively. Both programs generated sharply increased frequency and consequently, higher loss ratios on the full coverage business. The increased frequency also presented a claims processing backlog and consequently increased loss and loss adjustment expenses.

After extensive analysis, the Company concluded that it had attracted a disproportionate share of insureds with undesirable insurance and credit histories; market premium levels were inadequate; and in certain situations, the Company's agents had adversely selected against it in favor of higher incentive commissions from other carriers. Since identifying these problems, the Company eliminated its full coverage programs in California and tightened controls over full coverage in Arizona to more carefully select risks, and in addition, terminated unprofitable agents. Enhanced underwriting procedures have been implemented in all states in which the Company operates. In addition, rate increases have been implemented in Florida, Georgia, Texas and Arizona and will be implemented in California, Louisiana, Arkansas and Tennessee in early to mid 1996. These actions are expected to reduce the Company's personal automobile premium writings by approximately 20% in 1996.

To provide additional management controls, the Company established an internal audit department and a claims audit team in 1995; in early 1996 hired additional pricing analysts, and a national market analyst; and also in 1996 plans to continue to upgrade claims staff and hire a Chief Actuary for loss reserving.

The Company also experienced a deterioration in results related to its Illinois commercial programs and made a decision in early 1995 to close that branch office and terminate the Illinois program. Expenses associated with the closing of that branch were approximately $1 million in 1995. Additionally, claims experience on certain commercial programs in Texas deteriorated while pricing became very competitive. The Company decided to eliminate those unprofitable programs as well. Commercial premium writings are also expected to decrease in 1996, by approximately 30% due to these changes.

During 1995, the Company strengthened its prior year loss reserves by approximately $11 million due to adverse development in both the commercial and personal programs mentioned above and due to higher than anticipated loss adjustment expenses. This adverse development was impacted by a processing backlog in the western region claims office which occurred in the first half of 1995 related to the Arizona and California full-coverage programs. The Company believes it has adequately provided for the development, as well as implemented greater controls and added sufficient claims staff to prevent any further material adjustments to prior year reserves.

The Company's combined ratio has deteriorated during the last two years to 115% in 1995; from 96.4% in 1994 and 93.3% in 1993. In 1994, this was due in part to increased loss ratios but also to increased net acquisition costs caused by the elimination of quota-share reinsurance January 1, 1994. For 1995, the Company's loss ratio was significantly higher, at 88.2% versus 71.3% in 1994 due to adverse experience in the current year as well as to the adverse development of prior years. The expense ratio for 1995 increased to 26.8% compared to 25.1% in 1994 due to the write off of deferred acquisition costs associated with discontinued programs and premium reserve deficiencies on certain continuing lines of business together totaling approximately $5.4 million. These increased acquisition costs were partially offset by ceding commissions the Company received from a 30% quota share reinsurance program implemented as of September 30, 1995 for its personal automobile policies. This program was established with Kemper Reinsurance Company and included a cession of in-force and unearned premiums as of September 30, 1995.

Overall, the Company's gross premium volume for 1995 grew 38% to $210 million and its net premium volume grew 14% to $172 million as compared to 1994. This growth came primarily from California, due to the implementation of new full coverage programs; from Arkansas, where the Company appointed a new general agency in 1995; and from growth within Tennessee, where the Company opened a new general agency office in mid-1994. This growth in volume also caused the increase in policy fees in 1995 to $10.6 million from $6.5 million in 1994.

Investment income increased by 59% in 1995 as compared to 1994 due to the investment of the $10 million obtained under the Company's credit facility and due to the investment of operating cash generated in 1995. The value of the Company's investment portfolio grew by $25.6 million to $162.3 million at December 31, 1995, compared to $136.7 million at December 31, 1994.

Increases in loss and loss adjustment expenses were a result of the Company's growth and the unusual matters discussed above.

While premiums earned increased by 46% in 1995 as compared to 1994, policy acquisition costs increased by 60%. As noted above, the expense ratio also increased in 1995. These increases were due to the writeoff of deferred policy acquisition costs from discontinued programs and from premium reserve deficiencies.

Operating expenses for 1995 increased significantly to $6.4 million, as compared to $3.7 million for 1994, due to the Company's continued growth and due to significant investments in information technology systems and marketing programs.

Interest expense nearly doubled in 1995 due to the increase in average debt outstanding related to the Company's bank credit facility.

Year Ended December 31, 1994 compared to the Year Ended December 31,1993

Gross premiums written increased by 50% to $152,404,000 in 1994 compared to $101,467,000 in 1993. This growth came from several states, including Arizona, California, Florida and Georgia. Net written premiums increased 97% to $151,046,000 from $76,819,000 in the prior year, due to the growth in gross premiums written, but also to the elimination of quota share reinsurance effective January 1, 1994.

Commissions and policy fees increased 37% in 1994 to $6,491,000 from $4,748,000 in 1993, due to the growth in premium volume.

Investment income in 1994 increased by 86% compared to 1993 due to the investment of cash generated from operations, which benefitted by the elimination of quota share reinsurance, and due to the investment of the proceeds of the Company's $20 million credit facility. The Company was also able to take advantage of rising interest rates with this newly invested cash as well as cash generated from maturities in its investment portfolio.

Other income is derived from premium finance operations, which remained fairly stable through 1994.

Losses and loss adjustment expenses increased by 118% to $84,311,000 from $36,628,000 in 1993, due to the growth in premium volume and to the elimination of quota share reinsurance. Also, as previously announced, the Company experienced increased frequency which it attributed to heavy rains in most of its major markets during October and November, 1994, increasing the loss ratio to 80.7% for the fourth quarter, compared to 67.4% for the first nine months. The loss ratio for the year was 71.3% compared to 69.9% in 1993.

Policy acquisition costs increased by 152% to $31,431,000 in 1994, compared to $12,494,000 in 1993. This was directly attributable to the growth in premium volume. The expense ratio increased to 25.1% in 1994 compared to 23.4% in 1993 due to the elimination of quota share reinsurance, which generated ceding commission income to offset acquisition costs in prior years.

Interest expense increased to $970,000 in 1994 compared to $52,000 in 1993 due to outstanding debt under the Company's credit facility through 1994.

The income tax rate for 1994 remained fairly constant at 27.3%, compared to 27.1% in 1993 due to the concentration of the Company's investment portfolio in tax-preference securities.

LIQUIDITY AND CAPITAL RESOURCES

The operating cash requirements of the Company relate primarily to the payment of claims, policy acquisition costs and operating expenses. Due to the nature of risks the Company insures (but for acts of nature, as to which the Company carries catastrophe reinsurance), the Company's liabilities can be estimated. These liabilities generally develop and are resolved over a period of less than three years. Therefore, the Company generally has a predictable schedule of cash needs. The Company manages its investment activities to maintain adequate liquidity for operating purposes and to protect its policyholders and stockholders (i.e., "matching" of liquidity and cash requirements). The Company's portfolio is heavily weighted toward intermediate fixed maturity securities. The Company generally invests in investment grade securities and has a policy of not acquiring real estate investments. Historically, the Company has not experienced any "mismatches" related to liquidity management and none are anticipated. At December 31, 1994, the Company's fixed maturity securities were classified as held to maturity. During 1995, the Company's Investment Committee made a decision to liquidate and reinvest the proceeds of certain of those securities to take advantage of higher available yields. As a result, the Company has reclassified the entire portfolio to available for sale and the securities are carried at fair value at December 31, 1995. There are no foreseeable requirements to liquidate any investments prior to their scheduled maturities.

The Company's objective is to maintain a capital adequacy ratio based on the industry standard of a maximum of 3:1. For the year ended December 31, 1995, the capital adequacy ratio was 3:1, compared to 2.41:1 for 1994. During 1996, the Company anticipates this ratio will decrease due to two factors. The Company expects to write less premiums in 1996 as a result of its decision to eliminate certain programs and due to rate increases already taken or anticipated to be taken during 1996. Second, the Company will utilize its 30% quota share reinsurance facility on its personal automobile programs throughout 1996. This reinsurance was obtained effective September 30, 1995.

The Company secured a $20 million permanent credit facility in December 1993, which was utilized to expand underwriting capacity in 1994. This facility was increased to $30 million in December, 1994, with the increase being utilized to expand underwriting capacity during 1995. At September 30, 1995, the Company defaulted on certain financial covenants contained in the related loan agreement. The default was not cured prior to December 31, 1995. The loan agreement was amended, including revised financial covenants, effective March 1, 1996. Under the terms of the restated loan agreement, the Company is not required to pay principal until June 30, 1996, and quarterly thereafter through June 30, 1998. Interest is payable quarterly. See Note 6 "Notes Payable" and
Note 15 "Subsequent Events" of Notes to Consolidated Financial Statements for further discussion.

IMPACT OF INFLATION

Although the Company's results of operations have not been affected by inflation, inflation can have a significant impact on property and casualty insurers because premium rates are established before the amount of losses and loss adjustment expenses are known. The Company attempts to anticipate increases from inflation in establishing rates, subject to limitations imposed for competitive pricing.

The Company considers inflation when estimating liabilities for losses and loss adjustment expenses, particularly for claims having a long period between occurrence and settlement. The liabilities for losses and loss adjustment expenses are management's estimates of the ultimate net cost of underlying claims and expenses and are not discounted for the time value of money. In times of high inflation, the normally higher yields on investment income may partially offset potentially higher claims and expenses.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 1 of Notes to Consolidated Financial Statements for the impact of recent accounting pronouncements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Financial Statements are included herein beginning on page 20.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no disagreements with the Company's independent accountants on any matters of accounting principles or practices or financial statement disclosures.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)


                                                                                December 31,
                                                                      ------------------------------
                                                                           1995              1994
----------------------------------------------------------------------------------------------------
ASSETS
Cash and equivalents                                                  $   12,479         $   29,196
Investment securities (note 3):
   Held to maturity:
    Fixed maturities, at amortized cost
      (fair value $122,953)                                                 --              129,287
   Available for sale:
    Equity securities, at fair value
      (cost $13,039 and $5,877 respectively)                              13,408              5,533
    Fixed maturities, at fair value
      (amortized cost $146,637 and $1,981, respectively)                 148,916              1,879
                                                                      ----------         ----------
      Total investments                                                  162,324            136,699
Receivables:
   Agents and insureds                                                    39,741             17,252
   Premium finance contracts                                                 365              1,523
   Reinsurance -  direct                                                  17,165              9,624
               -  assumed                                                    654              1,241
Prepaid reinsurance premium                                               21,207                561
Accrued investment income                                                  2,296              2,244
Deferred policy acquisition costs                                          9,617             15,148
Equity investments in nonconsolidated companies                              293                424
Furniture and equipment, at cost, net of accumulated
   depreciation of $1,979 and $1,085, respectively                         3,398              2,518
Notes receivable (note 9)                                                  2,158              2,256
Deferred income taxes (note 7)                                             3,813              1,042
Income taxes recoverable                                                   5,414               --
Other assets                                                               2,607              2,092
                                                                      ----------         ----------
                                                                      $  283,531         $  221,820
                                                                      ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses
   (notes 4 and 5)                                                    $  104,516         $   56,858
Unearned premiums (note 5) - direct                                       77,311             55,901
                           -  assumed                                      5,162              6,479
Due to reinsurers (note 5)                                                 7,946               --
Notes payable (notes 6 and 15)                                            27,000             40,000
Other liabilities                                                         12,751              4,788
                                                                      ----------         ----------
                                                                         234,686            164,026
                                                                      ----------         ----------
Stockholders' equity (note 13):
   Common stock, no par value. Authorized 50,000,000 shares;
     5,389,022 and 5,344,222 shares issued, respectively                  39,420             39,258
   Additional paid-in capital                                              1,887              1,887
   Retained earnings                                                       5,796             16,943
   Unrealized appreciation (depreciation) of
     securities available for sale, net                                    1,742               (294)
                                                                      ----------         ----------
                                                                          48,845             57,794
                                                                      ----------         ----------
Commitments and contingencies (notes 5, 10 and 11)                    $  283,531         $  221,820
                                                                      ==========         ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands - except per share data)


                                                                         Years Ended December 31,
                                                               ----------------------------------------------
                                                                    1995             1994           1993
-------------------------------------------------------------------------------------------------------------
INCOME:
   Premiums earned (note 5)                                    $   172,394     $   118,218        $    55,272
   Policy fees                                                      10,649           6,491              4,748
   Investment income (note2)                                         9,258           6,190              3,330
   Net realized investment gains (note 3)                              578              42                698
   Other income                                                        167             545                461
                                                               -----------     -----------        -----------
                                                                   193,046         131,486             64,509
                                                               -----------     -----------        -----------
EXPENSES:
   Losses and loss adjustment expenses (notes 4 and 5)             152,103          84,311             38,628
   Policy acquisition costs                                         50,070          31,431             12,494
   Operating expenses                                                6,368           3,745              3,547
   Interest                                                          1,880             970                 52
   Amortization of intangible assets                                   135             129                106
                                                               -----------     -----------        -----------
                                                                   210,556         120,586             54,827
                                                               -----------     -----------        -----------

       Income (loss) before provision for
         income taxes and equity interests                         (17,510)         10,900              9,682


Provision for income taxes (benefit)(note 7)                        (7,445)          2,980              2,620
                                                               -----------     -----------        -----------

       Income (loss) before equity interests                       (10,065)          7,920              7,062

Equity interests                                                        (6)              5                  6
                                                               -----------     -----------        -----------
       Net income (loss)                                       $   (10,071)    $     7,925        $     7,068
                                                               ===========     ===========        ===========
PER SHARE DATA:
   Net income (loss)                                           $     (1.88)    $      1.45        $      1.34
                                                               ===========     ===========        ===========
   Weighted average common shares outstanding                    5,369,461       5,477,666          5,305,824
                                                               ===========     ===========        ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands)


                                                   Common Stock
                                                   ------------
                                                  Shares                    Additional                     Unrealized
                                                issued and                    paid-in     Retained       appreciation
                                                outstanding    Amount        capital      earnings      (depreciation)   Total
-----------------------------------------------------------------------------------------------------------------------------------
Balances at
 December 31, 1992                          4,346,123      $   35,392     $    1,887    $    2,483       $      118     $   39,880

Net income                                       --              --             --           7,068             --            7,068
Warrants exercised                            872,505           3,429           --            --               --            3,429
Options exercised                              70,686             231           --            --               --              231
Appreciation of
   equity securities                             --              --             --            --                 12             12
                                            ---------      ----------     ----------    ----------       ----------     ----------
Balances at
   December 31, 1993                        5,289,314          39,052          1,887         9,551              130         50,620

Net income                                       --              --             --           7,925             --            7,925
Cash dividends paid
   ($.10 per share)                              --              --             --            (533)            --             (533)
Options exercised                              14,000              46           --            --               --               46
Warrants exercised                             40,908             160           --            --               --              160
Change in fair value
   of securities available
   for sale net of tax
   of $231                                       --              --             --            --               (424)          (424)
                                            ---------      ----------     ----------    ----------       ----------     ----------
Balances at
   December 31, 1994                        5,344,222          39,258          1,887        16,943             (294)        57,794


Net (loss)                                       --              --             --         (10,071)            --          (10,071)
Cash dividends paid
   ($.20 per share)                              --              --             --          (1,076)            --           (1,076)
Options exercised                              44,800             162           --            --               --              162
Change in fair value
   of securities available
 for sale net of tax
   of $1,058                                     --              --             --            --              2,036          2,036
                                            ---------      ----------     ----------    ----------       ----------     ----------
Balances at
   December 31, 1995                        5,389,022      $   39,420     $    1,887    $    5,796       $    1,742     $   48,845
                                            =========      ==========     ==========    ==========       ==========     ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands - except per share data)


                                                                             Years Ended December 31,
                                                               ----------------------------------------------
                                                                    1995           1994                1993
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                              $   (10,071)    $     7,925        $     7,068
Adjustments to reconcile net income (loss)
   to net cash provided by
   operating activities:
   Net realized (gains) losses on securities                             3             (42)              (698)
   Gain on disposal of fixed assets                                    (33)           --                 --
   Depreciation                                                        894             550                353
   Amortization of intangibles                                         285             351                139
   Amortization of discounts and premiums                              529             673                264
   Deferred taxes                                                   (3,828)           (526)              (249)
   Changes in assets and liabilities:
     Agent and insured receivables, net                            (22,489)        (10,983)            (2,089)
     Reinsurance receivables                                       (27,600)         12,826             (7,414)
     Premium finance receivables                                     1,158            (716)              (256)
     Accrued interest receivable                                       (52)         (1,085)              (545)
     Deferred policy acquisition costs                               5,531          (8,062)            (5,541)
     Other assets                                                     (868)           (527)              (677)
     Unpaid losses and loss adjustment expenses                     47,658          21,571             18,576
     Unearned premiums                                              20,093          23,505             24,176
     Due to reinsurers                                               7,946              (8)            (2,246)
     Other liabilities                                               7,461             430              1,582
     Income taxes                                                   (5,854)            593                100
                                                               -----------     -----------        -----------
Net cash provided by operating activities                           20,763          46,475             32,543
                                                               -----------     -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities and calls of securities-held to maturity                  3,260           4,985              1,145
                 -available for sale                                 1,909             251               --
Sales of securities-held to maturity                                  --             3,160             13,820
                 -available for sale                                15,274           5,720               --
Purchases of securities-held to maturity                           (29,356)        (67,139)           (42,824)
                 -available for sale                               (13,208)         (7,884)              --
Investments in nonconsolidated companies                               131             (14)               572
Fixed asset additions                                               (2,071)         (1,414)            (1,104)
Fixed asset disposals                                                  329            --                 --
Investment in insurance programs                                        68            (404)              (342)
                                                               -----------     -----------        -----------
Net cash used in investing activities                              (23,664)        (62,739)           (28,733)
                                                               -----------     -----------        -----------

                                                                            Years Ended December 31,
                                                               ------------------------------------------------
                                                                    1995           1994                1993
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable to banks                                              10,000          30,000             20,000
Note receivable from sale of equity investment                          91              72               (405)
Notes receivable from others                                             7            (249)            (1,674)
Proceeds from exercise of common stock warrants                       --               160              3,429
Proceeds from issuance of common stock options                         162              46                231
Repayment of debt                                                  (23,000)        (10,000)              (286)
Dividend to stockholders                                            (1,076)           (533)              --
Payments received on notes from stockholders                          --              --                   94
Net cash provided by (used) in financing activities                (13,816)         19,496             21,389
                                                               -----------     -----------        -----------

Net increase (decrease) in cash and equivalents                    (16,717)          3,232             25,199
Cash and equivalents:
   Beginning of year                                                29,196          25,964                765
                                                               -----------     -----------        -----------
   End of year                                                 $    12,479     $    29,196        $    25,964
                                                               ===========     ===========        ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest                                                    $     1,378     $       936        $         4
   Income taxes                                                      2,225           2,739              3,020
Noncash investing and financing activities:
   Transfers to securities available for sale                      149,190            --                 --
   Unrealized gain (loss) on securities available for sale           3,094            (655)              --

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
   The consolidated financial statements include the accounts of Midland Financial Group, Inc. (the "Company") and its subsidiaries, except Agents' Financial Services, Inc. a 40% owned affiliate ("AFS"). The Company's investment in AFS is carried at cost plus its equity in the undistributed earnings since date of acquisition. All significant intercompany transactions have been eliminated.

   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period then ended.

   Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the liability for unpaid loss and loss adjustment expense and the recoverability of deferred policy acquisition costs. In connection with the determination of these items, management uses actuarial projections, historical data and current business conditions to formulate estimates, including assumptions related to the ultimate cost to settle claims. These estimates by their nature are subject to uncertainties for various reasons. The Company's results of operations and financial condition could be adversely affected should the ultimate payments required to settle claims be materially in excess of the reserves currently provided.

NATURE OF OPERATIONS
   The Company writes non-standard personal automobile insurance and commercial automobile insurance for small businesses through six Company-owned and three independent general agencies. These general agencies market the Company's products through approximately 8,500 independent insurance agents in 20 states, primarily in the southeastern and southwestern regions of the United States. During 1995, the Company wrote a significant amount of business in Arizona, California and Florida representing 13%, 19% and 14%, respectively, of gross written premiums.

   The nature of the non-standard automobile insurance business is such that the Company can from time to time, experience abnormally high levels of claims payouts in the event of unusual weather and other conditions, such as heavy rain, hail, wind storms and flooding. The Company utilizes both quota share and excess of loss reinsurance coverage and catastrophic reinsurance options to limit its exposure on these risks.

   Increasing public interest in the availability and affordability of insurance has prompted legislative, regulatory and judicial activity in several states. This includes efforts to contain insurance prices, restrict underwriting practices and risk classifications, mandate rate reductions and refunds and generally expand regulation affecting the insurance industry. These regulatory and judicial activities could impact the Company's premium volume.

   The Company manages its credit risk on its investment securities by maintaining a highly-diversified investment portfolio with limited concentrations in any given region or industry. Interest rate risk is managed through a combination of highly liquid debt instruments purchased with an original maturity of three months or less or fixed maturity securities with an average contractual maturity of approximately 5 years.

PREMIUMS AND POLICY FEES
   Premiums, net of amounts ceded to reinsurers, are recognized as income ratably over the terms of the policies. Unearned premiums represent premiums applicable to the unexpired terms of the policies.

   The Company operates six general agencies which receive non-refundable fees for processing policy applications. Such income is recognized when the effort is completed, generally in the month received.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Reinsurance
   In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

Deferred Policy Acquisition Costs
   The costs of selling policies (principally commissions and premium taxes) are deferred and reduced by the amount recovered from reinsurers through ceding commissions. The net acquisition costs deferred are amortized to expense over the periods in which the related premiums are earned. In addition, during 1995, the Company wrote off approximately $5.4 million of these costs related to premium reserve deficiencies. Anticipated losses and loss adjustment expenses and investment earnings, based on past experience, are considered in determining the recoverable acquisition costs to be deferred.

   Net deferred policy acquisition costs were (in thousands):

                                                                            Years Ended December 31,
                                                               -----------------------------------------------
                                                                    1995                1994         1993
--------------------------------------------------------------------------------------------------------------
Balance, beginning of period                                   $    15,148     $     7,086        $     1,545
Acquisition costs deferred                                          44,539          39,493             18,035
Amortized to expense during the period                             (50,070)        (31,431)           (12,494)
                                                               -----------     -----------        -----------
Balance, end of period                                         $     9,617     $    15,148        $     7,086
                                                               ===========     ===========        ===========

Unpaid Losses and Loss Adjustment Expenses
   The liability for unpaid losses and loss adjustment expenses includes reported and incurred but not reported losses and loss adjustment expenses.
   Losses and loss adjustment expenses include the estimated costs of investigating and settling unpaid losses. Such amounts are determined on the basis of claims adjusters' evaluations and other estimates, and accordingly, there can be no assurance that the ultimate liability will not vary from such estimates.

Investment Securities
   Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Under SFAS No. 115, fixed maturity securities for which a company has the ability and management has the positive intent to hold to maturity are classified as held to maturity securities and are reported at amortized cost. Fixed maturity and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Fixed maturity and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and are reported at fair value, with unrealized gains and losses (net of deferred taxes) charged or credited as a separate component of stockholders' equity.

   During September 1995, Company management changed its intent with respect to securities classified as held to maturity and reclassified all securities in its held to maturity portfolio to available for sale. The transfer had no impact on earnings. However, a $1.6 million fair value

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


adjustment was recorded, resulting in a net $1 million increase in stockholders' equity, net of tax. Realized gains and losses on the sale of investments are recognized in the determination of net income or loss on the basis of specific identification. Amortization of premiums and accretion of discounts are computed using the interest method. Changes in the valuation of securities which are considered other than temporary are recorded as losses in the period recognized.

Income Taxes
   The Company files a consolidated federal income tax return with its wholly-owned subsidiaries.

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Depreciation
   Depreciation on furniture and equipment is provided on a straight-line basis over the estimated useful lives of the assets (three to seven years).

Cash Equivalents
   The Company considers all highly liquid debt instruments purchased with an original maturity at acquisition of three months or less to be cash equivalents.

Earnings per Share
   Earnings per common share are based on the weighted average number of common shares outstanding, including common stock equivalents, during the periods presented. Outstanding options and warrants are considered common stock equivalents at that point where the market price exceeds the option price. The resultant effect on earnings per share is calculated using the treasury stock method. At December 31, 1995, these common stock equivalents were anti-dilutive.

Fair Value Disclosures
   The following methods were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value. Fixed maturities and equity securities are valued using quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market priced of similar securities. Due to the relatively short-term nature of cash, short-term investments, accounts receivable, and accounts payable, their carrying amounts are reasonable estimates of fair value. Fair value of long-term debt is approximately equal to its recorded value. The fair value of Catastrophe Insurance Contracts is determined based on the settlement price on the date of valuation as determined by the exchange on which the contract was traded.

Recent Accounting Pronouncements
   SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," issued in March, 1995, provides guidance for recognition of impairment losses related to long-lived assets, and certain intangibles and related goodwill. The Statement is effective for fiscal years beginning after December 15, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   SFAS No. 123 "Accounting for Stock-Based Compensation" was issued in October, 1995, and provides for a fair value method of accounting for stock-based compensation arrangements rather than the intrinsic value method now followed. Adoption of the fair value method for purposes of preparing basic financial statements is not required although disclosure of the effect of such adoption is. The Statement is effective for options awarded after December 15, 1995.

   Management believes the adoption of the above-mentioned statements will not have a material impact on the Company's consolidated financial statements.

Reclassifications
   Certain items in the prior years' financial statements have been reclassified to conform with the 1995 presentation.

(2)      INVESTMENT INCOME

   Components of investment income were as follows (in thousands):

                                                                             Years Ended December 31,
                                                               ----------------------------------------------
                                                                     1995           1994             1993
-------------------------------------------------------------------------------------------------------------
Fixed maturities                                               $     7,699     $     5,318        $     2,837
Equity securities                                                      607             164                194
Call options on U.S. Treasury Notes                                   (361)            359               --
Cash and cash equivalents                                            1,894             349                299
                                                               -----------     -----------        -----------
 Investment income                                             $     9,839     $     6,190        $     3,330
                                                               ===========     ===========        ===========

(3)      INVESTMENT SECURITIES

   Realized and unrealized investment gains and losses were as follows (in thousands):

                                                                            Years Ended December 31,
                                                               ----------------------------------------------
                                                                    1995          1994               1993
-------------------------------------------------------------------------------------------------------------
Realized gains:
   Fixed maturities                                            $       764     $         7        $       104
   Equity securities                                                   227             530                965
                                                               -----------     -----------        -----------
       Total gains                                                     991             537              1,069
                                                               -----------     -----------        -----------
Realized losses:
   Fixed maturities                                                     42              45                138
   Equity securities                                                    10             450                233
   Catastrophe Insurance Contracts                                     942            --                 --
                                                               -----------     -----------        -----------
       Total losses                                                    994             495                371
                                                               -----------     -----------        -----------
   Net realized
       securities gains  (losses)                              $        (3)    $        42        $       698
                                                               ===========     ===========        ===========
Change in unrealized gains (losses):
   Fixed maturities                                            $     8,715     $    (7,812)       $     1,272
                                                               ===========     ===========        ===========
   Equity securities                                           $       713     $      (931)       $        12
                                                               ===========     ===========        ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The amortized cost and estimated fair value of securities follow (in thousands):

                                                            December 31, 1995
                                          ---------------------------------------------------------
                                                              Gross         Gross         Estimated
                                             Amortized     unrealized    unrealized          fair
                                                  cost          gains        losses           value
---------------------------------------------------------------------------------------------------
Available for sale:
Obligations of the U.S.
   Government and its agencies             $    1,207    $        8    $       --      $    1,215
Obligations of states and
   political subdivisions                      83,838         1,536           108          85,266
Corporate notes and debentures                 19,722           125            37          19,810
Redeemable preferred stock                     41,870         1,064           309          42,625
Equity securities                              13,039           483           114          13,408
                                           ----------    ----------    ----------      ----------
                                           $  159,676    $    3,216    $      568      $  162,324
                                           ==========    ==========    ==========      ==========


                                                               December 31, 1994
                                           --------------------------------------------------------
                                                             Gross         Gross       Estimated
                                             Amortized   unrealized   unrealized            fair
                                                  cost        gains       losses           value
---------------------------------------------------------------------------------------------------
Held to maturity:
Obligations of the U.S.
  Government and its agencies              $    1,521    $       --    $       70      $    1,451
Obligations of states and
  political subdivisions                       85,749            15         3,200          82,564
Corporate notes and debentures                  3,667             9           189           3,487
Redeemable preferred stock                     38,350             1         2,900          35,451
                                           ----------    ----------    ----------      ----------
                                              129,287            25         6,359         122,953
                                           ----------    ----------    ----------      ----------
Available for sale:
Corporate notes and debentures                  1,730            21           120           1,631
Redeemable preferred stock                        251            --             3             248
Equity securities                               5,877           145           489           5,533
                                           ----------    ----------    ----------      ----------
                                                7,858           166           612           7,412
                                           ----------    ----------    ----------      ----------
                                           $  137,145    $      191    $    6,971      $  130,365
                                           ==========    ==========    ==========      ==========

   The amortized cost and estimated fair value of fixed maturities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):


                                                                         Amortized      Estimated
                                                                             cost      fair value
-------------------------------------------------------------------------------------------------
Available for Sale:
Due in one year or less                                                $   18,838      $   18,858
Due after one year through five
   years                                                                   70,525          71,056
Due after five years through ten
   years                                                                   37,938          39,242
Due after ten years                                                        19,336          19,760
                                                                       ----------      ----------
                                                                       $  146,637      $  148,916
                                                                       ==========      ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Proceeds from sales of securities available for sale during 1995 were $15,274,000. Gross gains of $991,000 and gross losses of $52,000 were realized on these sales. In 1994, held to maturity securities with an amortized cost of $3,163,000 were sold resulting in realized losses of $3,000. All sales from the held to maturity portfolio in 1994 were made within three months of the contractual maturity of the security. Proceeds from sales of securities available for sale during 1994 were $5,720,000. Gross gains of $537,000 and gross losses of $492,000 were realized on those sales. Proceeds from sales of securities during 1993 were $13,820,000. Gross gains of $1,069,000 and gross losses of $371,000 were realized in 1993.

Investments in fixed maturities on deposit with various regulatory bodies as required by law are as follows (in thousands):

                                                                              December 31,
                                                                       ---------------------------
                                                                            1995         1994
--------------------------------------------------------------------------------------------------
Arkansas Commissioner of Insurance                                     $       50      $       50
California Commissioner of Insurance                                          200              --
Georgia Commissioner of Insurance                                              25              25
Louisiana Commissioner of Insurance                                           140              70
Nevada Commissioner of Insurance                                              250             250
New Mexico Department of Insurance                                            375             375
Oklahoma Commissioner of Insurance                                            100             100
South Carolina Department of Insurance                                        650             650
Tennessee Department of Insurance                                           2,025           1,675
                                                                       ----------      ----------
                                                                       $    3,815      $    3,195
                                                                       ==========      ==========

Investments in securities of a single issuer aggregating more than 10% of stockholders' equity follow (in thousands):

                                                                                December 31,
                                                                       ---------------------------
                                                                            1995           1994
--------------------------------------------------------------------------------------------------
Shelby County, TN                                                      $    6,670      $    5,895
Metro Nashville, Davidson County, TN                                        6,570           5,733
Memphis, TN Electric System                                                 5,206           4,575

(4)  Unpaid Losses and Loss Adjustment Expenses

   The Company's consulting actuary has determined that the Company's liability for unpaid losses and loss adjustment expenses is 2% less than the actuary's selected ultimate liability and falls within an acceptable range of actuarial estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   The following table presents information on changes in the reserve for losses and loss adjustment expenses of the Company for the periods presented (in thousands):

                                                                                    December 31,
                                                                     --------------------------------------------
                                                                          1995             1994              1993
-----------------------------------------------------------------------------------------------------------------
Reserve for losses and loss adjustment expenses at
   beginning of year                                                 $  56,858         $ 35,287          $ 16,711
Less reinsurance recoverables on unpaid losses and
   loss adjustment expenses                                              6,880           13,634             9,590
                                                                     ---------         --------          --------
Net reserves for losses and loss adjustment
   expenses at beginning of year                                        49,978           21,653             7,121

Add:
   Provision for losses and loss
     adjustment expenses occurring:
       Current year                                                    141,130           82,241            38,341
       Prior Years                                                      10,973            2,070               287
                                                                     ---------         --------          --------
         Total                                                         152,103           84,311            38,628
                                                                     ---------         --------          --------
Less:
   Loss  and loss adjustment expense
     payments for claims occurring:
       Current year                                                     73,493           39,542            17,334
       Prior years                                                      36,383           16,444             6,762
                                                                     ---------         --------          --------
         Total                                                         109,876           55,986            24,096
                                                                     ---------         --------          --------
   Net reserve for losses and loss
     adjustment expenses at end of year                                 92,205           49,978            21,653
   Plus reinsurance recoverables on
     unpaid losses and loss adjustment expenses                         12,311            6,880            13,634
                                                                     ---------         --------          --------
   Reserve for losses and loss adjustment
     expenses at end of year                                         $ 104,516         $ 56,858          $ 35,287
                                                                     =========         ========          ========

   The reinsurance recoverables on paid losses and loss adjustment expenses are $4,854, $2,744 and $2,762 for 1995, 1994, and 1993, respectively.

   During 1995, Midland strengthened its prior year loss reserves by approximately $11.0 million due to adverse development in both the commercial and personal programs and due to higher than anticipated LAE. This adverse development was impacted by a processing backlog in the western region claims office which occurred in the first half of 1995 related to the Arizona and California full-coverage programs.

(5)  Reinsurance

   During 1993 the wholly-owned property and casualty insurance subsidiaries of the Company maintained "quota share" reinsurance agreements whereby a portion of premiums written, incurred losses and loss adjustment expenses were ceded to other insurance companies. These quota-share reinsurance agreements were not utilized in 1994. At September 30, 1995, these subsidiaries entered into a 30% quota share agreement with Kemper Reinsurance Company, including a cession of unearned premiums as of that date. This agreement provides reinsurance on the Company's personal automobile programs, which generally are for mandatory limits of liability and other coverages of no more than $25,000 per person and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



$50,000 per accident for bodily injury, and in the range of $10,000 to $20,000 for property damage.

   The commercial and coastal dwelling programs of the Company provide property and liability limits of up to $1,000,000 Through excess of loss reinsurance, the Company limits its retention on any one risk to $375,000.

   Under reinsurance agreements, in the event that the reinsuring company is unable to pay its portion of the loss based on the coverage ceded, the Company would be responsible for the entire loss. The Company evaluates the financial viability of its reinsurers on a regular basis and has no reason to believe that these reinsurers will be unable to pay their portion of the loss based on the coverage ceded.

Amounts ceded under all reinsurance agreements were as follows (in thousands):

                                                                                Years Ended December 31,
                                                                     --------------------------------------------
                                                                          1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
Premiums written                                                      $ 38,372           $ 1,359         $ 24,648
Premiums earned                                                         17,719            10,801           25,461
Losses and loss adjustment expenses incurred                            14,770             7,279           18,936
Unearned premiums                                                       21,207               554            9,996
Unpaid losses and loss adjustment expenses                              12,311             6,880           13,634

(6)  Notes Payable

   Components of notes payable were as follows (in thousands):

                                                                                            1995             1994
-----------------------------------------------------------------------------------------------------------------
Short-term borrowings from bank;  8.5% interest;
   Repaid January 1995                                                                        --         $ 20,000

Bank credit facility, $30 million, secured by
  subsidiary operations:
    Fixed portion of borrowings; 7.11% interest;                                              --           10,000

         Floating portion of borrowings; LIBOR+ 2.25%
         (8.5% at December 31, 1995)                                                    $ 27,000           10,000
                                                                                        --------         --------
                                                                                        $ 27,000         $ 40,000
                                                                                        ========         ========

   At September 30, 1995, the Company defaulted on certain financial covenants related to the bank credit facility, due to generating a net loss from operations. The Company has since been unable to cure the default. On January 25, 1996, the Company signed an agreement with the lender to change the entire facility to a floating interest rate equivalent to 8.5% retroactive to October 1, 1995. In addition, the Company paid a $67,500 amendment fee and the lender fixed the facility at $27 million decreasing with future principal payments.

   Effective March 1, 1996, the loan agreement was restructured, with the payment of an additional $50,000 fee. The floating rate was adjusted to LIBOR+ 3.25% through June 30, 1996 and LIBOR+ 3.50% thereafter.

   In anticipation of the completion of the Company's proposed merger with Danielson Holding Corporation, further discussed at Note 15, "Subsequent Events", the lender has agreed to waive a principal payment scheduled for March 31, 1996. Principal is payable quarterly thereafter through June 1, 1998. Interest is payable quarterly March 31, 1996 through June 30, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




(7)  Income Taxes

   The components of income tax expense (benefit) are as follows (in thousands):

                                                                                Years Ended December 31,
                                                                     --------------------------------------------
                                                                          1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
Current:
   Federal                                                            $ (3,845)          $ 3,311          $ 2,705
   State                                                                   228               195              164
                                                                      --------           -------          -------
                                                                        (3,617)            3,506            2,869
Deferred:
   Federal                                                              (3,695)             (528)            (226)
   State                                                                  (133)                2              (23)
                                                                      --------           -------          -------
                                                                        (3,828)             (526)            (249)
                                                                      --------           -------          -------
Total                                                                 $ (7,445)          $ 2,980          $ 2,620
                                                                      ========           =======          =======

   Income tax expense differs from the amounts computed by applying the federal income tax rates to income before income taxes and equity interests due to the following (in thousands):

                                                                                Years Ended December 31,
                                                                     --------------------------------------------
                                                                          1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
Tax expense at statutory rate                                         $ (5,953)          $ 3,715          $ 3,292
State taxes (net of federal deduction)                                      63               129               93
Dividend received deduction                                               (661)             (343)            (172)
Tax exempt interest                                                     (1,180)             (802)            (562)
Other, net                                                                 286               281              (31)
                                                                      --------           -------          -------
                                                                      $ (7,445)          $ 2,980          $ 2,620
                                                                      ========           =======          =======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, respectively, are presented below in thousands:

                                                                                            1995             1994
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Unearned premiums                                                                     $ 4,244          $ 4,327
   Discounted losses                                                                       3,407            1,957
   Unrealized securities losses                                                               --              151
   Deferred compensation                                                                     253               --
   Net operating loss carryforwards                                                          248               --
   Other                                                                                     192              253
                                                                                         -------          -------
     Total gross deferred tax asset                                                        8,344            6,688
     Less valuation allowance                                                                 --               --
                                                                                         -------          -------
     Net deferred tax assets                                                               8,344            6,688

Deferred tax liabilities:
   Deferred acquisition costs                                                             (3,324)          (5,301)
   Equipment, principally due
     to differences in depreciation                                                         (194)             (95)
   Unrealized securities gains                                                              (906)              --
   Other                                                                                    (107)            (250)
                                                                                         -------          -------
   Total gross deferred tax liability                                                     (4,531)          (5,646)
                                                                                         =======          =======
   Net deferred tax asset                                                                $ 3,813          $ 1,042
                                                                                         =======          =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   Based upon the level of historical taxable income and projections for future taxable income over periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of the deductible differences at December 31, 1995.

(8)  Related Party Transactions

   During 1995, 1994 and 1993, the Company paid fees of $351,000, $324,000,
$201,000, respectively, to an investment company which has certain stockholders and directors that are also stockholders and directors of the Company.

   The Company has a line of credit to an affiliate which bears interest at prime plus 3%. Balances outstanding related to this line of credit were $1.2 million and $1.3 million at December 31, 1995 and 1994, respectively.

(9) Employee Benefit and Incentive Plans

   In April, 1989, the Company adopted a nonqualified incentive stock option plan for officers and key employees. The plan provided for the granting of options to purchase up to 154,000 shares of common stock of the Company at prices not less than fair market value, as determined by the Board of Directors, on the date options are granted. The options vest ratably over a 5 year period and are exercisable up to 10 years from the dates of grant. In connection with the granting of an option, the Company also granted a companion stock appreciation right ("SAR"). The SAR gives the employee the right to surrender for cancellation all or part of the shares covered by the option, to the extent such option is exercisable. In the event of surrender, an employee is entitled to receive payment of up to 100% of the option exercise price. Options with related SAR's were granted as follows: 1989, 59,486 shares at $3.26 per share; 1990, 42,000 shares at $3.32; and 1991, 42,000 at $3.71. During 1993, options to purchase 70,686 shares were exercised for a total of $231,000. During 1994, options to purchase 14,000 shares were exercised for a total of $46,410. During 1995, options to purchase 44,800 shares were exercised for a total of $162,000.

   In November, 1992, the plan was frozen with the simultaneous adoption of a long-term incentive plan for officers and directors. The remaining options available for grant under the previous plan were combined with new options available for grant for a total of 136,514 options available. In 1993 and in 1995, the stockholders approved share increases in the number of shares available under this plan totalling 500,000. Options under the 1992 plan are granted at the fair market value at the date of grant, vest over varying periods at the discretion of the committee, and expire 10 years from the date of grant. Options to purchase 129,500 shares were granted in 1992 at an option price of $14 per share. Options to purchase 222,000 shares were granted in 1993 at prices from $ 20.25 to $ 21.625. Options to purchase 35,000 shares were granted in 1994 at an option price of $14.75. Options to purchase 157,000 shares were granted in 1995 at prices from $9.50 per share to $18.75 per share. No options have been exercised with respect to the plan.

   The Company has a defined contribution plan (Savings Plan) intended to be a qualified plan under Section 401(a) and 401(k) of the Internal Revenue Code. Eligible participants include all officers and employees with six months of service. Employee contributions (up to 15% of defined compensation) are matched 50% by the Company up to a limit of 2.5% of the participant's compensation. The participants vest in the Company's matched contributions in equal increments over a four-year period. Matching expense related to the savings plan for the years ended December 31, 1995, 1994 and 1993 were approximately $99,700, $120,883, and $84,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   In 1994, the Company adopted a deferred compensation plan under which certain employees may defer up to 25% of their compensation and its directors may defer 100% of their compensation. The Company matches 100% of the employee deferrals up to 10% of their compensation in years in which the Company's net income reaches certain levels. Amounts deposited into these plans are unsecured liabilities of the Company. The total liability included in accrued premium taxes and other expenses for these plans at December 31, 1995 and 1994 was $979,174 and $373,485, respectively. The contribution matching expense related to the plan for the year ended December 31, 1994 was $114,698. Due to the net loss for the year ended December 31, 1995, the Company was not required to match employee contributions. In connection with the administration of this plan, the Company has purchased Company-owned life insurance policies insuring the lives of certain directors, officers and key employees. The purpose of these policies is to fund the payment of benefits to the participants.

(10)     Legal Proceedings

   In August 1994, the Company and three of its wholly owned subsidiaries were named in a civil lawsuit on behalf of two Chapter 13 debtors and as putative representatives of a plaintiff's class challenging the validity of the Chapter 13 automobile insurance program in Alabama. The plaintiffs sought certification of a class, a declaration that the insurance policies violate Alabama statutes, a permanent injunction against further implementation of the Chapter 13 automobile insurance program in Alabama, and reimbursement of premiums received by the Company under the Chapter 13 automobile program in Alabama. The Company and its subsidiaries denied the material allegations of the complaint and were awarded Dismissal by Summary Judgement in August 1995. The plaintiffs filed a motion for reconsideration which was denied in October 1995. The plaintiffs have appealed this determination and no decision has been rendered to date.

   In May 1995, the Company, one of its officers and one of its subsidiaries were named in a wrongful termination lawsuit by a former employee. This lawsuit is pending in the State of Illinois Circuit Court, Seventh Judicial Circuit. The plaintiff seeks $200,000 in compensatory damages and $1 million in punitive damages. The matter is in the discovery stages. Management believes that it had valid cause for the dismissal of this employee and will vigorously defend the case. Management believes that the resolution of this matter will not have a material impact on the Company's operations.

   The Company and its subsidiaries are involved in asserted claims in the normal course of business. Management believes the outcome of these matters in the aggregate will not have a material adverse effect on the consolidated financial statements of the Company.

(11)  Commitments and Contingent Liabilities

   Catastrophe Insurance Contracts

   The Company utilizes catastrophe insurance futures and options (CAT contracts) to help manage the Company's risk from catastrophic losses. These CAT contracts are traded on the Chicago Board of Trade and are designed to track insured catastrophic losses on a regional and nationwide basis. The CAT contracts are indexed to loss ratios as determined by Insurance Services Office, Inc. (ISO) using data obtained from designated reporting companies. ISO considers losses reported to the designated companies as of the end of the quarter following the loss quarter. ISO estimates quarterly premiums based on the most recent statutory annual statements filed by the reporting companies. Since the premium is known and constant during the life of the CAT contract, any changes in CAT contract prices are due entirely to changes in the amount of reported losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   The CAT program is used by management as a supplement to reinsurance treaties. Depending on CBOT quotes and conditions in the traditional catastrophic reinsurance market, the standardized nature of the CAT contracts provides management the opportunity to "shop" for better price and coverage in specific regions that a reinsurance company may not be able to offer in a timely fashion.

   The program has been used to reduce Midland's exposure to catastrophic risk with the ISO September Eastern contract at the CBOT. These particular contracts focus on the Atlantic coast and gulf regions of the country. It is in certain areas of those regions that management believes it has catastrophic exposure that is too costly to reinsure "traditionally." The contracts are based on industry wide loss ratios calculated by the ISO. Management purchases or sells calls or puts at various loss ratios to be long the loss ratio. This way, if the industry is suffering from catastrophic losses the loss ratio will increase. Management believes that gains in the value of the CAT contracts resulting from catastrophic losses will offset underwriting losses. Should the value of the contracts decline as a result of lower industry losses, Management believes that the effect will be offset by lower underwriting losses.

   During 1995, the Company wrote 384 contracts with a $9.6 million notional value, purchased 272 contracts with a $6.8 million notional value, and terminated 193 contracts with a $4.8 million notional value. The Company realized gains of $855,000 on terminated contracts during 1995. At December 31, 1995, the Company had unrealized losses of $1.8 million on open contracts. The contracts are carried at fair value at December 31, 1995. The table below summarizes the open futures and options positions at December 31, 1995:

                                      Number                                                    Premium
                                         of       Notional       Strike       Expiration       received        Fair
                                  contracts         amount        price             date         (paid)       Value
-------------------------------------------------------------------------------------------------------------------
Call options                            129    $ 3,225,000           70          4/30/96   $  (261,064)    $     --
Put options                              12        300,000           70          4/30/96        93,627      184,500
Call options                            184      4,600,000           50          4/30/96       581,555           --
Futures                                 138      3,450,000           70          4/30/96    (2,415,000)     389,970
                                        ---    -----------                                 -----------     --------
                                        463    $11,575,000                                 $(2,000,882)    $574,470
                                        ===    ===========                                 ===========     ========

   Leases

   The Company and its subsidiaries lease office space under noncancelable operating leases expiring through the year 2006. Rent expense under the leases was approximately $930,000, $669,000, and $460,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Future rental commitments under noncancelable operating leases aggregate approximately $5,632,000 at December 31, 1995 and are payable as follows (in thousands):

1996                                           $  1,294
1997                                              1,262
1998                                                769
1999                                                405
2000                                                326
2001 and beyond                                   1,576
                                               --------
                                               $  5,632
                                               ========

(12)  Regulatory Examination

   The State of Tennessee Department of Commerce and Insurance (The Examiners) has completed the fieldwork in connection with its regular examination of Midland Risk Insurance Company (MRIC) and Specialty Risk Insurance Company
(SRIC) as of December 31, 1994 and issued its report of findings. The Examiners have questioned the admissibility of certain of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



assets of MRIC and SRIC, including MRIC's $9 million equity investment in SRIC, for statutory capital purposes. The aggregate amount of assets whose admissibility the Examiners questioned was approximately $10 million and $9.6 million at December 31, 1995 and 1994, respectively. Midland's management has responded to the Examiners' report and indicated that it believes the assets should be admitted for statutory capital purposes. In addition, MRIC and SRIC continue to prepare financial statements for statutory reporting purposes, which admit the assets questioned by the Examiners. Midland is unable to determine the outcome, if any, of the matters raised by the Examiners. However, management believes that the affect of not admitting such assets would not materially impact Midland's operations because the resulting impact on Midland's risk-based capital position and capital adequacy ratio is not expected to affect Midland's ability to continue its anticipated level of premium writings.

(13)  Statutory Capital and Surplus

   Statutory accounting practices for insurance companies differ somewhat from generally accepted accounting principles. Reconciliations of statutory capital and surplus and income of MRIC and SRIC, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements is as follows:

                                                                                         At December 31,
                                                                                -----------------------------
                                                                                     1995                1994
-------------------------------------------------------------------------------------------------------------
Combined statutory capital and surplus                                          $  56,588           $  62,558
GAAP adjustments:
   Deferred policy acquisition costs                                                9,617              15,148
   Unrealized appreciation on fixed maturities                                      1,957                  --
   Deferred income taxes                                                            4,051              (5,549)
   Other                                                                              760                 345
                                                                                ---------           ---------
     GAAP stockholders' equity                                                     72,973              72,502

Noninsurance companies adjustments:
   Note payable                                                                   (27,000)            (20,000)
   Other                                                                            2,872               5,292
                                                                                ---------           ---------
     Stockholders' equity as presented herein                                   $  48,845           $  57,794
                                                                                =========           =========

                                                                                   Years Ended December 31,
                                                                                -----------------------------
                                                                                     1995                1994
-------------------------------------------------------------------------------------------------------------
Combined statutory net income (loss)                                            $  (9,617)          $   2,068
GAAP adjustments:
   Deferred policy acquisition costs                                               (5,292)              7,159
   Deferred income taxes                                                            3,200              (2,727)
                                                                                ---------           ---------
      GAAP net income (loss)                                                      (11,709)              6,500

Noninsurance companies adjustments                                                  1,638               1,425
                                                                                ---------           ---------
      Net income (loss) as presented herein                                     $ (10,071)          $   7,925
                                                                                =========           =========

   MRIC cannot declare dividends in excess of the greater of 10% of statutory capital and surplus or the net income for the preceding fiscal year unless approval is obtained from the Tennessee Department of Insurance. In addition, MRIC is required by the State of Tennessee to maintain statutory capital and surplus of at least $2,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(14)  Quarterly Financial Data (Unaudited)

   Presented below is unaudited quarterly financial information for 1995 and 1994. The information has been restated for the effect of reclassifying securities in the held to maturity portfolio to the available for sale portfolio during the third quarter of 1995 (see Note 1).

                                                                                     1995
                                                     ---------------------------------------------------------------------
                                                       First              Second               Third              Fourth
                                                      Quarter             Quarter             Quarter             Quarter
--------------------------------------------------------------------------------------------------------------------------
Total investments
  -held to maturity                                  $ 139,330           $ 144,102            $     --           $      --
  -available for sale                                    8,793               8,828             160,203             162,324
Total assets                                           219,977             254,276             287,438             283,531
Total stockholders' equity                              60,407              63,206              58,111              48,845
Total income                                            42,870              50,691              55,321              44,164
Total expenses                                          39,348              47,066              64,554              60,530
Net income (loss)                                        2,609               2,795              (5,723)             (9,752)
Net income (loss) per share                                .48                 .51               (1.05)              (1.81)


                                                                                     1994
                                                     ---------------------------------------------------------------------
                                                       First               Second               Third              Fourth
                                                      Quarter              Quarter             Quarter             Quarter
--------------------------------------------------------------------------------------------------------------------------
Total income                                         $  24,359           $  32,153            $  36,199          $  38,775
Total expenses                                          21,126              28,600               32,287             38,573
Net income                                               2,258               2,454                2,637                576
Net income per share                                       .41                 .45                  .48                .11

(15)  Subsequent Events

   On February 9, 1996, the Company's Board of Directors suspended the policy adopted in August, 1994 of paying a quarterly dividend on its common stock.

   On February 26, 1996, the Company entered into an Agreement and Plan of Merger with Danielson Holding Corporation. The merger agreement was terminated in July 1996.

   Effective March 1, 1996, the Company entered into an Amended and Restated Loan Agreement with its lender, SunTrust Bank of Nashville. This agreement provides for principal payments quarterly June 30, 1996 through June 30, 1998 and interest payments quarterly March 31, 1996 through June 30, 1998. The loan agreement includes new financial covenants, with which management expects to comply.

INDEPENDENT AUDITORS' REPORT


Board of Directors
Midland Financial Group, Inc.:

 We have audited the consolidated balance sheets of Midland Financial Group, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midland Financial Group, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

 As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.


                                                        KPMG PEAT MARWICK LLP
Memphis, Tennessee
March 22, 1996, except as to note 12,
which is dated May 31, 1996

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

NAME:                                                        AGE:       POSITION:
Joseph W. McLeary(1)(3)(6).............................       56        Chairman of the Board, Chief Executive Officer and
                                                                        Director

Philip R. Zanone(1)(3).................................       54        Vice Chairman of the Board, Chief Investment Officer and
                                                                        Director

Charles H. Gray, III(1)(3).............................       47        President, Chief Operating Officer and Director

Elena Barham ..........................................       37        Senior Vice President, Chief Financial Officer and
                                                                        Secretary

James E. Farmer........................................       42        Vice President-Underwriting, Executive Vice President of
                                                                        the Company's P&C Subsidiaries

Theodore J. Bender(1)(4)(6)............................       48        Director

Carlos H. Cantu(4).....................................       62        Director

F. Ross Johnson(1)(2)..................................       64        Director

J. Shea Leatherman(2)(4)(5)............................       44        Director

John J. Shea, Jr., M.D.(6).............................       71        Director

Sidney A. Stewart, Jr.(2)(5)...........................       69        Director


---------------------

(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Investment Committee.
(4) Member of the Audit Committee.
(5) Member of the Stock Option Committee.
(6) Member of the Nominating Committee.

Joseph W. McLeary is the Chairman of the Board, Chief Executive Officer and a Director of the Company and has served in these capacities since 1987. Mr. McLeary also serves as a director of Equity Inns, Inc. and SCB Computer Technology, Inc.

Philip R. Zanone has served as the Vice Chairman of the Board and Chief Investment Officer since 1993. From 1987 until 1993, he was President of the Company. He has been a Director since 1987.

Charles H. Gray, III served as the Executive Vice President, Chief Operating Officer and a Director of the Company from 1988 until 1993. Mr. Gray is currently the President and Chief Operating Officer and remains a Director.

Elena Barham was promoted to Senior Vice President and Chief Financial Officer in 1993. From 1988 until 1993 she served as Vice President, Controller and Secretary. She continues to serve as Secretary.

James E. Farmer joined the Company in 1988 as Vice President-Underwriting of the Company's P&C Subsidiaries. In 1993, he was promoted to and currently remains Executive Vice President of the P&C Subsidiaries and Vice President-Underwriting of the Company.

Theodore J. Bender, III, a Director of the Company since 1993 is a Managing Director - Corporate Finance Department of The Robinson-Humphrey Company, Inc., a securities and investment banking firm. Mr. Bender has served in various investment banking capacities over the past 18 years with The Robinson-Humphrey Company, Inc. He serves as a director of The Robinson-Humphrey Company, Inc.

Carlos H. Cantu joined the Company as a Director in 1992. Mr. Cantu is President and Chief Executive Officer and Director of The ServiceMaster Company, L.P., a diversified services firm, and has served in the same capacity since 1986.

F. Ross Johnson joined the Company as a Director in 1995. Mr. Johnson has been the Chairman and Chief Executive Officer of RJM Group, an international management and advisory firm since 1989. Prior to that Mr. Johnson served as Chairman and Chief Executive Officer of RJR Nabisco. He serves on the boards of three other public companies, American Express Company, Archer Daniels Midland Company and National Service Industries, as well as Canadian-based firms, Noma Industries, Power Corporation, Black & McDonald and Bionaire.

J. Shea Leatherman has been a Director of the Company since 1987. Mr. Leatherman has been President of Grant & Leatherman, Inc., a farm management company, and the General Manager of Riverfield Farms, a farming interest located in Mississippi, for more than five years.

Dr. John J. Shea has been a Director of the Company since 1987. Dr. Shea has been the President and a physician at Shea Clinic Corporation for more than five years.

Sidney A. Stewart, Jr. became a Director of the Company in 1992. Mr. Stewart retired from Sedgwick James, Inc., an international insurance agency/brokerage firm, in 1990 after serving as Vice Chairman since 1986. Mr.
Stewart serves as a Director of National Commerce Bancshares Corporation.

Mr. Zanone and Mr. Leatherman are brothers-in-law. Dr. Shea is the uncle of Mr. Leatherman and of Mr. Leatherman's sister, who is the wife of Mr. Zanone. Mr. Johnson is the father of the husband of Mr. Zanone's daughter.

ITEM 11.  EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for 1995, 1994 and 1993 of those persons who were at December 31, 1995, (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

                                                                                    Long Term
                                                       Annual Compensation (1)     Compensation
                                                       -------------------         ------------
                                                                                      Options        All Other
    Name and                                           Salary          Bonus          Awards       Compensation
Principal Position                             Year       $              $              #             $  (2)
------------------                             ----    -------         ------         ------       ------------
Joseph W. McLeary,                              1995   250,000          40,000        15,000            5,500
Chairman of the Board and                       1994   150,000             -0-         5,000           15,312
Chief Executive Officer                         1993   100,000          62,500        25,000            3,672

Philip R. Zanone,                               1995   250,000          40,000        15,000            5,500
Vice Chairman and                               1994   150,000             -0-         5,000           17,432
Chief Investment Officer                        1993   100,000          62,500        25,000            2,500

Charles H. Gray, III,                           1995   450,000          80,000        30,000            5,500
President                                       1994   200,000             -0-        10,000           23,578
and Chief Operating Officer                     1993   170,000         190,000        50,000            4,250

Elena Barham,                                   1995   200,000          40,000        12,500            5,500
Senior Vice President,                          1994   125,000             -0-         5,000           15,310
Chief Financial Officer                         1993    76,000          55,000        20,000            3,650
and Secretary

James E. Farmer,                                1995   200,000          40,000        12,500            5,500
Vice President-Underwriting                     1994   105,000             -0-         5,000           10,431
and Asst. Secretary                             1993    75,000          55,000        20,000            2,875

-------------------------

(1) Compensation deferred at election of executive includable in category and year earned.
(2) Includes the matching contributions to the Company's deferred compensation plan as follows for 1994: Mr. McLeary, $12,812, Mr. Zanone, $12,812; Mr. Gray, $18,958; Ms. Barham, $10,810; and Mr.
         Farmer, $9,250; and of contributions to defined contribution plans.

Each of the Named Officers of the Company set forth in the foregoing cash compensation table above is a party to an employment agreement with the Company. The employment agreements between the Company and these Named Officers were renegotiated effective January 1, 1995, and are for terms expiring in December, 1998 for Messrs. McLeary and Zanone and 1999 for Ms. Barham and Messrs. Gray and Farmer, unless terminated sooner in accordance with the provisions of such agreements. In addition, the employment agreements, as amended, provide for minimum annual base salaries as follows: Mr. McLeary-$250,000; Mr. Zanone-$250,000; Mr. Gray-$450,000; Ms. Barham-$200,000; and Mr.
Farmer-$200,000. If an employment agreement were terminated other than for cause, the Company would be required to pay such individual an amount equal to one year's base salary as a severance payment and continue benefits for two years after termination, except for Mr. Gray, whose severance compensation is equal to two times his base salary. The foregoing employment agreements contain certain noncompetition covenants pursuant to which, for a period of one year after termination of employment, Ms. Barham and Mr. Farmer agree not to solicit customers or employees or to disclose confidential information of the Company and each of Messrs. McLeary, Zanone and Gray agree, in addition to the foregoing covenants, not to compete in any manner with the Company.

               OPTION GRANTS, EXERCISES AND FISCAL YEAR END VALUES

No options were granted under the Company's 1989 Incentive Stock Option Plan in 1995; option grants shown below for 1995 were under the Company's 1992 Long-Term Incentive Plan. Shown below is information with respect to the exercised and unexercised options to purchase Common Shares granted in fiscal 1995 and prior years under the 1989 Incentive Stock Option Plan and the 1992 Long-Term Incentive Plan to the Named Officers and held by them at December 31, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                                               % OF TOTAL                                           ANNUAL RATES OF STOCK
                                              OPTIONS/SARS                                         PRICE APPRECIATION FOR
                             OPTIONS/SARS      GRANTED TO       EXERCISE OR      EXPIRATION              OPTION TERM
                               GRANTED        EMPLOYEES IN       BASE PRICE         DATE       -----------------------------
           Name                   (#)          FISCAL YEAR         ($/SH)           DATE            5%              10%
--------------------------  -------------- ------------------- --------------  --------------- -------------  --------------
Joseph W. McLeary               15,000(1)           13.0              18.75        8/01/00         $ 77,700         $171,750
Philip R. Zanone                15,000(1)           13.0              18.75        8/01/00         $ 77,700         $171,750
Charles H. Gray, III            30,000(1)           26.0              18.75        8/01/00         $155,400         $343,500
Elena Barham                    12,500(1)           10.9              18.75        8/01/00         $ 64,750         $148,125
James E. Farmer                 12,500(1)           10.9              18.75        8/01/00         $ 64,750         $148,125


---------
(1) Options vest ratably over five years from date of grant.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF               VALUE OF UNEXERCISED
                                                               UNEXERCISED                  IN-THE-MONEY
                                                              OPTIONS/SARS                  OPTIONS/SARS
                         SHARES ACQUIRED     VALUE            AT FY-END (#)                 AT FY END ($)
NAME                      ON EXERCISE (#)  REALIZED ($)  EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                      --------------------------------------------------------------------------------------
Joseph W. McLeary             16,800         240,005           45,700/17,500                  35,326/-0-
Philip R. Zanone              16,800         237,905           45,700/17,500                  35,326/-0-
Charles H. Gray, III             -0-             -0-          104,800/27.200                     -0-/-0-
Elena Barham                   2,800          39,718           32,300/15,000                  24,668/-0-
James E. Farmer                2,800          24,668           29,500/15,000                     -0-/-0-

DIRECTORS' COMPENSATION

Independent directors of the Company receive an annual fee of $30,000, plus travel expenses incurred to attend meetings. Directors who are also officers of the Company do not receive any annual fee for their services as a director. Directors may defer the receipt of all or a portion of their fees under the Company's unfunded deferred compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. Decisions on compensation of the Company's executives generally are made by the Committee and are reviewed by the full Board (except for decisions about awards under the Company's stock-based compensation plans, which are made solely by an independent committee in order to satisfy Rule 16b-3 under the Securities Exchange Act of
1934). Set forth below is a report submitted by the Committee addressing the Company's compensation policies for 1995 as they affected Joseph W. McLeary, the Company's Chairman of the Board and Chief Executive Officer, Mr. Philip R. Zanone, the Company's Vice-Chairman and Chief Investment Officer, Mr. Charles H. Gray, III, the Company's President and Chief Operating Officer, Ms. Elena Barham, the Company's Senior Vice President, Chief Financial Officer and Secretary, and Mr. James E. Farmer, the Company's Vice President of Underwriting and Assistant Secretary (collectively, the "Named Officers").

The Compensation Committee and the management of the Company are committed to the principle that pay should be commensurate with performance and attainment of predetermined financial and strategic objectives. The base salaries of the Company's executives are contained in long-term employment agreements, but are reviewed each year by the Committee. Through 1994, the Company relied to a large degree on annual incentive programs to motivate the Named Officers to perform to the full extent of their abilities for the benefit of the Company's shareholders and compensated the Named Officers through fixed base salaries somewhat below competitive amounts paid to senior managers in comparable positions along with incentive compensation.

During 1995, the Committee reconsidered this philosophy, with these conclusions:

      (1) Measuring and rewarding the Named Officers based on the short-term annual performance of the Company is inconsistent with the major objective, namely; building long-term shareholder value.

      (2) Annual compensation should represent the appropriate level for Named Officers that competitively compensates them for their performance.

      (3) Long-term compensation in the form of stock options should make up a major share of executive compensation and as a result integrate the rewards to the executive at the same time as the shareholder receives appreciation. Importantly, the appreciation is identical between the Named Officers and the shareholders of the Company. There is no incentive payment until the shareholders get stock appreciation.

The Committee recommended that future stock options have five-year terms, rather than the current 10 years to tighten the focus and to produce improved shareholder value. The compensation program recommended for the Named Officers was intended to accomplish the following:

      (1) Ensure that the Named Officers are properly and competitively compensated for their performance.

      (2) Ensure that their incentives are simple and straightforward and identical to that of the shareholders they serve.

      (3) Ensure that their focus is on the long-term growth in "shareholder value" and that they are not forced to be distracted by short-term situations that an annual incentive system generates.

The Committee negotiated new contracts for the Named Officers including five-year terms for each of Messrs. Gray and Farmer and Ms. Barham and four-year terms for Messrs. McLeary and Zanone. In addition, the Named Officers were awarded five-year stock options during 1995 by the Stock Option Committee.

July 5, 1995          COMPENSATION COMMITTEE

                          J. Shea Leatherman, Chairman
                             Sidney A. Stewart, Jr.
                               F. Ross Johnson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Leatherman, Stewart and Johnson, all of whom are non-employee directors, served as members of the Compensation Committee during 1995. There were no compensation committee interlocks in 1995, and no insider participated in decisions related to his compensation.

                             STOCK PRICE PERFORMANCE

The following table shows a comparison of cumulative total return to shareholders for the Company's common stock, the Nasdaq Composite Index and Nasdaq insurance company stocks. The table assumes $10,000 invested on December 10, 1992 (the date on which the shares of the Company's common stock were first publicly traded).

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.

To the best knowledge of the Company, based on information filed with the Securities and Exchange Commission and the Company's stock records, the following table sets forth, as of March 22, 1996, the number of Common Shares beneficially owned by (i) each person who beneficially owns more than 5% of the Common Shares, (ii) directors and persons nominated to become directors of the Company, and Named Officers (as defined hereinafter), and (iii) directors and officers as a group.


         Name and Address                                 Amount and Nature               Percent
           of Beneficial Owner                         of Beneficially Owned (1)         of Class
       --------------------------                      -------------------------         --------
(i)   Fenimore Asset Management, Inc.(2)                       426,550                      7.7

(ii)  John J. Shea, Jr., M.D. (3)                              315,997                      5.7
      Philip R. Zanone (4)(5)                                  441,339                      7.9
      Charles H. Gray, III (5)(6)                              269,333                      4.8
      Joseph W. McLeary (5)(7)                                 177,265                      3.2
      J. Shea Leatherman (8)                                   164,039                      3.0
      Elena Barham (5)                                          69,477                      1.2
      James E. Farmer (5)                                       65,830                      1.2
      Sidney A. Stewart (5)                                     25,150                        *
      F. Ross Johnson (9)                                       33,000                        *
      Carlos H. Cantu (5)                                       15,000                        *
      Theodore J. Bender, III (10)                              14,000                        *

(iii) All Directors and Executive
        Officers as a Group
        (11 persons)                                         1,590,430                     27.0


-------------

*      Less than one percent

(1) Except as indicated in the footnotes set forth below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. The numbers shown include the shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within sixty (60) days. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Shares owned by the particular stockholder and by the group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) The address of Fenimore Asset Management, Inc. is 118 N. Grand Street, Box 310, Cobleskill, New York, 10243.

(3) Dr. Shea's address is Shea Clinic, 6133 Poplar Pike, P.O. Box 17987, Memphis, Tennessee 38187-0987.

(4) Includes 55,734 shares owned by his wife, Irwin L. Zanone, as to which Mr. Zanone disclaims beneficial ownership; includes 45,700 shares issuable upon the exercise of options granted under the Company's stock option plans; excludes options to purchase 17,500 shares which are not exercisable within the next 60 days.

(5) The address of each of the Company's officers and of Messrs. Cantu and Stewart is Midland Financial Group, Inc., 825 Crossover Lane, Suite 112, Memphis, Tennessee 38117.

(6) Includes 104,800 shares issuable upon the exercise of stock options granted under the Company's stock option plans; excludes options to purchase 27,200 shares that are not exercisable within the next 60 days.

(7) Includes 1,000 shares owned by his wife, Joyce C. McLeary; 44,904 shares owned by McLeary Financial Group, L.P., of which Mr. McLeary is a limited partner; 45,700 shares issuable upon the exercise of stock options granted under the Company's stock option plans; excludes options to purchase 17,500 shares that are not exercisable within the next 60 days.

(8) Mr. Leatherman's address is Route 1, Box 193, Robinsonville, Mississippi 38664.

(9) Mr. Johnson's address is 2660 Peachtree Street, N.W., Atlanta, Georgia 30305. Mr. Johnson's ownership includes 2,000 shares owned by his wife, Laurie Johnson, for which he disclaims beneficial ownership.

(10)   Mr. Bender's address is 3541 Ridgewood Road, Atlanta, Georgia 30327.

Based solely on review of the copies of reporting forms furnished to the Company, or written representations that no forms are required, the Company believes that during 1995 its officers and directors and 10% stockholders complied with all filing requirements for reporting to the Securities and Exchange Commission their ownership and changes in ownership of Common Shares (as required pursuant to Section 16(a) of the Securities and Exchange Act of 1934).

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Messrs. McLeary and Zanone each own 7.8% of the outstanding common stock of NewSouth Capital Management, Inc. ("NewSouth"), the investment advisor for the Company's investment portfolio. At December 31, 1995, the Company's portfolio represented 10% of the assets under management by NewSouth, and in 1995 fees paid by the Company to NewSouth totaled $351,000 and represented 4.6% of all fees received by NewSouth during such period. The Company believes that the amount charged by NewSouth to the Company for investment management services is competitive with fees that are charged by NewSouth and other managers for portfolios of similar size and with similar objectives. The Company may elect to diversify its portfolio management in the future.

In the opinion of management, the foregoing transactions with affiliates were made under terms that were no less favorable to the Company than those that could have been obtained from unaffiliated third parties. In the future, the Company will not enter into any transactions with officers, directors, 5% stockholders or affiliates unless the terms are no less favorable to the Company than those that could be obtained from unaffiliated third parties and the transactions are approved by a majority of the Company's directors, including a majority of the disinterested directors.

                                   PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a) 1.  Consolidated Financial Statements

       Financial Statements included herein beginning on page 20.:

       Consolidated Balance Sheets, as of December 31, 1995 and December
       31, 1994.

       Consolidated Statements of Income (Loss) for the years ended December 31, 1995, December 31, 1994 and December 31, 1993.

       Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, December 31, 1994, and December 31, 1993.

       Consolidated Statements of Cash Flows for the years ended December 31, 1995, December 31, 1994 and December 31, 1993.

       Notes to Consolidated Financial Statements.

       Independent Auditors' Report.

(a)  2. Financial statement schedules.

       Independent Auditors' Report
       Schedule I-Summary of investments
       Schedule II-Condensed financial information of registrant
       Schedule IV-Reinsurance

       All other schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or the Notes thereto.

(a) 3. Exhibits. See Index to Exhibits following the financial statement schedules below.

(b)    Reports on Form 8-K.

There were no Current Reports on Form 8-K filed during the quarter ended December 31, 1995.

A Current Report on Form 8-K was filed on February 28, 1996, relating to the execution of an Agreement and Plan of Merger dated February 26, 1996 by and among the Company and Danielson Holding Corporation, a Delaware corporation, and its wholly-owned subsidiary (the "Agreement"). Upon consummation of the transaction, the Company will become a wholly-owned subsidiary of Danielson Holding Corporation. The Agreement provides for holders of the Company's common stock to receive consideration of 1.6 times audited book value at December 31, 1995 in a combination of cash, preferred stock and common stock of Danielson Holding Corporation. Subject to the receipt of the requisite shareholder approvals, other required approvals and the satisfaction or waiver by the parties of all conditions of the Agreement, the Company anticipates completion of the merger during the second quarter of 1996.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized on January 14, 1997.

       MIDLAND FINANCIAL GROUP, INC.
       (Registrant)

/s/ Joseph W. McLeary
-------------------------------------------------
By:  Joseph W. McLeary, Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                                          TITLE                                         DATE
/s/ Joseph W. McLeary                       Chairman of the Board                                Jamuary 14, 1997
-------------------------------             and Chief Executive Officer
Joseph W. McLeary                           (Principal Executive Officer)

/s/ Philip R. Zanone                        Vice Chairman, Chief                                 Jamuary 14, 1997
-------------------------------
Philip R. Zanone                            Investment Officer and Director


/s/ Charles H. Gray, III                    President, Chief Operating                           Jamuary 14, 1997
-------------------------------
Charles H. Gray, III                        Officer and Director


/s/ Elena Barham                            Senior Vice President,                               Jamuary 14, 1997
-------------------------------             Chief Financial Officer,
Elena Barham                                and Secretary (Principal Financial Officer)

                                            Director                                             Jamuary 14, 1997
-------------------------------
F. Ross Johnson

/s/ J. Shea Leatherman                      Director                                             Jamuary 14, 1997
-------------------------------
J. Shea Leatherman

/s/ John J. Shea, Jr.                       Director                                             Jamuary 14, 1997
-------------------------------
Dr. John J. Shea, Jr.

                                            Director                                             Jamuary 14, 1997
-------------------------------
Theodore J. Bender
                                            Director                                             Jamuary 14, 1997
-------------------------------
Carlos H. Cantu

/s/ Sidney A. Stewart, Jr.                  Director                                             Jamuary 14, 1997
-------------------------------
Sidney A. Stewart, Jr.

                          Independent Auditors' Report

The Board of Directors
Midland Financial Group, Inc.:

Under date of March 22, 1996, except as to note 12, which is dated May 31, 1996, we reported on the consolidated balance sheets of Midland Financial Group, Inc. and subsidiaries, as of December 31, 1995 and 1994, and the related consolidated statements of income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, as contained herein. Our report refers to changes in accounting principles related to the adoption in 1994 of the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These consolidated financial statements and our report thereon are included in the annual report on Form 10-K for the year
1995. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                           KPMG Peat Marwick LLP

Memphis, Tennessee
March 22, 1996, except as to
  note 12, which is dated
  May 31, 1996

                                                                      SCHEDULE I

                          MIDLAND FINANCIAL GROUP, INC.
       SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED PARTIES
                                DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                                 Amount at
                                                                                                which shown
                                                                                                   in the
                                                                                 Fair              balance
Type of Investment                                               Cost            value              sheet
                                                               --------        --------          ----------
FIXED MATURITIES:
Bonds:
 United States Government and government
  agencies                                                     $  1,207        $  1,215           $  1,215
 Municipalities                                                  83,838          85,266             85,266
 All other corporate bonds                                       19,722          19,810             19,810
Redeemable preferred stock                                       41,870          42,625             42,625
                                                               --------        --------           --------
 Total fixed maturities                                         146,637         148,916            148,916
                                                               --------        --------           --------

EQUITY SECURITIES:

Common stock                                                     13,039          13,408             13,408
                                                               --------        --------           --------


     Total equity securities                                     13,039          13,408             13,408
                                                               --------        --------           --------

     Total Investments                                         $159,676        $162,324           $162,324
                                                               ========        ========           ========


                                                                     SCHEDULE II
                                                                     PAGE 1 OF 5

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          MIDLAND FINANCIAL GROUP, INC.
                              (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                      1995                 1994
                                                                      ----                 ----
                                                      ASSETS
Investments in subsidiaries                                        $76,671               $74,425
Cash and equivalents                                                 1,869                    29
Securities available for sale                                         --                   6,732
Due from affiliates                                                   --                  13,365
Furniture and equipment                                              2,167                 1,335
Notes receivable                                                     1,651                 1,756
Other assets                                                         1,049                   916
Deferred income taxes                                                  125                  --
Income taxes recoverable                                             1,470                   235
                                                                   -------               -------
                                                                   $85,002               $98,793
                                                                   =======               =======





                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                      $27,000               $40,000
Due to affiliates                                                    7,212                  --
Accrued expenses                                                     1,945                   559
Income taxes payable                                                  --                     440
                                                                   -------               -------

                                                                    36,157                40,999
                                                                   -------               -------

STOCKHOLDERS' EQUITY:
Common stock                                                        39,420                39,258
Additional paid-in capital                                           1,887                 1,887
Retained earnings                                                    5,796                16,943
Unrealized appreciation (depreciation) of
  securities available for sale                                      1,742                  (294)
                                                                   -------               -------
         Total stockholders' equity                                 48,845                57,794
                                                                   -------               -------
                                                                   $85,002               $98,793
                                                                   =======               =======

            See accompanying note to condensed financial statements.

                                                                     SCHEDULE II
                                                                     PAGE 2 OF 5

                          MIDLAND FINANCIAL GROUP, INC.
                              (PARENT COMPANY ONLY)
                         CONDENSED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                 1995            1994               1993
                                                               --------        ---------          -------
Income:
  Investment income                                            $  1,929        $    652           $    186

  Net realized securities gain                                     --              --                  186

  Management fees                                                 1,284             695                552

  Other                                                            --                 7                 58
                                                               --------        --------           --------

                                                                  3,213           1,354                982
                                                               --------        --------           --------



Expenses:

  General and administrative                                      1,908             173                266

  Interest expense                                                1,859             924               --
                                                               --------        --------           --------

                                                                  3,767           1,097                266
                                                               --------        --------           --------

       Income (loss) before income taxes and equity interests      (554)            257                716



Income tax provision                                               (114)           (283)              (254)
                                                               --------        --------           --------

       Income (loss) before equity interests                       (668)            (26)               462

Equity interests                                                     (6)              5                  6
                                                               --------        --------           --------

       Net income (loss) before equity in undistributed

        income of subsidiaries                                     (674)            (21)               468

Equity in undistributed income of subsidiaries                   (9,397)          7,946              6,600
                                                               --------        --------           --------

       Net income (loss)                                       $(10,071)       $  7,925           $  7,068
                                                               ========        ========           ========




            See accompanying note to condensed financial statements.

                                                                     SCHEDULE II
                                                                     PAGE 3 OF 5

                MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)

                                                Common Stock
                                          -----------------------
                                            Shares                      Additional                       Unrealized
                                          issued and                     paid-in        Retained        appreciation
                                          outstanding      Amount        capital        earnings       (depreciation)      Total
                                          -----------      ------        -------        --------       --------------      -----
Balances at
  December 31, 1992                        4,346,123    $  35,392       $   1,887      $   2,483         $     118      $  39,880

Net income                                      --           --              --            7,068              --            7,068
Warrants exercised                           872,505        3,429            --             --                --            3,429
Options exercised                             70,686          231            --             --                --              231
Appreciation of
   equity securities                            --           --              --             --                  12             12


Balances at
   December 31, 1993                       5,289,314       39,052           1,887          9,551               130         50,620

Net income                                      --           --              --            7,925              --            7,925
Cash dividends paid
   ($.10 per share)                             --           --              --             (533)             --             (533)
Options exercised                             14,000           46            --             --                --               46
Warrants exercised                            40,908          160            --             --                --              160
Change in fair value
   of securities available
   for sale net of tax
   of $231                                      --           --              --             --                (424)          (424)
                                           ---------    ---------       ---------      ---------         ---------      ---------

Balances at
   December 31, 1994                       5,344,222       39,258           1,887         16,943              (294)        57,794


Net loss                                        --           --              --          (10,071)             --          (10,071)
Cash dividends paid
   ($.20 per share)                             --           --              --           (1,076)             --           (1,076)
Options exercised                             44,800          162            --             --                --              162
Change in fair value
   of securities available
   for sale net of tax
   of $1,058                                    --           --              --             --               2,036          2,036
                                           ---------    ---------       ---------      ---------         ---------      ---------

Balances at
   December 31, 1995                       5,389,022    $  39,420       $   1,887      $   5,796         $   1,742      $  48,845
                                           =========    =========       =========      =========         =========      =========


           See accompanying notes to condensed financial statements.

                                                                     SCHEDULE II
                                                                     PAGE 4 OF 5

                          MIDLAND FINANCIAL GROUP, INC.
                              (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31 1995, 1994, AND 1993
                                 (IN THOUSANDS)

                                                                 1995            1994               1993
                                                                 ----            ----               ----
Cash flows from operating activities:
  Net income (loss)                                            $(10,071)       $  7,925           $  7,068
  Gain on investments                                              --              --                 (186)
Changes in assets and liabilities:
  Other assets                                                     (133)           (779)               390
  Accrued expenses and other liabilities                          1,386                                549(11)
  Income taxes payable                                           (1,800)            505               (429)
  Other noncash items                                               137              51                 18
                                                               --------        --------           --------

Net cash provided by (used in) operating
  activities                                                    (10,481)       $  8,251              6,850
                                                               --------        --------           --------

Cash flows from investing activities:
  Investment in subsidiaries                                     (2,246)        (17,512)           (18,659)
  Purchases of investments                                         --            (7,429)            (8,985)
  Sales of investments                                            6,732           5,720              3,811
  Fixed asset additions                                             945            (655)              (260)
  Other                                                             126              (6)              (100)
                                                               --------        --------           --------

Net cash provided by (used in) investing
  activities                                                      5,557         (19,976)           (24,099)
                                                               --------        --------           --------

Cash flows from financing activities:
  Proceeds from credit facility                                  10,000          30,000             20,000
  Notes receivable                                                  102            (177)            (1,579)
   Proceeds from exercise of common
     stock warrants and options                                     162             206              3,660
  Repayment of debt                                             (23,000)        (10,000)              --
  Loans to affiliates                                            20,576         (10,330)            (2,244)
  Dividends to stockholders                                      (1,076)           (533)
                                                               --------        --------           --------

Net cash provided by financing
  activities                                                      6,764           9,166             19,837
                                                               --------        --------           --------

Increase (decrease) in cash                                       1,840          (2,559)             2,588
Cash at beginning of year                                            29           2,588                  0
                                                               --------        --------           --------
Cash at end of year                                            $  1,869        $     29           $  2,588
                                                               ========        ========           ========

            See accompanying note to condensed financial statements.

                                                                     SCHEDULE II
                                                                     PAGE 5 OF 5

                          MIDLAND FINANCIAL GROUP, INC.
                              (PARENT COMPANY ONLY)

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                     NOTE TO CONDENSED FINANCIAL STATEMENTS

(1) The accompanying condensed financial information should be read in conjunction with the consolidated financial statements of Midland Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994 and for the three year period ended December 31, 1995.

                                                                     SCHEDULE IV

                          MIDLAND FINANCIAL GROUP, INC.
                                   REINSURANCE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                         Assumed                     Percentage
                                                        Ceded to          from                       of amount
                                              Direct      other           other          Net          assumed
                                              amount    companies       companies      amount          to net
                                              ------    ---------       ---------      ------          ------
Year Ended December 31,
  1995:
Premiums
Property casualty                            $ 175,226     17,719          14,887       172,394            8.64
                                             ---------   --------       ---------     ---------       ---------

Total                                        $ 175,226     17,719          14,887       172,394            8.64
                                             =========   ========       =========     =========       =========



Year ended December 31,
  1994:
Premiums

Property casualty                            $ 117,738     10,801          11,281       118,218            9.54
                                             ---------   --------       ---------     ---------       ---------

Total                                        $ 117,738     10,801          11,281       118,218            9.54
                                             =========   ========       =========     =========       =========






Year ended December 31,
  1993:
Premiums

Property casualty                            $  78,329     25,461           2,402        55,272            4.35
                                             ---------   --------       ---------     ---------       ---------

Total                                        $  78,329     25,429           2,402        55,272            4.35
                                             =========   ========       =========     =========       =========

                                  EXHIBIT INDEX

NUMBER ASSIGNED
IN REGULATION
S-K, ITEM 601                          DESCRIPTION OF EXHIBIT


(3)     3.1   Restated Charter (1) (3.1)

        3.2   Bylaws, as amended (3)

(4)     4.1   Specimen Common Stock Certificate (1) (4.1)

(10)   10.1   Tax Allocation Agreement, dated May 1, 1988, by and among
              Midland Financial Group, Inc. and Memphis Fire Insurance Company,
              Midland Risk Services, Inc. and Delta Claims, Inc. (1) (10.2)

       10.2 Expense Allocation Agreement by and among Midland Financial Group, Inc., Midland Risk Insurance Company, Specialty Risk Insurance Company, Midland Risk Services, Inc., Agents Financial Services, Inc., and Delta Claims Service, Inc., dated January 1, 1994. (2) (10.47)

       10.3 Tax Allocation Agreement by and among Midland Financial Group, Inc. and Midland Risk Insurance Company and Specialty Risk Insurance Company, dated January 1, 1994.(2) (10.48)

       10.4 General Agency Agreement, dated July 15, 1991, by and between Midland Risk Services--Louisiana, Inc. and Midland Risk Insurance Company. (1) (10.23)

       10.5 General Agency Agreement, dated September 5, 1991, by and between Midland Risk Services--Arizona, Inc. and Midland Risk Insurance Company as amended. (1) (10.29)

       10.6 General Agency Agreement, dated January 1, 1989, by and between Midland Risk Services, Inc. and Midland Risk Insurance Company.
              (1) (10.30)

       10.7 General Agency Agreement, dated July 2, 1992, by and between Midland Risk Services--Texas, Inc. and Midland Risk Insurance Company as amended. (1) (10.31)

       10.8 General Agency Agreement, dated January 23, 1990, by and between National Specialty Lines, Inc. and Midland Risk Insurance Company as amended. (1) (10.32)

       10.9 General Agency Agreement, dated October 1, 1991, by and between Strickland General Agency, Inc. and Midland Risk Insurance Company as amended. (1) (10.33)

       10.10 General Agency Agreement dated March 1, 1994, by and between Midland Risk Insurance Company, Specialty Risk Insurance Company and Midland Risk Services-Tennessee, Inc. (3)

       10.11 General Agency Agreement dated January 1, 1995, by and between Midland Risk Insurance Company and Arkansas General Agency, Inc.
              (3)

       10.12 Quota Share Reinsurance Contract effective September 30, 1995 by and between Midland Risk Insurance Company, Specialty Risk Insurance Company and Kemper Reinsurance Company. (3)

       10.13 Amended and Restated Loan Agreement between Midland Financial Group, Inc. and SunTrust Bank (f/k/a Third National Bank) in Nashville and related Promissory Note, dated April 13, 1995. (3)

       10.14 First Amendment to Amended and Restated Loan Agreement between Midland Financial Group, Inc. and SunTrust Bank, Nashville, National Association (f/k/a Third National Bank), and related First Amendment to Amended and Restated Promissory Note, dated March 1, 1996. (3)

       10.15 Stock Pledge Agreement between Midland Financial Group, Inc. and SunTrust Bank (f/k/a Third National Bank) in Nashville, dated April 13, 1995. (3)

       10.16 Stock Pledge Agreement between Midland Risk Insurance Company and SunTrust Bank (f/k/a Third National Bank) in Nashville, dated December 27, 1993. (3)

       10.17 Amended and Restated Stock Pledge Agreement between Midland Risk Services, Inc. and SunTrust Bank (f/k/a Third National Bank) in Nashville, dated April 13, 1995. (3)

       10.18 Amended and Restated Stock Pledge Agreement between Agents Financial Services- Tennessee, Inc. and SunTrust Bank (f/k/a Third National Bank) in Nashville, dated April 13, 1995. (3)

       10.19 Amended and Restated Stock Pledge Agreement between Midland Risk Services-Louisiana, Inc. and SunTrust Bank (f/k/a Third National
              Bank) in Nashville, dated April 13, 1995. (3)

       10.20 Acknowledgement and Consent of Pledgors in favor of SunTrust Bank, Nashville, National Association (f/k/a Third National Bank) related to First Amendment to Amended and Restated Loan Agreement and First Amendment to Amended and Restated Promissory Note dated March 1, 1996. (3)

       10.21 Lease Agreement, as amended, dated September 9, 1991, between Weston Management Company and Midland Financial Group, Inc. (1) (10.7)

       10.22 Modifications and Ratifications of Lease between Weston Management Company as manager for Metropolitan Life Insurance Company and Midland Financial Group, Inc., dated June 1, 1994 and November 4, 1994. (2) (10.44)

       10.23 Lease Agreement dated May 17, 1995, by and between Boyle Investment Company and Midland Financial Group, Inc. (3)

       MANAGEMENT CONTRACTS, COMPENSATORY PLANS OR ARRANGEMENTS, ETC.

       10.24 Form of Warrant to Purchase Common Shares issued in connection with an offering of Series A Preferred Stock by the Company. (1) (10.11)

       10.25 Agreement to Issue Stock Warrants, dated November 24, 1992 by and among Michael A. Robinson, MARCo Holdings, L.P., the Company and its Directors. (1) (10.61)

       10.26  1989 Incentive Stock Option Plan, dated April 21, 1981. (1) (10.9)

       10.27  Form of Incentive Stock Option Agreement. (1) (10.10)

       10.28 Midland Companies' Employee Savings Plan and Trust Summary Plan Description effective January 1, 1991. (1) (10.12)

       10.29 Form of Employment Agreement between Midland Financial Group, Inc. and Joseph W. McLeary. (3)

       10.30 Form of Employment Agreement between Midland Financial Group, Inc. and Philip R. Zanone. (3)

       10.31 Form of Employment Agreement between Midland Financial Group, Inc. and Charles Henry Gray, III. (3)

       10.32 Form of Employment Agreement between Midland Financial Group, Inc. and James E. Farmer. (3)

       10.33 Form of Employment Agreement between Midland Financial Group, Inc. and Elena Barham. (3)

       10.34  1992 Long-Term Incentive Plan. (1) (10.58)

       10.35  Form of Incentive Stock Option Agreement. (1) (10.59)

       10.36  Form of Non-Qualified Option Agreement. (1) (10.60)

       10.37 Midland Companies Director and Executive Cash or Deferred Compensation Plan, dated April 1, 1994. (2) (10.74)

(11)   11.1   Statement re Computation of Per Share Earnings.

(21)   21.1   Subsidiaries of Registrant

(23)   23.1   Consent of KPMG Peat Marwick LLP

(28)   28.1   Schedule P-Analysis of Losses and Loss Expenses from the Annual
              Statement for the year 1995 of Midland Risk Insurance Company and
              Subsidiary. (3)

------------

(1) Incorporated by reference from the Exhibits to the Form S-1 Registration Statement No. 33-53360 of registrant, effective December 10, 1992. (Exhibit number in Form S-1 is set forth in italics)

(2) Incorporated by reference from the Exhibits to Annual Report on Form 10-K for the year ended December 31, 1994. (Exhibit number, if different in 1994 10-K, is set forth in italics).

(3) Filed with Annual Report on Form 10-K for the year ended December 31, 1995, originally filed with the commission on March 1, 1996.

                                                                    EXHIBIT 11.1

                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                        Year Ended December 31,
                                                                        -----------------------
                                                                  1995            1994               1993
                                                               ---------       ---------          ---------
Primary:
  Average Shares outstanding                                       5,369           5,322              5,118
  Net effect of dilutive stock options and
     warrants - based on the treasury stock
     method using average market price                              --               156                188
                                                               ---------       ---------          ---------
           Common and common equivalent shares                     5,369           5,478              5,306
                                                               =========       =========          =========

  Net income                                                     (10,071)      $   7,925          $   7,068
  Plus (less):
   Preferred stock dividend                                         --              --                 --
   Accretion of discount on preferred stock                         --              --                 --
   Redemption premium on preferred stock                            --              --                 --
   Assumed interest based on modified
      treasury method                                               --              --                 --
                                                               ---------       ---------          ---------

            Adjusted net income applicable to                  $ (10,071)      $   7,925          $   7,068
             common and common equivalent                      =========       =========          =========
                shares


 Fully diluted:

   Average shares outstanding                                      5,369           5,322              5,118
   Net effect of dilutive stock options and
       warrants - based on the treasury stock
       method using average market price                            --               155                174
                                                               ---------       ---------          ---------

             Common and common equivalents shares                  5,369           5,477              5,292
                                                               =========       =========          =========


  Net income (loss)                                            $ (10,071)      $   7,925          $   7,068
                                                               =========       =========          =========



Per share amount:

Primary:

     Net income                                                    (1.88)           1.45               1.34
Fully diluted:
     Net income                                                    (1.88)           1.45               1.34

                                                                    EXHIBIT 21.1

                          MIDLAND FINANCIAL GROUP, INC.
                              LIST OF SUBSIDIARIES
                                DECEMBER 31, 1995

Midland Financial Group, Inc. (TN)

Midland Risk Insurance Company (TN)

Specialty Risk Insurance Company (TN)

Agents Financial Services - Tennessee, Inc.

Midland Financial Services, Inc. (LA)

Midland Financial Services - California, Inc.

Midland Financial Services - Texas, Inc.

Agents Financial Services - Arizona, Inc.

Agents Financial Services - Pacific N.W., Inc. (Oregon)

Agents Financial Services - Illinois, Inc.

Delta Claims Services, Inc. (TN)

Midland Risk Services, Inc. (TN)

Midland Risk Services of Louisiana, Inc.

Midland Risk Services - Arizona, Inc.

Midland Risk Services - Texas, Inc.

Midland Risk Insurance Services - California, Inc.

Midland Risk Services - Illinois, Inc.

Midland Risk Services - Pacific N.W., Inc. (Oregon)

Midland Risk Services-Tennessee, Inc.

AutoSurance of America, Inc. (TN)

Midland Risk Services - Nevada, Inc.

Midland Surety Group, L.L.C. (TN)

                                                                    EXHIBIT 23.1



                              ACCOUNTANTS' CONSENT

The Board of Directors
Midland Financial Group, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 for the 1992 Long-Term Incentive Plan and the Registration Statement on Form S-8 for the 1989 Incentive Stock Option Plan of Midland Financial Group, Inc. of our report dated March 22, 1996, except as to note 12, which is dated May 31, 1996, relating to the consolidated balance sheets of Midland Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income (loss), changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 annual report on Form 10-K/A of Midland Financial Group, Inc.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, in 1994.



                                                 KPMG Peat Marwick LLP

Memphis, Tennessee
January 13, 1997

                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.
                                    20549
                                 Form 10-Q/A2



             Quarterly Report Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934

For the quarter ended                             Commission file number 0-20754
September 30, 1996

                        MIDLAND FINANCIAL GROUP, INC.
                  (Exact name of registrant as specified in its charter)

Tennessee                                   62-1104818
(State of Incorporation)                    (I.R.S. Employer Identification No.)



825 Crossover Lane, Suite 112
Memphis, Tennessee                          38117
(address of principal executive offices)    (Zip Code)




Registrants telephone number including area code: (901) 680-9100




Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   X    Yes          No
                                          ------      ------


As of November 13, 1996 there were 5,550,198 shares of Common Stock outstanding.

                                    Part I

Item 1.  Financial Statements

                        MIDLAND FINANCIAL GROUP, INC.
                           CONSOLIDATED CONDENSED
                               BALANCE SHEETS
                               (in thousands)


                                             (Unaudited)
           ASSETS                           September 30,    December 31,
                                                1996             1995
                                            -------------    ------------
Cash and short term investments               $  1,014         $ 12,479
Investments held for resale                    151,652          162,324
                                              --------         --------
                                               152,666          174,803


Agent and direct bill receivables               32,372           39,741
Finance contracts receivable                       227              365
Reinsurance recoverable                         37,059           17,819
Prepaid reinsurance premium                     30,690           21,207
Accrued interest receivable                      2,073            2,296
Deferred policy acq. costs                       8,420            9,617
Furniture, equip, fixtures, net                  3,562            3,398
Intangibles, net                                 2,621              571
Notes receivable                                 2,432            2,158
Subsidiary investments                             324              293
Income taxes recoverable                         8,589            9,227
Other assets                                     4,209            2,036
                                              --------         --------
Total Assets                                  $285,244         $283,531
                                              ========         ========

           LIABILITIES

Unpaid losses and loss adjustment expense     $115,235         $104,516
Unearned premiums and fees                      74,502           82,473
Due to reinsurers                               18,951            7,946
Notes payable                                   23,000           27,000
Accrued premium taxes and other expenses         6,634           12,751
                                              --------         --------
Total Liabilities                              238,322          234,686
                                              --------         --------

           EQUITY

Common stock                                    41,623           39,420
Additional paid-in capital                       1,887            1,887
Retained earnings                                3,308            5,796
Unrealized appreciation on equity securities       104            1,742
                                              --------         --------
Total Equity                                    46,922           48,845
                                              --------         --------

Total Liabilities and Equity                  $285,244         $283,531
                                              ========         ========

                        MIDLAND FINANCIAL GROUP, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                   (In thousands except per share amounts)
                                 (Unaudited)



                                                        Three Months Ended              Nine Months Ended
                                                           September 30,                  September 30,
                                                           -------------                  -------------
                                                       1996            1995            1996            1995
                                                       ----            ----            ----            ----
                                                   (as restated)
Gross premiums written                               $ 42,907         $57,761        $146,668        $164,420
                                                     --------         -------        --------        --------
Net premiums written                                 $ 14,049         $34,327        $ 90,494        $138,408
                                                     --------         -------        --------        --------
 Income:
   Premiums earned                                   $ 29,919         $48,983        $107,948        $132,848
   Policy fees                                          2,618           2,998           8,948           7,755
   Investment income                                    2,317           2,998           6,811           7,815
   Net realized investment gains (losses)                 (84)            302             363             308
   Other income                                            17              40              57             156
                                                     --------         -------        --------        --------
                                                       34,787          55,321         124,127         148,882
                                                     --------         -------        --------        --------

Expenses:

   Losses & loss adjustment exp.                       29,257          46,421          97,297         108,381
   Policy acquisition costs                             7,166          15,134          26,116          36,156
   Operating expenses                                   1,387           2,388           4,771           4,973
   Interest                                               527             576           1,738           1,356
   Amort. of intangible assets                            290              35             364             103
                                                     --------         -------        --------        --------
                                                       38,627          64,554         130,286         150,969
                                                     --------         -------        --------        --------
Income (loss) before provision for
   income taxes and equity interest                    (3,840)         (9,233)         (6,159)         (2,087)
Income tax provision (benefit)                         (2,088)         (3,585)         (3,662)         (1,966)
                                                     --------         -------        --------        --------

Income (loss) before equity interests                  (1,752)         (5,648)         (2,497)           (121)
Equity interests                                           25             (75)             10            (199)
                                                     --------         -------        --------        --------

Net income (loss)                                    $ (1,727)        $(5,723)       $ (2,487)       $   (320)
                                                     --------         -------        --------        --------
Net income (loss) per common share                   $   (.31)        $ (1.05)       $   (.45)       $   (.06)
                                                     ========         =======        ========        ========
Weighted average common shares                          5,547           5,471           5,547           5,458
       outstanding                                   ========         =======        ========        ========


                         MIDLAND FINANCIAL GROUP, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (Unaudited)


                                                      Three Months Ended           Nine Months Ended
                                                         September 30,                September 30,
                                                      ------------------           -----------------
                                                     1996            1995         1996          1995
                                                     ----            ----         ----          ----
Net cash flows from operating activities          $ (6,204)        $  9,289     $(15,807)      $ 30,674
                                                  --------         --------     --------       --------

Cash flows investing activities:
  Sales of investments                              31,808           16,462       69,442         18,050
  Purchase of investments                          (20,864)         (22,210)     (61,949)       (39,873)
  Other                                                194             (631)         528           (952)
                                                  --------         --------     --------       --------
     Net cash used by investing activities          11,138           (6,379)       8,021        (22,775)


Cash flows from financing activities:
  Exercise of warrants and options                     -0-               -0-         -0-            153
   Bank credit facility transactions                (3,000)          (1,000)      (4,000)       (12,000)
   Other                                               889             (269)         321         (1,134)
                                                  --------         --------     --------       --------
   Net cash provided (used) by                      (2,111)          (1,269)      (3,679)       (12,981)
                                                  --------         --------     --------       --------
   financing activity and options


Cash, beginning of period                           (1,809)          22,473       12,479         29,196
                                                  --------         --------     --------       --------
Cash, end of period                               $  1,014         $ 24,114     $  1,014       $ 24,114
                                                  ========         ========     ========       ========

                         MIDLAND FINANCIAL GROUP, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)


1. The accompanying unaudited consolidated financial statements have been prepared in accordance with the accounting policies in effect as of December 31, 1995, as set forth in the annual consolidated financial statements of Midland Financial Group, Inc. (the "Company"), of such date. In the opinion of Management, all adjustments necessary for a fair presentation of the consolidated financial statements have been included. Certain 1995 amounts have been reclassified to conform with the 1996 presentation. The results of operations for the three-month and nine-month periods ended September 30, 1996, are not necessarily indicative of the results to be expected for the full year.

     The computations of earnings per share are based upon the weighted average number of common shares outstanding each period adjusted for the assumed exercise of outstanding dilutive stock options using the treasury stock method.

2.   Subsequent Events

     On November 6, 1996, the Company entered an Agreement and Plan of Merger with The Progressive Corporation ("Progressive") Under the agreement, Progressive will acquire all of the Company's outstanding stock at a price of $9.00 per share in cash. The transaction is expected to be completed during the first quarter of 1997, subject to regulatory approval.

     In January 1997, the Company determined that its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996, should be amended to reflect the inadvertent omission of certain loss data from the actuarial analysis performed as of March 31, and June 30, 1996, aggregating $3.3 million of incurred commercial automobile liability losses and loss adjustment expenses. The Company had recorded an increase of $6 million to its reserves in its initial report of financial results for the quarter ended September 30, 1996. The accompanying unaudited consolidated financial statements for the quarter ended September 30, 1996, have been revised to reflect a reduction of incurred losses and loss adjustment expenses of $3.3 million, representing the total which now has been included in the quarter ended March 31, 1996 and the six months ended June 30, 1996. Results for the nine months ended September 30, 1996, are unchanged. The effect of this restatement on net income and per share amounts for each of the three quarters ended March 31, June 30, and September 30, 1996, as previously reported is:


                                                        1996 Quarter ended
                                            -----------------------------------------
                                            March 31       June 30       September 30
                                            --------       -------       ------------
                                                           (000's)
     Net income as previously reported      $   528        $ 890           $(3,905)
     Adjustment                              (2,178)         -0-             2,178
                                            -------        -----           -------
     Net income as adjusted                 $(1,650)       $ 890           $(1,727)
                                            -------        -----           -------
         Per share amounts:
     Net income as previously reported      $   .10        $ .16           $  (.70)
     Adjustment                                (.39)         .00               .39
                                            -------        -----           -------
     Net income as adjusted                 $  (.29)       $ .16           $  (.31)
                                            -------        -----           -------

     At September 30, 1996, the Company was in default of certain financial covenants under its bank credit facility. The lender has requested to be paid in full at March 31, 1997. Due to the current dividend restrictions on the Company's insurance subsidiaries, the Company will be unable to meet its 1997 debt service requirements without receiving special regulatory approval to dividend capital out of its insurance subsidiaries to the Company. Management anticipates that the Progressive transaction will be consummated and the debt paid prior to March 31, 1997.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

      Management's Discussion and Analysis of Financial Condition and Results of Operations as of September 30, 1996, has been revised to reflect the effect of the restatement discussed in Note 2 to the accompanying unaudited consolidated financial statements.

Changes in Financial Condition September 30, 1996 compared to December 31,
1995.

      The operating cash requirements of the Company primarily relate to the payment of claims, policy acquisition costs and operating expenses. Due to the nature of risks the Company insures, the Company's liabilities can be estimated. The liabilities generally develop and are resolved over a period of less than three years. Therefore, the Company generally has a predictable schedule of cash needs. The Company manages its investment activities to maintain adequate liquidity for operating purposes and to protect its policyholders and stockholders (i.e., "matching" of liquidity and cash requirements). The Company generally invests in investment grade securities and has a policy of not acquiring real estate investments. Historically, the Company has not experienced any "mismatches" related to liquidity management and none are anticipated.

      The Company's objective is to maintain a premiums-to-surplus ratio within the industry standard maximum of 3:1. For the quarter and nine months ended September 30, 1996, the premiums-to-surplus ratios were 1.0:1 and 2.2:1, respectively, compared to 1.9:1 and for 2.6:1 the same periods of 1995.

      The Company's permanent credit facility was increased to $30 million in December 1994, with the increase being utilized to expand underwriting capacity during 1995. At September 30, 1995, the Company defaulted on certain financial covenants contained in the related loan agreement.
      This default was not cured prior to December 31, 1995. The loan agreement was amended, including revised financial covenants, effective March 1, 1996. The Company was not in compliance with certain revised financial covenants at September 30, 1996. The Company anticipates full payment of the credit facility balance and termination of the facility in connection with the closing of the Progressive acquisition transaction.

Results of Operations for the quarter, as restated, and nine-months ended September 30, 1996, compared to the quarter and nine-months ended
September 30, 1995.

      The following discussion has been revised to describe more fully the status of the Company's commercial automobile programs and certain strategic changes made by the Company during the third quarter of 1996.

      Gross premiums written for the quarter and nine-months ended September 30, 1996, were 26% and 11% less, respectively, than for the same periods of 1995 due to deliberate changes made in underwriting guidelines and elimination of certain of the Company's programs. This is in line with management's stated goals for 1996.

      Net premiums written for the quarter and nine-months ended September 30, 1996, were 59% and 35% less, respectively, than the same periods of the prior year due to the personal auto 30% quota share reinsurance in-force in the first half of 1996 and not in the same period of 1995. In addition, the Company entered into a new reinsurance agreement effective July 1, 1996, whereby the Company's net retention of in-force, new and renewal commercial business has been ceded, thus, effectively eliminating the Company from the commercial market.

      Earned premiums decreased for the quarter and nine-months ended September 30, 1996, compared to those same periods of 1995 due to the decrease in premiums written.

      Fee income for the quarter compared to the same period of 1995 was lower due to decreased premium volume. In contrast, fee income for the nine-months ended September 30, 1996, was higher than for the same periods of 1995 due to increases in amounts of fees charged in certain programs and due to a larger percentage of the Company's in-force business being direct billed during the period. Direct bill programs complement policy fees with installment billing fees. The installment fees track in-force premium more directly than premiums written. In-force premium has declined at a slower pace than the decline in premium written, thus, installment fee income has increased during 1996 and has offset the reduction in policy fees, which bear a direct relationship to premium written.

      Investment income decreased for the quarter and nine months ended September 30, 1996, compared to the same periods of 1995 due to lower invested assets for the periods.

      Policy acquisition costs for the quarter and first nine months ended September 30, 1996, decreased compared to the same periods of 1995 due to the decrease in premium and the effects of ceding commission income. The expense ratio for the quarter and first nine months of 1996 were to 24.7% and 23.4% compared to 30.0% and 26.0% for the year earlier periods, respectively.

      Losses for the quarter ended September 30, 1996, were lower than losses for the same period of 1995 due to the personal auto cession of 30% during 1996 and the 100% cession of commercial business for losses occurring subsequent to June 30, 1996. The loss ratio, however, increased to 97.8% from 94.8% for the quarters ended September 30, 1996, and 1995, respectively, and up from 83.6% at June 30, 1996, due to the continued effects of the in-force policies from unprofitable personal automobile programs written in 1995 and due to loss development on discontinued commercial automobile programs. The loss ratio for the first nine months of 1996 was 90.1% compared to 81.6% for the same period of 1995 due to the effects of the same.

      As previously disclosed, the Company eliminated its full coverage personal automobile program in California and tightened controls over full coverage in Arizona in late 1995 after experiencing significant increases in premium volume and a deterioration in results from these programs. A number of the policies written in these programs remained in force into 1996 with expiration dates through October 31, 1996. The Company's loss ratio continued to show the negative effects of these policies through September 30, 1996.

      Also, as the Company previously disclosed, it eliminated certain of its commercial automobile programs in Texas and Illinois in 1995 and early 1996. The Company began writing commercial programs through its Texas office in 1992, offering commercial automobile coverage (garage, business auto, and local/intermediate radius truck), and commercial general liability (monoline). The commercial programs were expanded to Illinois in 1993, and Mississippi, Louisiana and Arkansas from 1992 through 1995, offering primarily commercial automobile coverages for short to intermediate-haul truck and small garage operators. In addition, the Company began to offer general liability coverages to pest control operators in 1995. Through its commercial programs, the Company offered various loss limits, including up to $1 million per occurrence on certain risks, but it limited its net exposure to lower limits ($250,000 to $375,000 in various years) through the use of various "Excess of Loss" reinsurance agreements. All these expansion programs except Illinois were managed from the Company's Texas and Louisiana offices, including the claims-handling, which was performed by a staff of in-house adjusters, substantially in Texas. In 1994, the results on the Illinois trucking business deteriorated, ultimately causing the Company to close its Illinois office in 1995 and to cease to offer commercial coverages in Illinois.

      As the commercial marketplace became more price-competitive in 1995, the Company began to experience an adverse trend in some of its Texas truck programs, primarily related to logging risks it had written. Management made a decision to cease offering this product in late 1995. Also in late 1995, due to the adverse development indicated in the reserves for certain commercial losses and loss adjustment expenses and due to the changes being made related to the commercial programs, the Company made a decision to consolidate the underwriting of all the Company's commercial programs into the Texas office and to terminate the relationships with certain of its commercial agents effective in 1996.

      In early 1996, management retained a highly seasoned external commercial claims specialist to work as a full-time staff claims consultant to reevaluate outstanding case reserves and analyze the claims-handling procedures employed by the Company's staff claims adjusters. During the second and third quarters, as a result of the recommendation of this staff claims consultant, the Company terminated the engagement of approximately 20 external defense attorneys, who were assisting the Company in handling certain claims. The staff claims consultant believed litigation by external defense attorneys had resulted in claims remaining open for longer periods of time at higher ultimate settlement costs. He reviewed and reevaluated the reserves on the related files during the second and third quarters, considering facts and circumstances known through the date of his review, and recommended a number of reserve increases to provide for the anticipated increases in ultimate settlement costs as compared to the carried reserves. He also recommended that the Company adopt a more aggressive approach to settling commercial claims, which the Company did. This resulted in a significant increase in file closures, and in incurred and paid loss transactions during the third quarter.

      Also, during the third quarter of 1996, certain other key events took place. On July 17, 1996, the President and Chief Operating Officer of the Company was killed in the crash of TWA Flight 800. In late July, the Company and Danielson Holding Corporation terminated their merger plans.

      Due to the death of its President, who was instrumental in the development and expansion of the commercial programs, and due to the recent adverse trends in certain of those programs, management made a strategic decision to cease to retain risk on and ultimately cease to offer any commercial products and to concentrate solely on personal automobile products in the future. Management began to negotiate with a number of reinsurers to attempt to locate a carrier to assume 100% of its net retention on its commercial programs for approximately one year, thereby providing continuing coverage for its insureds and allowing sufficient time for a replacement issuing carrier to be located. These negotiations were held during the third quarter of 1996 and were completed in October 1996, but the agreement reached provided that the assuming carrier would assume 100% of the Company's unearned premiums as of June 30, 1996, and all losses occurring thereafter on all its commercial programs.

      To obtain additional assurance that it was taking the proper steps to evaluate and control the losses on its commercial programs, the Company requested the assistance of staff commercial claims auditors from its personal auto quota-share reinsurer, which is also a major writer of commercial business nationwide, to review its procedures and the steps it had taken during the second and third quarters. This review resulted in those auditors concurring with the conclusions reached and the steps recommended and/or taken by the staff claims consultant in Texas.

      In preparing his analysis of September 30, 1996 reserves, the Company's Chief Actuary isolated the development and emergence patterns he had anticipated for the third quarter, which is a normal part of the loss reserve review and estimation process. When these anticipated results were compared to the actual patterns experienced during the quarter, the actual incurred emergence on case incurred losses exceeded his estimate by $1.3 million, or 42%, largely due to the steps taken in conjunction with strategic and procedural changes made during the quarter. The unaudited consolidated financial statements, as restated, reflect the Chief Actuary's recommendation that the Company record an increase of $2.7 million in its loss and loss adjustment expense reserves as of September 30, 1996.

      During 1995, the Company utilized catastrophe insurance futures and options to help manage the Company's risk from catastrophic losses. All contracts open at December 31, 1995 were closed in 1996 and the Company has not utilized this program in 1996.

      Liquidity and Capital Resources

      As a result of the net loss for the quarter ended September 30, 1996, the Company is in default of certain financial convenants under its bank credit facility. The lender has requested to be paid in full at March 31, 1997. Due to the current dividend restrictions on the Company's insurance subsidiaries, the Company will be unable to meet its 1997 debt service requirements without receiving special regulatory approval to dividend capital out of its insurance subsidiaries to the Company. Management anticipates that the Progressive transaction described in Note 2 will be consummated and the debt paid prior to March 31, 1997.

                                   PART II

Item 1.  Legal Proceedings

      In August 1994, the Company and three of its wholly-owned subsidiaries were named in a civil lawsuit on behalf of two Chapter 13 debtors and as putative representatives of a plaintiffs' class challenging the validity of the Chapter 13 automobile insurance program in Alabama. The plaintiffs sought certification of a class, a declaration that the insurance policies violate Alabama statutes, a permanent injunction against further implementation of the Chapter 13 automobile insurance program in Alabama, and reimbursement of premiums received by the Company under the Chapter 13 automobile program in Alabama. The Company and its subsidiaries denied the material allegations of the complaint and were awarded Dismissal by Summary Judgment in August 1995. The plaintiff's filed a motion for reconsideration, which was denied in October 1995.
      The plaintiffs have appealed this determined and no decision has been rendered to date. The lawsuit was filed in the United States District Court for the Northern District of Alabama, Western Division, and is presently pending in the United States Court of Appeals, Eleventh Circuit.

      In May 1995, the Company, one of its officers and one of its subsidiaries were named in a wrongful termination lawsuit by a former employee. This lawsuit is pending in the State of Illinois Circuit Court, Seventh Judicial Circuit. The matter is in the discovery stages. Management of the Company also believes that it had valid cause for the dismissal of this employee and presently intends to vigorously defend the case. Management of the Company also believes that the resolution of this matter will not have a material impact on the Company's operations.

Item 2.  Changes in Securities.

      There were no changes in securities.

Item 3.  Default by the Company upon its Senior Securities.

      The Company has no senior securities.

Item 4.  Submission of Matters to a Vote by Security Holders.

      There were no matters submitted to a vote by security holders.

Item 5.  Other Information.

Item 6a.
      Exhibits and Reports in Form 8-K.

a)    Exhibits required by item 601 of Regulations S-K.
      11.1 Statement Regarding Computation of Net Income Per share. 27 Financial Data Schedule (SEC use only)

b)    Reports on Form 8-K.
      The Company did not file a report on Form 8-K during the quarter ended September 30, 1996.

                                  Signatures



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          Midland Financial Group, Inc.
                                                  (Registrant)




February 3, 1997                           /s/ Joseph W. McLeary
                                           ---------------------------------
                                           By: Joseph W. McLeary
                                           Chairman and CEO



February 3, 1997                           /s/ Elena Barham
                                           ---------------------------------
                                           By: Elena Barham
                                           Senior Vice-President and
                                           Chief Financial Officer

                                                                    EXHIBIT 11.1



                MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (In thousands except per share amounts)


                                                     Three Months Ended          Nine Months Ended
                                                        September 30,              September 30,
                                                      1996         1995          1996         1995
                                                      ----         ----          ----         ----
                                                  (as restated)
Primary:
  Average Shares outstanding                           5,547       5,386         5,547        5,364
  Net effect of dilutive stock options and
    warrants - based on the treasury stock
    method using average market price                    -0-          85           -0-           94
                                                    --------     -------       -------       ------
       Common and common equivalent shares          $  5,547     $ 5,471       $ 5,547       $5,458
                                                    ========     =======       =======       ======

Net income (loss)                                   $ (1,727)    $(5,723)      $(2,487)      $ (320)
                                                    ========     =======       =======       ======

Fully diluted:
  Average share outstanding                            5,547       5,386         5,547        5,364
  Net effect of dilutive stock options and
    warrants - based on the treasury stock
    method using average market price                    -0-          85           -0-           94
                                                    --------     -------       -------       ------
        Common and common equivalent shares            5,547       5,471         5,547        5,458
                                                    ========     =======       =======       ======

Net income (loss)                                   $ (1,727)    $(5,723)      $(2,487)      $ (320)
                                                    ========     =======       =======       ======

Per share amount:
  Primary:                                          $   (.31)    $ (1.05)      $  (.45)      $ (.06)
                                                    ========     =======       =======       ======
  Fully diluted:                                    $   (.31)    $ (1.05)      $  (.45)      $ (.06)
                                                    ========     =======       =======       ======